EXHIBIT 10.9

EXECUTION VERSION

SEVENTH AMENDMENT TO THE

RECEIVABLES PURCHASE AGREEMENT

This SEVENTH AMENDMENT TO THE RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of October 16, 2023, is entered into by and among the following parties:

(i)	NCR RECEIVABLES LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);

(ii)	NCR CANADA RECEIVABLES LP, a limited partnership formed under the laws of the Province of Ontario, Canada, as Canadian Guarantor (the “Canadian Guarantor”);

(iii)

NCR VOYIX CORPORATION (formerly known as NCR Corporation), a Maryland corporation, as an initial Servicer (in such capacity, the “U.S. Servicer”) and as the Performance Guarantor (in such capacity, the “Performance Guarantor”);

(iv)

NCR CANADA CORP., an unlimited company formed under the laws of the Province of Nova Scotia, Canada (the “Canadian Servicer”, together with the U.S. Servicer, collectively, the “Servicers”, and each a “Servicer”), as an initial Servicer;

(v)	MUFG BANK, LTD. (f/k/a The Bank of Tokyo Mitsubishi UFJ, Ltd., New York Branch) (“MUFG”), as a Committed Purchaser and as a Group Agent;

(vi)	VICTORY RECEIVABLES CORPORATION, as a Conduit Purchaser;

(vii)	PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Committed Purchaser, as a Group Agent and as the Administrative Agent (in such capacity, the “Administrative Agent”); and

(viii)	PNC CAPITAL MARKETS LLC, as Structuring Agent.

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Purchase Agreement described below.

BACKGROUND

1. The parties hereto have entered into a Receivables Purchase Agreement, dated as of September 30, 2021 (as amended by the First Amendment thereto, dated as of August 22, 2022, the Second Amendment thereto, dated as of September 20, 2022, the Third Amendment thereto, dated as of December 27, 2022, the Fourth Amendment thereto, dated as of August 7, 2023, the Fifth Amendment thereto, dated as of September 1, 2023 and the Sixth Amendment thereto, dated as of September 27, 2023; and as further amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Receivables Purchase Agreement”).

2. Concurrently herewith, (i) the U.S. Servicer, the U.S. Originators, the Seller, each Group Agent, each Purchaser and the Administrative Agent are entering into that certain First Amendment to the Amended and Restated Purchase and Sale Agreement, dated as of the date hereof, (ii) Cardtronics USA, Inc., as an assignee, ATM National, LLC, as an assignee, the Seller, as assignor, the Administrative Agent and each Purchaser are entering into that certain Assignment Agreement, dated as of the date hereof, (iii) the Canadian Guarantor, the Canadian Servicer, Cardtronics Canada Holdings Inc. (“Cardtronics”), each Group Agent and the Administrative Agent are entering into that certain Release Under Canadian Purchase and Sale Agreement, dated as of the date hereof and (iv) the Canadian Guarantor, as assignor, Cardtronics, as assignee, each Purchaser and the Administrative Agent are entering into that certain Assignment Agreement (Canada), dated as of the date hereof.

3. The parties hereto desire to amend the Existing Receivables Purchase Agreement as set forth herein (as so amended, the “Receivables Purchase Agreement”).

NOW, THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1. Amendments to the Existing Receivables Purchase Agreement. The Existing Receivables Purchase Agreement is hereby amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth on Exhibit A attached hereto.

SECTION 2. Representations and Warranties of the Seller, Canadian Guarantor and Servicers. The Seller, the Canadian Guarantor and each of the Servicers hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a) Representations and Warranties. The representations and warranties made by it in Section 6.01 or Section 6.02, as applicable, of the Receivables Purchase Agreement are true and correct on and as of the date hereof unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(b) Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Amendment, the Receivables Purchase Agreement and the other Transaction Documents to which it is a party and (B) perform its obligations under this Amendment, the Receivables Purchase Agreement and the other Transaction Documents to which it is a party and (ii) the execution, delivery and performance of, and the consummation of the transactions provided for in, this Amendment, the Receivables Purchase Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary limited liability company action, limited partnership action, unlimited company action or corporate action, as applicable.

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(c) Binding Obligations. This Amendment, the Receivables Purchase Agreement and each of the other Transaction Documents to which it is a party constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d) No Termination Event. No Termination Event or Unmatured Termination Event has occurred and is continuing, and no Termination Event or Unmatured Termination Event would result from this Amendment.

SECTION 3. Effect of Amendment; Ratification. All provisions of the Receivables Purchase Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Purchase Agreement (or in any other Transaction Document) to “this Receivables Purchase Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Purchase Agreement shall be deemed to be references to the Receivables Purchase Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Purchase Agreement other than as set forth herein. The Receivables Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof, when the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, UCC filings, PPSA filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit B hereto, in each case, in form and substance acceptable to the Administrative Agent.

SECTION 5. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Purchase Agreement.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 8. GOVERNING LAW AND JURISDICTION.

(a) THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT

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WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

(b) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE SELLER, THE CANADIAN GUARANTOR AND EACH OF THE SERVICERS, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE SELLER, THE SERVICERS OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER, THE CANADIAN GUARANTOR OR THE SERVICERS OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE SELLER, THE CANADIAN GUARANTOR AND THE SERVICERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Purchase Agreement or any provision hereof or thereof.

SECTION 10. Reaffirmation of Receivables Purchase Agreement. After giving effect to this Amendment and each of the other transactions contemplated hereby, all of the provisions of the Receivables Purchase Agreement shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Receivables Purchase Agreement and acknowledges that the Receivables Purchase Agreement has continued and shall continue in full force and effect in accordance with its terms.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

NCR RECEIVABLES LLC, as the Seller

By:	/s/ Vladimir Samoylenko
Name: Vladimir Samoylenko
Title: President

NCR CANADA RECEIVABLES LP, by its general partner, NCR CANADA RECEIVABLES GP CORP., as Canadian Guarantor

By:	/s/ Vladimir Samoylenko
Name: Vladimir Samoylenko
Title: Director

NCR VOYIX CORPORATION, as a Servicer and as Performance Guarantor

By:	/s/ Vladimir Samoylenko
Name: Vladimir Samoylenko
Title: Assistant Secretary

NCR CANADA CORP., as a Servicer

By:	/s/ Neil Boyd
Name: Neil Boyd
Title: Director

Seventh Amendment to

Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, as a Group Agent and as a Committed Purchaser

By:	/s/ Eric Bruno
Name: Eric Bruno
Title: Senior Vice President

PNC CAPITAL MARKETS LLC, as Structuring Agent

By:	/s/ Eric Bruno
Name: Eric Bruno
Title: Managing Director

Seventh Amendment to

Receivables Purchase Agreement

MUFG BANK, LTD., as a Group Agent and as a Committed Purchaser

By:	/s/ Eric Williams
Name: Eric Williams
Title: Managing Director

VICTORY RECEIVABLES CORPORATION, as a Conduit Purchaser

By:	/s/ Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President

Seventh Amendment to

Receivables Purchase Agreement

Exhibit A

Amendments to Existing Receivables Purchase Agreement

[see attached]

~~Conformed through~~ EXECUTION VERSION

~~First Amendment, dated as of August 20, 2022,~~

~~Second Amendment, dated as of September 20, 2022,~~

~~Third Amendment , dated as of December 27, 2022~~

~~Fourth~~EXHIBIT A to Seventh Amendment, dated as of ~~August 7~~October 16, 2023

~~Fifth Amendment, dated September 1, 2023~~

~~Sixth Amendment, dated September 27, 2023~~

RECEIVABLES PURCHASE AGREEMENT

Dated as of September 30, 2021

by and among

NCR RECEIVABLES LLC,

as Seller,

NCR CANADA RECEIVABLES LP,

as Canadian Guarantor,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers and as Group Agents,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

PNC CAPITAL MARKETS LLC,

as Structuring Agent,

NCR CANADA CORP.,

as a Servicer,

and

NCR VOYIX CORPORATION,

as a Servicer

-i-

(continued)

-ii-

(continued)

EXHIBITS
EXHIBIT A-1	–	Form of Investment Request
EXHIBIT A-2	–	Form of Reduction Notice
EXHIBIT B	–	Form of Assignment and Acceptance Agreement
EXHIBIT C	–	Form of Assumption Agreement
EXHIBIT D	–	Credit and Collection Policy
EXHIBIT E	–	Form of Information Package
EXHIBIT F	–	Form of Compliance Certificate
EXHIBIT G	–	Closing Memorandum

-iii-

(continued)

Page

SCHEDULES
SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Lock-Box Accounts and Lock-Box Banks
SCHEDULE III	–	Notice Addresses
SCHEDULE IV	–	Locations for Chattel Paper and Records

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of September 30, 2021 by and among the following parties:

(i) NCR RECEIVABLES LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);

(ii) NCR CANADA RECEIVABLES LP, a limited partnership formed under the laws of the Province of Ontario, Canada (together with its successors and assigns, the “Limited Partnership”), by its sole general partner NCR CANADA RECEIVABLES GP CORP., a corporation formed under the laws of the Province of Ontario, Canada (together with its successors and assigns, the “Canadian GP”), as a guarantor (the “Canadian Guarantor”; together with the Seller, collectively, the “SPV Entities”, and each an “SPV Entity”);

(iii) the Persons from time to time party hereto as Purchasers and as Group Agents;

(iv) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(v) NCR VOYIX CORPORATION, a Maryland corporation (formerly known as NCR Corporation) (“NCR”), as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “U.S. Servicer”);

(viii) NCR CANADA CORP., an unlimited company formed under the laws of the Province of Nova Scotia, Canada, as an initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Canadian Servicer”; together with the U.S. Servicer, collectively, the “Servicers”, and each a “Servicer”); and

(v) PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

AMENDMENT AND RESTATEMENT

This Agreement amends and restates in its entirety, as of the date hereof, the Receivables Financing Agreement, dated as of November 21, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Prior Agreement”), among the Seller, the U.S. Servicer, various Group Agents and Purchasers party thereto, the Administrative Agent and the Structuring Agent. Notwithstanding the amendment and restatement of the Prior Agreement by this Agreement, (i) the Seller and the U.S. Servicer shall continue to be liable to each of the “Indemnified Parties” for the fees and expenses payable by the Seller and/or the U.S. Servicer, as applicable, which are accrued and unpaid under the Prior Agreement on the date hereof (collectively, the “Prior Agreement Outstanding Amounts”) and all obligations under the Prior Agreement to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement and (ii) the security interest in favor of the Administrative Agent created under the Prior Agreement shall remain in full force and effect as security for the Seller Obligations (as defined herein), including Prior Agreement Outstanding

Amounts. This Agreement does not constitute a novation or replacement of the Prior Agreement, but hereby ratifies and reaffirms the Prior Agreement as amended and restated by this Agreement. Upon the effectiveness of this Agreement, each reference to the Prior Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Prior Agreement.

Concurrently herewith, the Seller is requesting that each Purchaser make a new non-ratable Purchase on the Closing Date such that, after giving effect to such Purchase, the each such Purchaser’s portion of the Aggregate Capital will be equal to its ratable share (based on Commitments) thereof.

PRELIMINARY STATEMENTS

The Seller and Canadian Guarantor have acquired, and will acquire from time to time, Receivables from the Originators pursuant to the applicable Purchase and Sale Agreement. The Seller desires to sell certain of the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time to the Seller, on the terms, and subject to the conditions set forth herein.

In connection with the Investments made hereunder, the parties hereto have requested that the Canadian Guarantor act as a guarantor hereunder and the Canadian Guarantor has agreed to act as a guarantor hereunder.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Net Receivables Pool Balance” means, at any time, the excess of (i) the Net Receivables Pool Balance, over (ii) the Specifically Reserved Maintenance Revenue Amount; provided, however, that so long as the Level 1 Ratings Trigger is not in effect, the Specifically Reserved Maintenance Revenue Amount shall be deemed to be zero for purposes of this definition.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Article X.

“Adverse Claim” means a lien, security interest, hypothec, deemed trust or other charge or encumbrance, or any other type of preferential arrangement; it being understood that none of the foregoing shall constitute an “Adverse Claim” to the extent (i) in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) ~~or~~, (ii) created under or pursuant to, or expressly contemplated to exist and not prohibited by, ~~any~~this Agreement or any other Transaction Document (including ~~the Permitted Revolver Pledge and~~ any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement in favor of any Lock-Box Bank) or (iii) constituting the Permitted Revolver Pledge.

“Affected Person” means each Purchaser Party and each Program Support Provider, the parent or holding company that Controls any Purchaser Party or Program Support Provider, and any of their respective Affiliates that are party to, or entitled to any payment under, the Transaction Documents.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the aggregate outstanding Capital of all Purchasers at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Currency” means Canadian Dollars.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Criminal Code (Canada), the Corruption of Foreign Public Officials Act (Canada) and any similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which any SPV Entity, any Servicer or any of their respective Subsidiaries conduct business.

“Anti-Terrorism Law” means any law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions, and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee, such Committed Purchaser’s Group Agent and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit B hereto.

“Assumption Agreement” has the meaning set forth in Section 13.03(i).

“Attorney Costs” means the reasonable and documented out-of-pocket fees, costs, expenses and disbursements of external counsel.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark (a) is Daily 1M SOFR, one month, and (b) is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining Term SOFR with respect to any Portion of Capital or the length of a yield or interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Yield Period” pursuant to Section 4.07.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Bank Rate” means, for any Portion of Capital funded by any Purchaser on any day at such rate, ~~means~~ an interest rate per annum equal to (a) the ~~LIBOR Rate for such Purchaser~~Benchmark applicable to such Portion of Capital on such day or (b) if the Base Rate is applicable ~~to such Purchaser~~ pursuant to Section 4.04 or 4.07, the Base Rate for such Purchaser on such day; provided, however, that the “Bank Rate” for any day while a Termination ~~Event~~event has occurred and is continuing shall be an interest rate per annum equal to the ~~sum of 2.00% per annum plus the~~ greater of (i) the Benchmark applicable to such Portion of Capital on such day and (ii) the Base Rate for such Purchaser on such day ~~and (ii) the LIBOR Rate for such Purchaser on such day~~.

~~“~~Bankruptcy Code~~” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.~~

“Base Rate” means, for any day and any Purchaser, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the ~~greater~~greatest of:

~~(a) the rate of interest in effect for such day as publicly announced from time to time by the applicable Group Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Group Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and~~

(~~b~~a) 0.50% per annum above the Overnight Bank Funding Rate~~.~~;

(b) the Prime Rate; and

(c) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero.

Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.04(a) or Section 4.04(b), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) above until the circumstances giving rise to such event no longer exist.

“Base Rate Capital” means, at any time, any Portion of Capital for which the Yield Rate is determined by reference to the Base Rate.

“Benchmark” means, initially, the sum of (i) Daily 1M SOFR or, if the Seller has selected Term SOFR with respect to all or any Portion of Capital pursuant to Section 2.03(c), then Term SOFR plus (ii) the SOFR Adjustment; provided that if a Benchmark Transition Event has occurred with respect to any then-available Benchmark, then “Benchmark” shall mean, with respect to such Benchmark, the sum of (a) the applicable Benchmark Replacement, plus (b) the related Benchmark Adjustment, if any, to the extent that such Benchmark Replacement has replaced such Benchmark pursuant to Section 4.07; provided, further, that in the event that any Benchmark as so determined would be less than the Floor, the Benchmark shall be deemed to be equal to the Floor for purposes of this Agreement.

“Benchmark Determination Date” means, with respect to any Yield Period (or for each day in such Yield Period), (i) if the Yield Rate is determined by reference to either Daily 1M SOFR or Daily Simple SOFR, each day in such Yield Period, (ii) if the Yield Rate is determined by reference to Term SOFR, the Periodic Term SOFR Determination Day with respect to such Yield Period or (iv) if the Yield Rate is determined by reference to a Benchmark Replacement, such date or dates set forth in any Conforming Changes for such Benchmark Replacement.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and

(2) the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof), or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or a rate based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 4.07 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 4.07.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Breakage Fee” means (i) for any Yield Period for which Yield is computed by reference to the CP Rate or ~~the Euro Rate~~Term SOFR and a reduction of Capital is made for any reason on any day other than a Settlement Date or pursuant to Section 2.02(d), the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Fee) which would have accrued by the next Settlement Date (or, if earlier, the maturity of the underlying Note) on the portion of Capital so reduced exceeds (B) the income, if any, received by the applicable Purchaser from the investment of the proceeds of such reduction of Capital for a comparable time period or (ii) to the extent that the Seller shall fail to make an investment on the date specified by the Seller in connection with any request for funding pursuant to Article II of this Agreement due to a cancellation by the Seller, any failure by the Seller to accept the related Investment or any failure by the Seller to satisfy any of the conditions set forth in Section 5.02, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Fee) which would have accrued by the next Settlement Date (or, if earlier, the maturity of the underlying Note) on the amounts so failed to be invested or accepted in connection with any such request for funding by the Seller exceeds (B) the income, if any, received by the applicable Purchaser from the investment of the proceeds of such reductions of Capital (or such amounts for which there was a failure to fund). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Purchaser (or applicable Group Agent on its behalf) to the Seller and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day ~~(~~other than a Saturday or Sunday~~)~~ or a legal holiday on which~~: (a)~~ commercial banks are ~~not~~ authorized or required to ~~close~~be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania~~,~~ (or such other city in which the lending office of the Administrative Agent is located); New York City, New York; or Toronto, Ontario~~, Canada and (b) if this definition of “Business Day” is utilized in connection with calculating the LMIR or the Euro Rate, dealings are carried out in the London interbank market~~; provided, that when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“CAD VaR Percentage” means ~~5.5~~5.0%, or such other value-at-risk percentage with respect to CAD designated by the Administrative Agent from time to time upon ten (10) Business Days’ prior notice to the Seller.

“Canadian Collection Account” means each account identified as a “Canadian Account” on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Lock-Box Account in accordance with the terms hereof) (in each case, in the name of the Canadian Guarantor) and maintained at a bank or other financial institution that is, except as contemplated by Section 13.20, acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.

“Canadian Collection Account Bank” means any Lock-Box Bank holding one or more Canadian Collection Accounts.

“Canadian Defined Benefit Plan” means a pension plan registered under the Income Tax Act (Canada), the Pension Benefits Act (Ontario) or any other applicable pension standards legislation which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollar”, “C$” or “CAD” means the lawful currency of Canada.

“Canadian GP” has the meaning set forth in the preamble to this Agreement.

“Canadian Guarantor” has the meaning set forth in the preamble to this Agreement.

“Canadian Guarantor’s Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Canadian Guarantor, dated as of September 29, 2021, between the Canadian GP, as the general partner, and NCR Canada Corp., as the initial limited partner.

“Canadian Lock-Box” means any Lock-Box related to a Canadian Collection Account.

“Canadian Originator” and “Canadian Originators” have the meaning given to the term “Originator” in the Canadian Purchase and Sale Agreement, as the same may be modified from time to time by adding new Canadian Originators or removing Canadian Originators, in each case, with the prior written consent of the Administrative Agent.

“Canadian Purchase and Sale Agreement” means the Canadian Purchase and Sale Agreement, dated as of the Closing Date, among the Canadian Servicer, the Canadian Originators, as sellers, and the Canadian Guarantor, as purchaser, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Canadian Receivable” means each Receivable transferred (or purported to be transferred) to the Canadian Guarantor pursuant to the Canadian Purchase and Sale Agreement from time to time.

“Canadian Sales Taxes” means, collectively, GST, PST and QST and any other value added sales, provincial sales, use, transfer and other similar taxes now or hereafter imposed by any Governmental Authority in Canada and all interest, penalties, addition to tax and any similar liabilities with respect thereto.

“Canadian Servicer” has the meaning set forth in the preamble to this Agreement.

“Capital” means, with respect to any Purchaser, the aggregate principal amount of all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 3.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the sum of (i) the Adjusted Net Receivables Pool Balance at such time plus (ii) the amount of Collections then set aside and being held in trust by any Servicer or segregated in a separate account approved by the Administrative Agent, in either case, pursuant to and in accordance with Section 3.01(a), minus (b) the Total Reserves at such time; provided, however, that for purposes of reporting the Capital Coverage Amount on any Information Package or Investment Request, the Capital Coverage Amount shall be calculated assuming the amount set forth in clause (a)(ii) above is zero.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time exceeds (b) the lesser of (i) the Capital Coverage Amount at such time and (ii) the Facility Limit at such time.

“Cardtronics Canada Joinder” means the Joinder and Amendment Agreement, dated as of September 1, 2023, executed by Cardtronics Canada Holdings Inc., and consented to by the Canadian Guarantor, the Administrative Agent, each Group Agent and NCR Canada Corp., as a Canadian Originator.

“Change in Control” means the occurrence of any of the following:

(a) (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than an employee benefit plan or related trust of NCR or of NCR and any of its Subsidiaries, of Equity Interests in NCR representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in NCR; (ii) persons who were (A) directors of NCR on the date hereof, (B) nominated or approved by the board of directors of NCR, (C) nominated or approved by the board of directors of NCR as director candidates prior to their election to the board of directors of NCR or (D) appointed by directors who were directors of NCR on the date hereof or were nominated or approved as provided in clause (B) or clause (C) above, ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of NCR; or (iii) the occurrence of any “change in control” (or similar event, however denominated) with respect to NCR under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of NCR;

(b) NCR ceases to own, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of each Originator (other than NCR), the Canadian Servicer or the Canadian GP or otherwise ceases to Control any such Originator or the Canadian GP;

(c) NCR ceases to own, directly, 100% of the issued and outstanding Equity Interest of the Seller free and clear of all Adverse Claims; or

(d) the Canadian GP and the Canadian Servicer cease to own, directly, 100% of the issued and outstanding Equity Interests of the Limited Partnership free and clear of all Adverse Claims; or

(e) the Originators cease to own, directly, 100% of the Subordinated Notes free and clear of all Adverse Claims.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;

provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case, to the extent requiring any change to the compliance policies and practices (including relating to capital, liquidity or leverage requirements) of any Affected Person after the date hereof, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charged-Off Receivable” means a Receivable which, consistent with the Credit and Collection Policy, has been or should be written off the applicable Originator’s or the Seller’s books as uncollectible.

“Closing Date” means September 30, 2021.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, any SPV Entity, any Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges and, in the case of any Pool Receivables purchased by the Canadian Guarantor from a Canadian Originator, any amounts received on account of Canadian Sales Taxes), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Pool Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable, (d) if applicable, all recoveries of value added Taxes or sales Taxes (including Canadian Sales Taxes) from any relevant Governmental Authority relating to any Pool Receivable that is a Defaulted Receivable and (e) all other proceeds of such Pool Receivable.

~~“Commingled Excluded Receivables” has the meaning set forth in Section 7.01(h).~~

“Commitment” means, with respect to any Committed Purchaser (including a Related Committed Purchaser), the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 13.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.

“Committed Purchasers” means PNC, MUFG and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Purchaser”.

“Concentration Percentage” means (i) for any Group ~~A~~AA Obligor, ~~25.00~~30.00%, (ii) for any Group ~~B~~A Obligor, ~~12.50~~25.00%, (iii) for any Group ~~C~~B Obligor, ~~8.33~~12.50%, (iv) for any Group C Obligor, 10.00%, (v) for the largest Group D Obligor (by Obligor Percentage), ~~6.00~~8.00%, and (~~v~~vi) for any other Group D Obligor, 5.00%.

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five largest Obligor Percentages of the Group D Obligors, (b) the sum of the three largest Obligor Percentages of the Group C Obligors, (c) the sum of the two largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors; provided, that for purposes of calculating the foregoing each Pool Obligor that is classified as a Group A Obligor, Group B Obligor or Group C Obligor, due to the credit ratings of its parent company or other Affiliate (rather than the credit ratings of such Pool Obligor) shall be aggregated with such parent company or Affiliate (as the case may be) and with each other Pool Obligor classified as a Group A Obligor, Group B Obligor or Group C Obligor due to the credit ratings of such parent company or Affiliate (as the case may be).

“Conduit Purchaser” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser.”

“Conforming Changes” means, with respect to the use or administration of any then-current Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Yield Period,” the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” any similar or analogous definitions (or the addition of similar or analogous concepts), the timing and frequency of determining rates and making payments of interest, the timing of investments, investment requests or prepayment, conversion or continuation notices, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be necessary to reflect the adoption and implementation of any such then-current Benchmark or Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with the historical practices of the parties to this Agreement and/or market practice (or, if the Administrative Agent decides that adoption of any portion of such historical and/or market practice is not administratively feasible or if the Administrative Agent determines that no historical and/or market practice for the administration of such then-current Benchmark or Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” shall mean (a) any SPV Entity, any Servicer, each Originator and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CP Rate” means, for any Conduit Purchaser and for any Yield Period (or portion thereof) for any Portion of Capital, the per annum rate equivalent to the weighted average cost (as determined by the applicable Group Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Conduit Purchaser to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Yield Period (or portion thereof), the applicable Group Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to Conduit Purchasers in respect of Yield for any Yield Period (or portion thereof) with respect to any Portion of Capital funded by such Conduit Purchasers at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Purchasers had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity). Notwithstanding the foregoing, the “CP Rate” for any Conduit Purchaser for any day while a Termination Event has occurred and is continuing shall be an interest rate equal to the greater of (i) 2.00% per annum above the Base Rate for each day during such Yield Period (or portion thereof) and (ii) 2.00% per annum above the “CP Rate” calculated without giving effect to such Termination Event.

“CRA” means the Canada Revenue Agency and its successors.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit D, as modified in accordance with this Agreement.

“Credit Risk Losses” means, with respect to any Pool Receivable and its Related Rights, amounts owed but not received under such Pool Receivable or such Related Rights due to the relative creditworthiness (including willingness to pay) of the related Pool Obligor or other applicable obligor thereunder, but excluding, for the avoidance of doubt, any amounts not received due to any incidental credit risk exposure to parties administering or servicing the collections thereon or due to the fact that such amounts are not owed (whether due to discounts, rebates, returned goods, setoffs, defenses or otherwise).

“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator. Such rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Seller.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for such day (the “SOFR Determination Date”) that is two Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as SOFR is published by the SOFR Administrator on its website, currently at http://www.newyorkfed.org, or any successor source identified by the SOFR Administrator from time to time. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i)

borrowed money, (ii) amounts raised under any bonds, debentures, notes or similar instruments, (iii) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but excluding accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations payable by such Person upon an early termination under any Hedging Agreement or (vi) any guarantee or other obligation that has the economic effect of guaranteeing any such Debt.

“Deemed Collections” means all amounts required to be paid in cash by any Originator to any SPV Entity (whether or not actually paid) pursuant to Section 3.3 of the applicable Purchase and Sale Agreement.

“Defaulted Receivable” means a Pool Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 270 days from the original invoice date for such payment;

(b) that is a Charged-Off Receivable; or

(c) as to which an Insolvency Proceeding shall have occurred with respect to the Pool Obligor thereof.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the month that is nine Fiscal Months before such month.

“Defaulting Purchaser Party” means any Affected Person that (a) has failed to fund any portion of any Investment (whether directly or indirectly) required to be funded by it within two Business Days of the date required to be funded, (b) has notified the Seller or any Purchaser Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations (whether direct or indirect) with respect to any Investment (unless such writing or public statement indicates that such position is based on such Purchaser’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding an Investment cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Purchaser Party made in good faith to provide a certification in writing from an authorized officer of such Affected Person that it will comply with its obligations (and is financially able to meet such obligations) to fund (whether directly or indirectly) prospective Investments, provided that such Affected Person shall cease to be a Defaulting Purchaser Party pursuant to this clause (c) upon such requesting Purchaser Party’s receipt of such certification in form and substance satisfactory to it and the

Administrative Agent or (d) has (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that an Affected Person shall not be a Defaulting Purchaser Party solely by virtue of the ownership or acquisition of any equity interest in that Affected Person or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Affected Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Affected Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Affected Person.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Pool Receivable as to which any payment, or part thereof, remains unpaid for more than 180 days from the original invoice date for such payment.

“Dilution Amount” means, with respect to any Fiscal Month, an amount equal to the aggregate reduction in the Outstanding Balance of all Pool Receivables in such Fiscal Month (without giving effect to the receipt of any Deemed Collections) resulting from: (i) defective, rejected or returned goods or services, (ii) revisions, cancellations, allowances, rebates, credit memos, discounts, warranty payments or other voluntary reductions in the amounts actually owed by the applicable Pool Obligor made by any SPV Entity, any Originator, any Servicer or any of their respective Affiliates (other than as a result of the receipt of Collections), (iii) setoffs, counterclaims or disputes between any Pool Obligor and any SPV Entity, any Originator, any Servicer or their respective Affiliates (whether arising from the transaction giving rise to a Pool Receivable or any unrelated transaction) or (iv) corrections to the reported Outstanding Balance of any Pool Receivable previously included in the Net Receivables Pool Balance in excess of its actual Outstanding Balance as of the date of such inclusion.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the most recent Fiscal Month, by (b) the aggregate amount of Non-Delinquent Receivables in the Receivables Pool as of the last day of such Fiscal Month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the product of (i) 25.00% (or such other percentage reasonably determined by the Administrative Agent, based upon the results of its periodic audits and inspections of any SPV Entity and the Pool Receivables, to provide an estimate of the portion of

Dilution Amounts not attributable to the crediting and rebilling of Pool Receivables) times (ii) the aggregate Dilution Amount with respect to all Pool Receivables for such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the Fiscal Month prior to such Fiscal Month.

“Dilution Reserve Percentage” means, on any day, the product of (a) the sum of (i) 2.25 times the average of the Dilution Ratios for the twelve most recent Fiscal Months, plus (ii) the Dilution Volatility Component, multiplied by (b) the Dilution Horizon Ratio.

“Dilution Volatility Component” means, for any Fiscal Month, (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months, times (b) (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months.

“DSO Reference Pool” means, at any time of determination, the largest pool of Eligible Unbilled Receivables that can be determined by excluding from such pool any Eligible Unbilled Receivables that would be necessary to cause the Days’ Sales Outstanding as calculated with respect to such pool to not exceed the Maximum Term. For the avoidance of doubt, in the event that the Days’ Sales Outstanding as calculated at any time of determination with respect to all of the Eligible Unbilled Receivables in the Receivables Pool does not exceed the Maximum Term, the DSO Reference Pool shall consist of all of the Eligible Unbilled Receivables in the Receivables Pool.

“Electronic Invoice System” means the electronic system or systems from time to time maintained by any Servicer or for any Servicer by third party vendors used in the ordinary course of any Servicer’s business, in either case for purposes of capturing invoice data, creating and/or generating invoices, storing and tracking invoices and otherwise administering invoices with respect to Pool Receivables.

“Eligible Assignee” means (i) any Committed Purchaser or any of its Affiliates, (ii) any bank or financial institution reasonably acceptable to the Administrative Agent and for so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, consented to by the Seller (such consent not to be unreasonably withheld or delayed) or (iii) in the case of a Conduit Purchaser’s assignee, a multi-seller asset backed commercial paper conduit sponsored or administered by such Conduit Purchaser’s Committed Purchaser or an Affiliate of such Committed Purchaser, which commercial paper conduit’s Notes have short-term credit ratings of “A1” (or better) by S&P and “P1” (or better) by Moody’s and for so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, which commercial paper conduit has been consented to by the Seller (such consent not to be unreasonably withheld or delayed).

“Eligible Foreign Obligor” means any Foreign Obligor domiciled in ~~Canada~~any country other than a Sanctioned Jurisdiction; provided that no Governmental Authority shall be an Eligible Foreign Obligor.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a) the Pool Obligor of which is: (i) a resident of the United States of America or an Eligible Foreign Obligor; (ii) not a Sanctioned Person; (iii) not subject to any Insolvency Proceeding; (iv) not an Affiliate of any SPV Entity, any Servicer or any Originator; (v) not the Obligor with respect to Defaulted Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables, (vi) not a natural person, and (vii) not an Excluded Obligor;

(b) that (i) if such Receivable is a U.S. Receivable, such Receivable is denominated and payable only in U.S. Dollars in the United States of America or (ii) if such Receivable is a Canadian Receivable, such Receivable is denominated and payable only in Canadian Dollars or U.S. Dollars, in each case, in Canada;

(c) the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to (i) if such Receivable is a U.S. Receivable, a Lock-Box or Lock-Box Account in the United States of America ~~(or if such U.S. Receivable is a Subject Cardtronics Receivable, to the Subject Cardtronics Account)~~ or (ii) if such Receivable is a Canadian Receivable, a Lock-Box or Lock-Box Account in Canada;

(d) that does not have a due date which is more than 180 days after the original invoice date of such Receivable;

(e) that (i) if such Receivable is a U.S. Receivable, arises under a Contract for the sale of goods or services or the license of software to a resident of the United States of America or (ii) if such Receivable is a Canadian Receivable, arises under a Contract for the sale of goods or services or the license of software to an Eligible Foreign Obligor, in each case, in the ordinary course of the applicable Originator’s business;

(f) that arises under a duly authorized Contract that is (i) in full force and effect, (ii) governed by the laws of (x) if the related Receivable is a U.S. Receivable, the United States of America or of any State, district or territory thereof, (y) if the related Receivable is a Canadian Receivable, any province or territory of Canada, and (iii) a legal, valid and binding obligation of the related Pool Obligor, enforceable against such Pool Obligor in accordance with its terms;

(g) that if such Receivable (i) is a U.S. Receivable, has been sold or transferred by a U.S. Originator to the Seller pursuant to the U.S. Purchase and Sale Agreement with respect to which all conditions precedent under the U.S. Purchase and Sale Agreement have been met or (ii) is a Canadian Receivable, has been sold or transferred by a Canadian Originator to the Canadian Guarantor pursuant to the Canadian Purchase and Sale Agreement with respect to which all conditions precedent under the Canadian Purchase and Sale Agreement have been met;

(h) that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws then in effect;

(i) that is not subject to any existing dispute, right of rescission, set-off, counterclaim, hold back defense or other defense against payment or Adverse Claim, in each case, only with respect to the portion of the Outstanding Balance of such Pool Receivable that is subject to such dispute, right of rescission, set-off, counterclaim, defense or Adverse Claim; provided that the deferred revenue liability included in the Specifically Reserved Maintenance Revenue Amount shall not constitute a dispute, right of rescission, set-off, counterclaim, hold back defense or other defense for purposes of this definition;

(j) that satisfies all applicable requirements of the Credit and Collection Policy;

(k) that, together with the provisions of the Contract affecting such Receivable, has not been modified, waived or restructured since its creation, except with the written consent of the Administrative Agent and the Majority Group Agents or as otherwise permitted pursuant to Section 8.02 of this Agreement;

(l) that if such Receivable (i) is a U.S. Receivable, in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Pool Obligor or any Governmental Authority), giving effect to any applicable provisions of the UCC regarding restrictions or prohibitions on assignment and (ii) is a Canadian Receivable, in which the Canadian Guarantor owns good and marketable equitable title thereof and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority unless such consent has been obtained);

(m) for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(n) that if such Receivable is (i) a U.S. Receivable, constitutes an “account,” “general intangible” or “chattel paper” and that is not evidenced by an “instrument,” each as defined in the UCC and (ii) a Canadian Receivable, constitutes an “account” (as defined in the PPSA), is not evidenced by an “instrument” or “chattel paper” (each as defined it the PPSA) and does not arise from the sale of “minerals” (as defined in the PPSA);

(o) that is neither a Defaulted Receivable nor a Delinquent Receivable;

(p) that represents amounts earned and payable by the Pool Obligor that are not subject to the performance of additional services or delivery of additional goods by the Originator thereof; provided, however, that if such Receivable is subject to the performance of additional services or delivery of additional goods by the Originator thereof, only the portion of such Receivable attributable to such additional services or goods shall be excluded from Eligible Receivables;

(q) that, if such Receivable is an Unbilled Receivable, is an Eligible Unbilled Receivable; and

(r) the payments on which are not subject to withholding taxes~~;~~.

~~(s) that is not a Subject Cardtronics Canada Receivable; and~~

~~(t) that, if such Receivable is acquired from Cardtronics Canada Holdings Inc., then the Seller and the Administrative Agent have received those items required to be delivered pursuant to Section 6(a) and (b) of the Cardtronics Canada Joinder within the timeframe specified therein.~~

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable for which ~~(a)~~ the related Originator has recognized the related revenue on its financial books and records under GAAP~~, and (b) not more than thirty (30) days (or such longer period consented to by the Administrative Agent and the Group Agents) have expired since the origination date of such Unbilled Receivable~~.

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Jurisdiction; or (e) that would otherwise cause any actual or possible violation by any Purchaser Party of any applicable Anti-Terrorism Law if any Purchaser Party were to obtain an encumbrance on, lien on, pledge of or security interest in such property, or provide services in consideration of such property.

“Equity Interest” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Seller, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 10.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.10(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.10(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.10(d).

“ETA” means Part IX of the Excise Tax Act (Canada).

~~“Euro Rate” means for any day during any Yield Period, the greater of (a) 0.00% and (b) the interest rate per annum determined by the applicable Group Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for U.S. dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on the second Business Day preceding the first day of such Yield Period (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of the Euro Rate may also be expressed by the following formula:~~

~~One-month Eurodollar rate for U.S. Dollars~~

~~shown on Bloomberg US0001M Screen~~

~~or appropriate successor~~

~~Euro Rate =~~

   ~~-~~

~~1.00 - Euro-Rate Reserve Percentage.~~

~~“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).~~

“Excess Concentration Amount” means, the sum, without duplication, of:

(a) the sum of the amounts calculated for each of the Pool Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(b) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than ~~90~~60 days but less than 91 days from the original invoice date for such payment over (ii) the product of (x)  ~~30.00~~25.00%, multiplied by (y) the aggregate initial Outstanding Balance of all ~~Eligible Receivables then in the Receivables Pool~~Pool Receivables originated by the Originators during the second most recent Fiscal Month; plus

(c) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 90 days but less than 121 days from the original invoice date for such payment over (ii) the product of (x) 15.00%, multiplied by (y) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the third most recent Fiscal Month; plus

(~~c~~d) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 120 days but less than 151 days from the original invoice date for such payment over (ii) the product of (x) 10.00%, multiplied by (y) the aggregate initial Outstanding Balance of all ~~Eligible Receivables then in the Receivables Pool~~Pool Receivables originated by the Originators during the fourth most recent Fiscal Month; plus

(~~d~~e) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 150 days from the original invoice date for such payment over (ii) the product of (x) 10.00%, multiplied by (y) the aggregate initial Outstanding Balance of all ~~Eligible Receivables then in the Receivables Pool~~Pool Receivables originated by the Originators during the fifth most recent Fiscal Month; plus

(~~e~~f) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is a Governmental Authority, over (ii) the product of (x) ~~5.00~~10.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(~~f~~g) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables which have a due date which is more than 90 days after the original invoice date of such Receivable, over (ii) the product of (x) 5.00% multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(~~g~~h) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Unbilled Receivables, over (ii) the product of (x) ~~20%~~30%, (or, upon five (5) Business Days’ written notice from any Group Agent to the Servicer, such other percentage (which percentage shall not be less than 20%) designated by such Group Agent), multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(i) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is an Eligible Foreign Obligor, over (ii) the product of (x) 10.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

provided, however, that for the avoidance of doubt, the aggregate amount included in the Excess Concentration Amount at any time with respect to any Pool Obligor’s Eligible Receivables shall not exceed the aggregate Outstanding Balance of all such Pool Obligor’s Eligible Receivables at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Obligor” has the meaning set forth in Section 1.6 of the applicable Purchase and Sale Agreement.

“Excluded Receivable” means any right to payment of a monetary obligation owed to any Originator, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance, for the sale of goods, services rendered or the license of software and~~:~~

~~(i)~~ for which the account debtor has been designated as an Excluded Obligor under the applicable Purchase and Sale Agreement~~; or~~.

~~(ii) which arises under a service program agreement or other similar managed service or service-only contract between an Originator and a customer pursuant to which (A) such Originator provides installation, maintenance and other support services with respect to one or more ATMs and related software and (B) such customer agrees to make recurring monthly payments.~~

Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute an Excluded Receivable separate from an Excluded Receivable consisting of any such right to payment arising from any other transaction; provided, that, any such right to payment referred to in this sentence shall be an Excluded Receivable regardless of whether the related account debtor or Originator treats the indebtedness related to such right to payment as a separate payment obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Canadian capital Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in the Investments or Commitment pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in the Investment or Commitment (other than pursuant to an assignment request by the Seller under Section 4.06) or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 4.03(f), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) withholding Tax imposed under the laws of Canada that is payable as a result of such Affected Person not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Canadian Guarantor or any Canadian Originator (other than where such non-arm’s length relationship arises from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document).

“Facility Limit” means, at any time of determination, the aggregate Commitment of all Committed Purchasers, which as of the Closing Date is equal to $300,000,000, as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the following and any fiscal or regulatory legislation, rules or official practices, adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 2.03(a).

“Fees” has the meaning set forth in Section 2.03(a).

“Final Payout Date” means the date on or after the Maturity Date when (i) the Aggregate Capital has been reduced to zero and Aggregate Yield has been paid in full, (ii) all non-contingent Seller Obligations then owed by the Seller shall have been paid in full, (iii) all other non-contingent amounts then owing to the Purchaser Parties and any other SPV Entity Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer, the assistant treasurer, director of finance of such Person or any other employee of such Person exercising management control or responsibilities with respect to such Person’s involvement or performance of the transactions contemplated hereby.

“First Post-Closing Date” shall mean November 1, 2021.

“Fiscal Month” means the Servicers’ accounting month, as reported to the Administrative Agent from time to time.

“Fitch” means Fitch Ratings, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Floor” means an interest rate per annum equal to zero basis points (0.00%).

“Foreign Obligor” means an Obligor which is organized in or whose principal place of business is in, any country other than the United States.

“FX Reserve Percentage” means, at any time of determination, the quotient, expressed as a percentage, of (a) the product of (i) the U.S. Dollar Equivalent of the Outstanding Balance of all Canadian Receivables, multiplied by (ii) the CAD VaR Percentage, divided by (b) the Adjusted Net Receivables Pool Balance.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied or, in the case of the Canadian Guarantor, the Canadian Servicer or any Canadian Originator, generally accepted accounting principles in Canada, consistently applied; provided, however, that if any Person hereafter changes its accounting standards in accordance with applicable laws and regulations, including those of the SEC, to adopt International Financial Reporting Standards, GAAP with respect to such Person will mean such International Financial Reporting Standards after the effective date of such adoption.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, crown corporation or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any Successor or similar authority to any of the foregoing)).

“Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers and related Group Agent, (ii) for PNC, PNC as a Committed Purchaser and as a Group Agent, (iii) for any other Purchaser that does not have a Related Conduit Purchaser, such Purchaser, together with such Purchaser’s related Group Agent and each other Purchaser for which such Group Agent acts as a Group Agent hereunder.

“Group A Obligor” means any Pool Obligor with short-term ratings of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “A+” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Al” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group A Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, if (x) a Pool Obligor is wholly owned (directly or indirectly) by a parent company that satisfies that credit ratings requirements for a Group A Obligor or (y) such Pool Obligor’s Pool Receivables are guaranteed by an Affiliate of such Pool Obligor that satisfies that credit ratings requirements for a Group A Obligor, in either case, such Pool Obligor shall constitute a Group A Obligor and, for purposes of determining the “Concentration Reserve Percentage” and for purposes of clause (a) in the definition of “Excess Concentration Amount,” such Pool Obligor shall be aggregated with such parent company or Affiliate (as the case may be) and with each other Pool Obligor classified as a Group A Obligor due to the credit ratings of such parent company or Affiliate (as the case may be).

“Group AA Obligor” means any Pool Obligor with short-term ratings of at least: (a) “A-1+” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “AA” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Aa2” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group AA Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, if (x) a Pool Obligor is wholly owned (directly or indirectly) by a parent company that satisfies that credit ratings requirements for a Group AA Obligor or (y) such Pool Obligor’s Pool Receivables are guaranteed by an Affiliate of such Pool Obligor that satisfies that credit ratings requirements for a Group AA Obligor, in either case, such Pool Obligor shall constitute a Group AA Obligor and, for purposes of determining the “Concentration Reserve Percentage” and for purposes of clause (a) in the definition of “Excess Concentration Amount,” such Pool Obligor shall be aggregated with such parent company or Affiliate (as the case may be) and with each other Pool Obligor classified as a Group AA Obligor due to the credit ratings of such parent company or Affiliate (as the case may be). As of the Closing Date, the only “Group AA Obligor” shall be Walmart Inc. Any Pool Obligor other than Walmart Inc. that would otherwise qualify as a Group AA Obligor shall be considered a Group A Obligor hereunder unless the Borrower has submitted a written request to each Purchaser no later than ten (10) Business Days prior to the next upcoming Monthly Settlement Date for such Group A Obligor be considered a Group AA Obligor on such upcoming Monthly Settlement Date, and the Required Purchasers consent to such request. Such Obligor shall thereafter be a Group AA Obligor for so long as it meets the conditions set forth herein.

“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assumption Agreement, an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.

“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Seller and any Servicer for purposes of receiving payments to or for the account of the members of such Group hereunder.

“Group B Obligor” means any Pool Obligor that is not a Group A Obligor, with short-term ratings of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “BBB+” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Baal” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, if (x) a Pool Obligor is wholly owned (directly or indirectly) by a parent company that satisfies that credit ratings requirements for a Group B Obligor or (y) such Pool Obligor’s Pool Receivables are guaranteed by an Affiliate of such Pool Obligor that satisfies that credit ratings requirements for a Group B Obligor, in either case, such Pool Obligor shall constitute a Group B Obligor and, for purposes of determining the “Concentration Reserve Percentage” and for purposes of clause (a) in the definition of “Excess Concentration Amount,” such Pool Obligor shall be aggregated with such parent company or Affiliate (as the case may be) and with each other Pool Obligor classified as a Group B Obligor due to the credit ratings of such parent company or Affiliate (as the case may be).

“Group C Obligor” means any Pool Obligor that is not a Group A Obligor or a Group B Obligor, with short-term ratings of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “BBB-” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, at least “Baa3” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, if (x) a Pool Obligor is wholly owned (directly or indirectly) by a parent company that satisfies that credit ratings requirements for a Group C Obligor or (y) such Pool Obligor’s Pool Receivables are guaranteed by an Affiliate of such Pool Obligor that satisfies that credit ratings requirements for a Group C Obligor, in either case, such Pool Obligor shall constitute a Group C Obligor and, for purposes of determining the “Concentration Reserve Percentage” and for purposes of clause (a) in the definition of “Excess Concentration Amount,” such Pool Obligor shall be aggregated with such parent company or Affiliate (as the case may be) and with each other Pool Obligor classified as a Group C Obligor due to the credit ratings of such parent company or Affiliate (as the case may be).

“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Purchasers within such Group.

“Group D Obligor” means any Pool Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

“GST” means all amounts payable under Part IX of the ETA, including HST.

“Guaranteed Obligations” has the meaning set forth in Section 14.01.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Person shall be a Hedging Agreement.

“HST” means all amounts from time to time payable as harmonized sales tax, including in the Provinces of Nova Scotia, Newfoundland and Labrador, New Brunswick, Prince Edward Island and Ontario, under Part IX of the ETA.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Manager” means (1) with respect to the Seller, a natural person appointed as an “ Independent Manager” of the Seller in accordance with and as defined in the Seller’s Limited Liability Company Agreement and (2) with respect to the Canadian Guarantor, a natural person appointed as an “Independent Director” of the Canadian GP in accordance with and as defined in the articles of the Canadian GP, in each case, who (A) for the five-year period prior to his or her appointment as an “Independent Manager” of the Seller or an “Independent Director” of the Canadian GP has not been, and during the continuation of his or her service as an “Independent Manager” of the Seller or an “Independent Director” of the Canadian GP is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Seller, its sole member, the Canadian Servicer or any of their respective Affiliates (other than his or her service as an “Independent Manager” of the Seller or an “Independent Director” of the Canadian GP); (ii) a customer or supplier of the Seller, its sole member, the Canadian Servicer or any of their respective Affiliates (other than his or her service as an “Independent Manager” of the Seller or an “Independent Director” of the Canadian GP); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) (i) has prior experience as an independent director, manager or partner for an entity involved in a structured financing transaction whose charter documents require the consent of all independent directors, managers or partners thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal, state or provincial law relating to bankruptcy; and (ii) is providing its services as an “Independent Manager” of the Seller or an “Independent Director” of the Canadian GP through a recognized third party provider of professional independent director, manager or partner services in the ordinary course of its business.

“Information” has the meaning set forth in Section 13.06.

“Information Package” means a report, in substantially the form of Exhibit E.

“Initial Schedule of Sold Receivables” means the list identifying all Sold Receivables as of the Closing Date, which list has been provided to the Administrative Agent on or prior to the date hereof.

“Insolvency Proceeding” means (a) any application, petition, case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, restructuring, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (b) any steps are taken to appoint an administrator, monitor, receiver, interim receiver, receiver/manager, trustee, custodian or other similar official in respect of a Person or any substantial part of its property, (c) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a), (b) and (c) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code and any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt.

“Inspection” has the meaning set forth in Section 7.01(g).

“Intended Tax Treatment” has the meaning set forth in Section 13.14.

~~“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the Closing Date, by and among JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the NCR Credit Agreement and the “Guarantee and Collateral Agreement” as defined therein, PNC, as Administrative Agent, NCR, the Seller, and the Canadian Guarantor, as the same may be amended, restated, supplemented or otherwise modified from time to time.~~

“Investment” means any payment of Capital to the Seller by a Purchaser pursuant to Section 2.01(a) or 2.02.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).

“IRS” means the United States Internal Revenue Service.

“LCR Restricted Interest” means any commercial paper or security (other than equity securities issued to NCR or any Originator that is a consolidated subsidiary of NCR under generally accepted accounting principles) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014), other than any interest that would not be a LCR Restricted Interest but for the act or omission of any Affected Person or any participant or assignee thereof.

“Level 1 Ratings Trigger” shall be deemed to be in effect at any time when both (a) either (i) NCR has a long-term “corporate family rating” of less than “B2” by Moody’s or does not have a long-term “corporate family rating” from Moody’s; or (ii) NCR has a long-term “corporate credit rating” of less than “B” by S&P or does not have a long-term “corporate credit rating” from S&P; and (b) any Group Agent (in its sole discretion) has delivered written notice to the Seller, the Servicer and the Administrative Agent declaring a Level 1 Ratings Trigger to be in effect. Any Level 1 Ratings Trigger shall cease to be in effect upon the earlier to occur of (A) the delivery of a written notice by such Group Agent to the Seller, the Servicer and the Administrative Agent rescinding its declaration of such Level 1 Ratings Trigger and (B) NCR has a long-term “corporate family rating” of at least “B2” from Moody’s and a long-term “corporate credit rating” of at least “B” from S&P.

~~“LIBOR Rate” means (i) for any Purchaser (including, as of the date hereof, PNC) with which the Seller has agreed in writing that its LIBOR Rate shall be LMIR, LMIR, or (ii) for any other Purchaser (including, as of the date hereof, MUFG), the Euro Rate.~~

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Capital and Notes.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

~~“LMIR” means for any day during any Yield Period, the greater of (a) 0.00% and (b) the interest rate per annum determined by the applicable Group Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for U.S. dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes,~~ by ~~(ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:~~

~~LMIR~~ 	~~=~~	~~One-month Eurodollar rate for U.S. Dollars shown on Bloomberg US0001M Screen or appropriate successor~~
~~1.00 - Euro-Rate Reserve Percentage.~~

~~LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.~~

“Lock-Box” means each locked postal box with respect to which a Lock-Box Bank who has, except as contemplated by Section 13.20, executed a Lock-Box Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Pool Receivables and which is linked to a Lock-Box Account listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Lock-Box Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Lock-Box Account in accordance with the terms hereof) (in each case, in the name of the Seller or Canadian Guarantor, as applicable) and maintained at a bank or other financial institution that is, except as contemplated by Section 13.20, acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.

“Lock-Box Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Seller or Canadian Guarantor, a Servicer (if applicable), the Administrative Agent and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon A Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the sum of (x) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the ~~five~~three most recent Fiscal Months, plus (y) 55% of the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the fourth most recent Fiscal Month, by (b) the aggregate amount of Non-Delinquent Receivables in the Receivables Pool as of such date.

“Loss Horizon B Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the sum of (x) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the ~~five~~three most recent Fiscal Months plus (y) ~~35~~90% times the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the ~~sixth~~fourth most recent Fiscal Month, by (b) the aggregate amount of Non-Delinquent Receivables in the Receivables Pool as of such date.

“Loss Reserve Percentage” means, at any time of determination, the sum of (a) 70.00% times the product of (i) 2.25, times (ii) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon A Ratio, plus (b) 30.00% times the product of (i) 2.25, times (ii) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon B Ratio.

“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Purchasers representing more than 50% of the aggregate Commitments of all Committed Purchasers in all Groups (or, if the Commitments have been terminated, have Purchasers representing more than 50% of the Aggregate Capital); provided, however, that so long as there are two or more Groups party hereto, no less than two Group Agents shall constitute the Majority Group Agents.

“Majority-Owned Subsidiary of a Listed Entity” means an entity whose common stock or analogous equity interests are at least 51% owned by a company (i) listed on the New York Stock Exchange or the American Stock Exchange or (ii) whose common stock or analogous equity interests have been designated as a NASDAQ National Market Security listed on the NASDAQ Stock Market.

“Material Adverse Effect” means, with respect to any event or circumstance and with respect to any Person (or if no Person is specified, with respect to any SPV Entity, the Originators and the Servicers), a material adverse effect on:

(a) the assets, operations, business or financial condition of such Person;

(b) the ability of any such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables; or

(d) the status, perfection, enforceability or priority of the interest of the Administrative Agent (for the benefit of the Secured Parties) in the Pool Receivables.

“Material Indebtedness” means Debt (other than Debt under the Transaction Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of any SPV Entity, a Servicer or an Originator in an aggregate principal amount of (i) $~~50,000,000 or~~150,000,000 or more, in the case of Debt or Hedging Agreements of or guaranteed by a Servicer or an Originator and (ii) $15,325 or more, in the case of Debt or Hedging Agreements of any SPV Entity. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any SPV Entity, a Servicer or an Originator in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the earliest to occur of (a) the Scheduled Maturity Date, (b) the date on which the “Maturity Date” is declared or deemed to have occurred under Section 9.01, (c) a Purchase and Sale Termination Date (as defined in the applicable Purchase and Sale Agreement) under any Purchase and Sale Agreement with respect to all remaining Originators, and (d) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Maximum Term” means, at any time of determination, the Days’ Sales Outstanding at such time plus thirty (30) days.

“Minimum Dilution Reserve Percentage” means, on any day, the product of (a) the average of the Dilution Ratios for the twelve most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 80.0% times (ii) the Facility Limit at such time and (b) the Capital Coverage Amount at such time.

“Monthly Settlement Date” means ~~(i) during the Temporary Period, the 24th day of such calendar month (or if such day is not a Business Day, the next occurring Business Day), or (ii) otherwise,~~ the 20th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“MUFG” means MUFG Bank, Ltd.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Seller or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“NCR” has the meaning set forth in the preamble to this Agreement.

“NCR Credit Agreement” means the Credit Agreement, dated as of ~~August 22, 2011, as amended and restated as of July 25, 2013, as further amended and restated as of March 31, 2016, as further amended and restated as of August 28, 2019, (as further amended by (I) that certain First Amendment, dated as of October 7, 2019, (II) that certain Second Amendment, dated as of April 7, 2020, (III) that certain Third Amendment, dated as of January 22, 2021, (IV) that certain Fourth Amendment, dated as of February 4, 2021, (V) that certain Incremental Revolving Facility Agreement, dated as of February 16, 2021, (VI) that certain Incremental Term Loan A Facility Agreement, dated as of February 16, 2021, and (VII) that certain Comet Conversion Incremental Revolving Facility Agreement (as therein defined)), and as further amended and restated as of June 24, 2021 (and as may be further amended, supplemented, restated, amended and restated or otherwise modified and in effect from time to time) among NCR, the foreign borrowers party thereto, the lenders~~October 16, 2023, by and among NCR, each foreign borrower from time to time party thereto, ~~JPMorgan Chase~~the lenders and issuing banks from time to time party thereto and Bank of America, N.A., as administrative agent, ~~and the various financial institutions party thereto as joint lead arrangers, joint bookrunners, co-syndication agents, co-documentation agents,~~ as amended, supplemented or otherwise modified from time to time.

“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration Amount, minus (c) the Unbilled Receivables Adjustment.

“New Lock-Box Accounts” means account number 1128529 and account number 4029773, each maintained at the Royal Bank of Canada (and related lock-box or post office box).

“Non-Consenting Affected Person” has the meaning set forth in Section 4.06(b).

“Non-Delinquent Receivable” means a Pool Receivable as to which any payment, or part thereof, remains unpaid for less than 181 days from the original invoice date for such payment.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments under such Receivable pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Pool Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of clause (a) of the Excess Concentration Amount with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Originator” and “Originators” means the U.S. Originators and the Canadian Originators.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.06).

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal amount of such Receivable and, if applicable, any Canadian Sales Taxes payable thereunder; provided, that the Outstanding Balance of a Charged-Off Receivable shall be zero.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent with the Seller’s consent (such consent not to be unreasonably withheld; provided that the Seller’s consent shall not be required if the replacement rate is the Federal Funds Rate) (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.

“Participant” has the meaning set forth in Section 13.03(e).

“Participant Register” has the meaning set forth in Section 13.03(f).

“PATRIOT Act” has the meaning set forth in Section 13.15.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and with respect to which the Seller or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“Performance Guarantor” means NCR.

“Performance Guaranty” means the performance guaranty, dated as of the Closing Date, executed and delivered by Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Revolver Pledge” means the grant of a security interest in the Subordinated Notes to ~~JPMorgan Chase~~ Bank of America, N.A., as collateral agent, pursuant to the NCR Credit Agreement and the “Collateral Agreement” and “Security Documents” as defined therein.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, unlimited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pledged Collateral” has the meaning set forth in Section 14.09(a).

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Obligor” means an Obligor under a Pool Receivable.

“Pool Receivable” means a Receivable in the Receivables Pool. For the avoidance of doubt, the Pool Receivables shall include both Sold Receivables and Unsold Receivables.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“PPSA” means in respect of each province and territory in Canada (other than the Province of Quebec), the Personal Property Security Act as from time to time in effect in such province or territory and, in respect of the Province of Quebec, the Civil Code of Quebec as from time to time in effect in such province.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its main offices in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Pro Rata Percentage” means, at any time of determination, with respect to any Committed Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Investments being funded by the Purchasers in such Committed Purchaser’s Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of any Capital (or portions thereof or participation interest therein) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means, with respect to a Conduit Purchaser, any bank, insurance company or other funding institution providing liquidity, credit enhancement or back-up purchase support or facilities to such Conduit Purchaser.

“PST” means all taxes payable under any provincial sales or use tax or retail sales tax statute of any jurisdiction of Canada, other than the Province of Quebec, but in any event, excluding any GST.

“Purchase and Sale Agreement” means each of the U.S. Purchase and Sale Agreement and the Canadian Purchase and Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in the applicable Purchase and Sale Agreement.

“Purchaser Party” means each Purchaser, the Administrative Agent and each Group Agent.

“Purchasers” means the Conduit Purchasers and the Committed Purchasers.

“QST” means Quebec sales tax imposed under Title I of the Act respecting the Quebec sales tax (Quebec).

“Quebec Assignment Agreement” has the meaning given to it in the Canadian Purchase and Sale Agreement.

“Rating Agency” means each of S&P, Fitch and Moody’s, to the extent then rating the Notes of any Conduit Purchaser (and/or each other rating agency then rating the Notes of any Conduit Purchaser).

“Receivable” means any right to payment of a monetary obligation owed to any Originator or any SPV Entity (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance for the sale of goods, services rendered or the license of software, and includes, without limitation, the obligation to pay any finance charges, fees and other charges and any value added Taxes or sales Taxes (including all Canadian Sales Taxes) with respect thereto~~. For the avoidance of doubt~~; provided, that, “Receivable” does not include any Excluded Receivable~~, and no right to payment described in clause (ii) of the definition of “Excluded Receivable” has at any time been a “Receivable” for any purpose under this Agreement or any Purchase and Sale Agreement~~. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables (including both Sold Receivables and Unsold Receivables) transferred (or purported to be transferred) to the Seller or Canadian Guarantor pursuant to the applicable Purchase and Sale Agreement prior to the Maturity Date.

“Register” has the meaning set forth in Section 13.03(c).

“Related Committed Purchaser” means with respect to any Conduit Purchaser, each Committed Purchaser listed as such for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assumption Agreement.

“Related Conduit Purchaser” means, with respect to any Committed Purchaser, each Conduit Purchaser which is, or pursuant to any Assignment and Acceptance Agreement or Assumption Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Purchaser in such Committed Purchaser’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement, Assumption Agreement or other agreement executed by such Committed Purchaser, as the case may be.

“Related Indemnified Party” means, with respect to any Person, such Person’s Related Parties and any other Person through which such first Person may claim reimbursement, compensation, contribution or indemnity hereunder by virtue of its relationship with such other Person.

“Related Party” means, with respect to any Person, such Person’s Affiliates and the officers, directors, managers, agents and employees of such Person and its Affiliates.

“Related Rights” has the meaning set forth in Section 1.1 of the applicable Purchase and Sale Agreement.

“Related Security” means, with respect to any Pool Receivable:

(a) all of each SPV Entity’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale or license of which gave rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable;

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements, PPSA financing statements or similar filings relating thereto;

(d) solely to the extent applicable to such Receivable, all of each SPV Entity’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements or arrangements constituting supporting obligations supporting payment and/or performance of any of the foregoing;

(e) all books and records of each SPV Entity and each Originator with respect to the foregoing;

(f) all of the applicable SPV Entity’s rights, interests and claims under the applicable Purchase and Sale Agreement with respect to such Receivable; and

(g) all proceeds of the foregoing.

“Release” has the meaning set forth in Section 3.01(a).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or subject of an assessment for a penalty, or enters into a settlement with a Governmental Authority in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law; (b) any Covered Entity engages in a transaction that has caused the Purchasers, Administrative Agent or Group Agent to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the Investments to fund any operations in, finance any investments or activities in, or make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; or (c) any Collateral becomes Embargoed Property.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived).

“Required Capital Amount” means, at any time of determination, an amount equal to the Total Reserves at such time.

“Restricted Payments” has the meaning set forth in Section 7.01(s).

“S&P” means S&P Global Ratings and any successor thereto that is a nationally recognized statistical rating organization.

“Sale Date” means each of the following: (a) the Closing Date, (b) the date of each Investment, (c) the last day of each calendar month unless the Seller has (in its discretion) notified the Administrative Agent and each Purchaser in writing that such day shall not be a Sale Date, and (d) each other day (if any) designated as a “Sale Date” by the Seller in its discretion by prior written notice thereof to the Administrative Agent and each Purchaser; provided, however, that no Sale Date shall occur on or after the Maturity Date.

“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of comprehensive sanctions administered by OFAC or any other Governmental Authority of a jurisdiction whose laws apply to this Agreement or to any party hereto.

“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European

Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction in which any Covered Entity is organized or does business.

“Scheduled Maturity Date” means October ~~27~~16, ~~2023~~2025 .

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means each Purchaser Party, each SPV Entity Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Obligations” means all Prior Agreement Outstanding Amounts and all present and future indebtedness, reimbursement obligations and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, SPV Entity Indemnified Party and/or any Affected Person, arising under this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all obligations of the Seller in respect of the SPV Entity Guaranty and the payment of all Capital and Yield on the Investments, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

“Seller Obligations Final Due Date” means the earlier to occur of (a) the date occurring 365 days following the Scheduled Maturity Date and (b) the date on which the “Maturity Date” is declared or deemed to have occurred under Section 9.01.

“Seller’s Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Seller, dated as of November 21, 2014, between NCR, as sole initial member, and Michelle Dreyer, as independent manager and special member.

“Seller’s Net Worth” means, at any time of determination, an amount equal to (i) the sum of (A) the Outstanding Balance of all Pool Receivables at such time, plus (B) cash Collections held by the Seller, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 12.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 12.02(a).

“Servicing Fee” means the fee referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 8.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Fees, (i) prior to the Maturity Date, the Monthly Settlement Date and (ii) on and after the Maturity Date, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily) or, in the absence of such selection, the Monthly Settlement Date.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means ten basis points (0.10%).

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, (ii) all additional Pool Receivables specified as “Sold Receivables” on the Investment Requests delivered with respect to all subsequent Investments made hereunder and (iii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 3.01(a).

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair value of the assets of such Person exceeds the liabilities of such Person, (ii) the fair value of the assets of such Person exceeds the probable liability on such Person’s debts as such debts become absolute and matured, (iii) such Person is able to pay its debts as they mature, (iv) such Person’s capital is not unreasonably small for the business in which it is engaged and (v) such Person is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada).

“Specifically Reserved Maintenance Revenue Amount” means the lesser of (i) the amount then included in the deferred revenue liability reported on the Originators’ books and records in respect of payments made by Persons that are Obligors on Eligible Receivables for goods or services that have not yet been delivered or performed by the Originators (and, for the avoidance of doubt, excluding any portion of such deferred revenue liability in respect of outstanding Receivables, rather than payments, that remain subject to the performance of additional services or delivery of additional goods by Originators) and (ii) the aggregate Outstanding Balance of the Eligible Receivables then owing by such Obligors~~.~~; provided, however, that upon the Servicer’s receiving written notice from one or more Group Agents that a Level 1 Ratings Trigger is in effect (a “Notifying Group Agent”), the Specifically Reserved Maintenance Revenue Amount shall be deemed to be the Specifically Reserved Maintenance Revenue Proxy Amount until such time as the Servicer shall have reported to each Notifying Group Agent the amounts specified in clause (i) and clause (ii) above for the most recently ended Fiscal Month. If the Servicer fails to report such amounts to each Notifying Group Agent within ten (10) Business Days of its receipt of such written notice, and any such Notifying Group Agent delivers an additional request to the Servicer (receipt of which must be acknowledged by the Servicer) for the outstanding Capital of each Purchaser in such Notifying Group Agent’s Group to be amortized, (i) each Purchaser in the Group of each such Notifying Group Agent shall be entitled to receive distributions pursuant to Section 3.01(a)(v) and (ii) the Group Commitment for each such Notifying Group Agent’s Group shall be deemed to be zero for all purposes under this Agreement, in each case, until such time as the Servicer reports the aforementioned amounts to such Notifying Group Agent.

“Specifically Reserved Maintenance Revenue Proxy Amount” means the product of (x) 2.0, times (y) the Specifically Reserved Maintenance Revenue Amount reported on the most recently delivered report delivered pursuant to Section 7.01(c)(ii) or Section 7.02(a)(ii).

“Spot Rate” means, on any day, with respect to the determination of the U.S. Dollar Equivalent of any amount denominated in an Alternative Currency, the exchange rate at which such Alternative Currency may be exchanged into U.S. Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for such Alternative Currency; provided that in the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent and is reasonably satisfactory to the SPV Entities, or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. New York time, on such date for the purchase of U.S. Dollars with the applicable Alternative Currency for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“SPV Entity” has the meaning specified in the preamble to this Agreement.

“SPV Entity Guaranty” has the meaning set forth in Section 14.01.

“SPV Entity Indemnified Amounts” has the meaning set forth in Section 12.01(a).

“SPV Entity Indemnified Party” has the meaning set forth in Section 12.01(a).

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

~~“Subject Cardtronics Account” means that certain deposit account maintained by Cardtronics USA, Inc., with Zions Bancorporation, N.A. dba Amegy Bank identified by an account number ending with “x0288.”~~

~~“Subject Cardtronics Canada Receivable” means any Receivable for which the Originator is Cardtronics Canada Holdings Inc. and which did not arise from the line of business transferred from NCR Canada Corp. to Cardtronics Canada Holdings Inc. on or about September 1, 2023.~~

~~“Subject Cardtronics Receivables” means any Receivables the Obligor of which has been instructed to deposit Collections into the Subject Cardtronics Account.~~

“Subordinated Note” has the meaning set forth in the applicable Purchase and Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 8.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

~~“Temporary Period” means the period commencing on August 1, 2022 and ending on (but excluding) November 1, 2022.~~

“Term SOFR” means, for any day, the Term SOFR Reference Rate for a tenor comparable to the applicable Yield Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Yield Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Term SOFR shall be adjusted automatically without notice to the Seller on and as of the first day of each Yield Period.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” has the meaning set forth in Section 9.01. For the avoidance of doubt, a Termination Event shall occur only after applicable cure periods, if any, specified in Section 9.01 have expired, and any Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.

“Total Reserves” means, at any time of determination, the product of (a) the sum of: (i) the Yield Reserve Percentage, plus (ii) the greater of (x) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (y) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage, plus (iii) the FX Reserve Percentage, times (b) the Adjusted Net Receivables Pool Balance on such day.

“Transaction Documents” means this Agreement, each Purchase and Sale Agreement, the Quebec Assignment Agreement, the Lock-Box Agreements, the Fee Letter, ~~the Intercreditor Agreement,~~ each Subordinated Note, any Performance Guaranty, the Seller’s Limited Liability Company Agreement, the Canadian Guarantor’s Limited Partnership Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Transaction Information” means any information provided to any Rating Agency for the purpose of such Rating Agency providing or proposing to provide a rating of any Notes or monitoring such rating including, without limitation, any such information relating to any SPV Entity, the Originators, the Servicers or the Pool Receivables.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unbilled Receivables Adjustment” means the excess, if any, of the Outstanding Balance of all Eligible Unbilled Receivables over the DSO Reference Pool.

“Unmatured Termination Event” means an event that but for notice or lapse of time or both would constitute a Termination Event.

“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables. For the avoidance of doubt, all Canadian Receivables shall be Unsold Receivables.

“U.S. Collection Account” means each Lock-Box Account other than any Canadian Collection Account.

“U.S. Collection Account Bank” means any Lock-Box Bank holding one or more U.S. Collection Accounts.

“U.S. Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in U.S. Dollars, such amount and (b) any amount denominated in an Alternative Currency, the U.S. Dollar equivalent of such amount of such Alternative Currency determined by referenced to the Spot Rate determined as of such determination date.

“U.S. Dollars”, “USD” and “$” each mean the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lock-Box” means any Lock-Box related to a U.S. Collection Account.

“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Originator” and “U.S. Originators” have the meaning given to the term “Originator” in the U.S. Purchase and Sale Agreement, as the same may be modified from time to time by adding new U.S. Originators or removing U.S. Originators, in each case, in accordance with the terms thereof.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Purchase and Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of the Closing Date, among the U.S. Servicer, the U.S. Originators and the Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.

“U.S. Receivable” means each Receivable transferred (or purported to be transferred) to the Seller pursuant to the U.S. Purchase and Sale Agreement from time to time.

“U.S. Servicer” has the meaning set forth in the preamble to this Agreement.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(f)(ii)(D).

“Victory” means Victory Receivables Corporation, a Delaware corporation.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Seller, any Servicer or the Administrative Agent.

“Yield” means~~, means~~ an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).

“Yield Period” means: (a) before the Maturity Date: (i) initially the period commencing on the date of the initial Investment pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Maturity Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period.

“Yield Rate” means, for any day in any Yield Period for any Investment (or any ~~portion~~Portion of Capital thereof):

(a) if such Investment (or ~~such portion~~any Portion of Capital thereof) is being funded by a Conduit Purchaser on such day through the issuance of Notes, the applicable CP Rate; or

(b) if such Investment (or ~~such portion~~any Portion of Capital thereof) is being funded by any Purchaser on such day other than through the issuance of Notes (including, without limitation, if a Conduit Purchaser is then funding such Investment (or such ~~portion~~Portion or Capital thereof) under a Program Support Agreement, or if a Committed Purchaser is then funding such Investment (or such ~~portion~~Portion or Capital thereof)), the applicable Bank Rate~~;~~.

~~provided , however, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; and provided, further, that Yield for any Capital (or such portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.~~

“Yield Reserve Percentage” means, at any time of determination:

1.50 x DSO x (BR + SFR)
360

where:

BR	=	the Base Rate;

DSO	=	the Days’ Sales Outstanding for the most recently ended Fiscal Month; and

SFR	=	the Servicing Fee Rate.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. All terms used in the PPSA in the Province of Ontario in relation to the Canadian Guarantor or the Canadian Receivables or any Related Security with respect thereto, and not specifically defined herein, are used herein as defined in such PPSA. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement (and the words “thereof,” “therein” and “thereunder” have a corresponding meaning when used with other agreements or documents); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law where a particular date or timeframe is relevant refer to that Applicable Law as amended or otherwise modified and as in effect on such date or within such timeframe and, if applicable, includes any successor Applicable Law; (f) references to any agreement where a particular date or timeframe is relevant refer to that agreement as amended or otherwise modified and as in effect on such date or within such timeframe; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings and captions are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

SECTION 1.03. References to Acts of the Canadian Guarantor. For greater certainty, where any reference is made in this Agreement or in any other agreement executed pursuant hereto or contemplated hereby to which the Canadian Guarantor, the Limited Partnership or the Canadian GP, as general partner for the Limited Partnership, is party, to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against, or a covenant, representation or warranty (other than relating to the constitution or existence of the Canadian GP or the Limited Partnership) by or with respect to, (i) the Canadian Guarantor, (ii)

the Limited Partnership or (iii) the Canadian GP, such reference shall be construed and applied for all purposes herein and therein as if it referred to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against or a covenant, representation or warranty (other than relating to the constitution or existence of the Canadian Guarantor or the Limited Partnership) by or with respect to, the Canadian GP as general partner for the Limited Partnership.

SECTION 1.04. Benchmark Replacement Notification . Section 4.07 provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to any Benchmark, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE II

TERMS OF THE PURCHASES AND INVESTMENTS

SECTION 2.01. Purchase Facility.

(a) Investments Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Purchasers, ratably, in accordance with the aggregate of the Commitments of the Related Committed Purchasers with respect to each such Conduit Purchaser, severally and not jointly, may, in their sole discretion, make payments of Capital to the Seller from time to time, and if and to the extent any Conduit Purchaser does not make any such requested payment of Capital or if any Group does not include a Conduit Purchaser, the Related Committed Purchaser(s) for such Conduit Purchaser or the Committed Purchaser for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such payments of Capital to the Seller, in either case, from time to time during the period from the Closing Date to the Maturity Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any Investment to the extent that, after giving effect to such Investment and all other Investments being made on such date:

(i) the Aggregate Capital would exceed the Facility Limit;

(ii) the sum of (A) the Capital of such Purchaser, plus (B) the aggregate outstanding Capital of each other Purchaser in its Group, would exceed the Group Commitment of such Purchaser’s Group;

(iii) if such Purchaser is a Committed Purchaser, the aggregate outstanding Capital of such Committed Purchaser would exceed its Commitment; or

(iv) the Aggregate Capital would exceed the Capital Coverage Amount.

(b) Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, the Seller, on each Sale Date, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to such Sold Receivables, (iii) all Collections with respect to such Sold Receivables and (iv) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c) Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) on each Sale Date pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d) and 13.14 and 4.03(i)). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 4.05 or any rights, interests, liabilities or obligations of any party thereunder.

(d) Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent or any Purchaser of any obligation or liability of the Seller, any Originator, any Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicers and such other Persons, as applicable.

(e) Selection, Designation and Reporting of Sold Receivables. The Seller (or the U.S. Servicer on its behalf) shall select and identify from the Pool Receivables (other than Canadian Receivables) all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) the Seller shall select Sold Receivables from the Pool Receivables, and the Seller shall transfer pursuant to Section 2.01(b) 100% of its interest in such Sold Receivables, and (ii) the Seller shall not ~~permit~~select Sold Receivables in a manner that would cause the aggregate Outstanding Balance of Sold Receivables to exceed the Aggregate Capital ~~at any time~~. The Seller shall maintain (or cause a Servicer to maintain) books and records sufficient to readily identify the Sold Receivables. The Seller and a Servicer shall cause (i) all Sold Receivables to be identified on each Investment Request in accordance with Section 2.02(a) and (ii) the aggregate Outstanding Balance of each Obligor’s Sold Receivables to be identified on each Information Package delivered hereunder.

SECTION 2.02. Making Investments; Return of Capital. (a) Each Investment hereunder shall be made on at least one (1) Business Day’s prior written request from the Seller to the Administrative Agent and each Group Agent in the form of an Investment Request attached hereto as Exhibit A-1. Each such request for an Investment shall be made no later than

11:00 a.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Investment(s) requested (which shall (x) not be less than $1,000,000 and shall be an integral multiple of $100,000 and (y) not cause the aggregate Outstanding Balance of all Sold Receivables (after giving effect to the addition of Pool Receivables to the Sold Receivables in connection with such Investment) to (A) exceed the Aggregate Capital or (B) be less than the Aggregate Capital by $1,000,000 or more), (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the account to which the proceeds of such Investment shall be distributed, (iv) the date such requested Investment is to be made (which shall be a Business Day) and (v) all Pool Receivables that are or, effective upon the making of such Investment, will be, Sold Receivables.

(b) On the date of each Investment, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article V and in accordance with the other conditions set forth in this Article II, make available to the Seller in same day funds an aggregate amount equal to the amount of such Investments requested, at the account set forth in the related Investment Request.

(c) Each Committed Purchaser’s obligation shall be several, such that the failure of any Committed Purchaser to make available to the Seller any funds in connection with any Investment shall not relieve any other Committed Purchaser of any obligation hereunder to make funds available on the date such Investments are requested (it being understood, that no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to make funds available to the Seller in connection with any Investment hereunder).

(d) The Seller shall return in full the outstanding Capital of each Purchaser on the Seller Obligations Final Due Date. Prior thereto, the Seller shall on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 3.01 in accordance with such Section. Without limiting the foregoing, on each Settlement Date the Seller shall be obligated (without regard to the amount of Collections then available) to reduce the Capital of the Purchasers to the extent necessary to cause no Capital Coverage Deficit (determined using the Capital Coverage Amount calculated as of the last day of the preceding Fiscal Month assuming that the amount described in clause (a)(ii) of the definition of “Capital Coverage Amount” is zero) to exist. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to make a reduction, in whole or in part, of the outstanding Capital of the Purchasers (together with any accrued Yield and Fees in respect of such reduction in Capital): (i) on any Business Day upon two (2) Business Days’ prior written notice in the form of Exhibit A-2 hereto (each, a “Reduction Notice”) thereof to the Administrative Agent and each Group Agent; provided, however, that each such reduction in Capital shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000 or (ii) within the same Business Day if requested by 10:00 a.m. (New York City time), or on the following Business Day if requested after such time, and without any minimum amount requirement, for the purpose of curing any Capital Coverage Deficit; provided, further, that no such reduction in Capital shall reduce the Aggregate Capital to an amount less than the Minimum Funding Threshold.

(e) The Seller may, at any time upon at least fifteen (15) days prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part; provided, however, that no such reduction shall reduce the Facility Limit to an amount less than the Aggregate Capital at such time (after giving effect to any reduction of the Aggregate Capital pursuant to clause (f) below). Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $2,000,000 and shall be an integral multiple of $100,000, and no such reduction (other than a reduction of the Facility Limit to zero) shall reduce the Facility Limit to an amount less than $75,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Purchaser shall be ratably reduced.

(f) In connection with any reduction of the Facility Limit and the corresponding Commitments of the Purchasers, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) the Capital of the Purchasers in each Group in excess of the Group Commitment of such Group following such reduction, (B) accrued Yield and Fees in respect of the portion of Capital being prepaid, (C) any associated Breakage Fees and (D) to the extent there are any other non-contingent Seller Obligations then due and owing by the Seller, the portion of the amount of such Seller Obligations described in clause (D) above equal to the ratio of the reduction of the Commitments being effected relative to the amount of the Commitments immediately prior to such reduction. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of any remaining outstanding Seller Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Purchasers.

SECTION 2.03. ~~Yield and~~ Fees and Yield.

(a) Fees. On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 3.01, pay to each applicable Group Agent, each applicable Purchaser, the Administrative Agent and/or the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent or the Structuring Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b) Yield. The Capital of each Purchaser shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Purchaser. The Seller shall pay all Yield, Fees and any Breakage Fees accrued during each Yield Period on the immediately following Settlement Date in accordance with the terms and priorities for payment set forth in Section 3.01.

(c) Highest Lawful Rate. No provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law.

(d) Selection of Benchmark; Rate Quotations.

(i) So long as no Termination Event is continuing, the Seller may, by written notice to the Administrative Agent, elect to have all or any Portion of Capital for which the Yield Rate is the Bank Rate accrue Yield by reference to Term SOFR (rather than Daily 1M SOFR) during any Yield Period; provided, however, that no such election shall be made for any Yield Period that does not commence on a Monthly Settlement Date. Any such notice must specify all or such Portion of Capital for which the Benchmark used for the Bank Rate will be Term SOFR (rather than Daily 1M SOFR), and must be delivered not later than three (3) Business Days prior to the commencement of the Yield Period for which such election has been made. Any such Portion of Capital (which may be all) for which such an election has been made shall be apportioned among the Purchasers ratably based on each Purchaser’s respective Portion of Capital for which the Yield Rate is the Bank Rate. Notwithstanding the foregoing, (x) the Seller shall not make such an election if such election would result in all Portions of Capital then outstanding accruing Yield at more than two different discount rates and (y) any Portion of Capital accruing interest by reference to Term SOFR shall not be less than $1,000,000 and shall be an integral multiple of $100,000.

(ii) The Seller may call the Administrative Agent on or before the date on which an Investment Request is to be delivered to receive an indication of the rates then in effect, but the Seller acknowledges that such indication shall not be binding on the Administrative Agent or the Purchasers nor affect the rate that is actually determined in accordance with this Agreement once an election is made.

(e) Conforming Changes Relating to Daily 1M SOFR and the Term SOFR. In connection with the use or administration of Daily 1M SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, the Administrative Agent shall provide notice to the Seller and the Group Agents of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

(f) Yield After Termination Event. To the extent permitted by Applicable Law, upon the occurrence of a Termination Event and until such time such Termination Event shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Majority Group Agents to the Administrative Agent:

(i) Yield Rate. The Yield Rate applicable to any Portion of Capital shall be increased by 2.00% per annum.

(ii) Other Obligations. Each other obligation (other than payments in respect of the Subordinated Note) of any of the Seller or Servicer hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the Base Rate plus an additional 2.00% per annum from the time such obligation becomes due and payable until the time such obligation is paid in full.

SECTION 2.04. Records of Investments and Capital. Each Group Agent shall record in its records, the date and amount of each Investment made by the Purchasers in its Group hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued thereon and each repayment and payment thereof. Subject to Section 13.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not affect the obligations of the Seller hereunder or under the other Transaction Documents.

ARTICLE III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 3.01. Settlement Procedures.

(a) Each Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, segregate in a separate account approved by the Administrative Agent), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by such Servicer or any SPV Entity or received in any Lock-Box or Lock-Box Account; provided, however, that (A) the Servicers may from time to time release to the applicable SPV Entity from such Collections received on Unsold Receivables the amount (if any) necessary to pay the purchase price for Receivables purchased by such SPV Entity on such date in accordance with the terms of the applicable Purchase and Sale Agreement and (B) the U.S. Servicer may, on any day and if so requested by the Seller, release to the Seller all or a portion of such Collections received on Sold Receivables in exchange for the Seller designating on such day an equivalent amount (based on aggregate Outstanding Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(b) upon such release on such day (each such release of Collections described in clauses (A) and (B) above, a “Release”); provided that, for the avoidance of doubt, any Collections that are not so Released shall be held in trust by the Servicers for the benefit of the Secured Parties or segregated and held in a separate account approved by the Administrative Agent unless and until such Collections are Released or distributed on a Settlement Date, in each case, in accordance with the terms hereof. On each Settlement Date, the Servicers (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i) first, to each Lock-Box Bank, the amount of any fees, costs or expenses payable to such Lock-Box Bank by any SPV Entity in connection with maintaining its related Lock-Box Account(s) to the extent that such Lock-Box Bank is permitted to debit or otherwise pay itself such fees, costs or expenses from funds on deposit in such Lock-Box Account(s) pursuant to the terms of the applicable Lock-Box Agreement; provided, that the payment of such fees, costs and expenses from Collections on deposit in such Lock-Box Accounts on days other than Settlement Dates in accordance with the terms of the applicable Lock-Box Agreements shall not constitute a breach or default under this Agreement for any purpose;

(ii) second, to each Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to such Servicer) plus any applicable Canadian Sales Taxes thereon;

(iii) third, to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing), all accrued and unpaid Yield and Fees and any Breakage Fees due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period, plus, if applicable, the amount of any such Yield, Fees and any Breakage Fees payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;

(iv) fourth, as set forth in clause (x) or (y) below, as applicable:

(x) prior to the occurrence of the Maturity Date, to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, an aggregate amount (if any) necessary to cause no Capital Coverage Deficit (determined using the Capital Coverage Amount calculated as of the last day of the preceding Fiscal Month assuming that the amount described in clause (a)(ii) of the definition of “Capital Coverage Amount” is zero) to exist; or

(y) on and after the occurrence of the Maturity Date, to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the payment in full of the aggregate outstanding Capital of such Purchaser at such time;

(v) fifth, to each Purchaser entitled to receive distributions pursuant to the definition of “Specifically Reserved Maintenance Revenue Amount” (ratably, based on the aggregate outstanding Capital of each such Purchaser at such time) for the payment in full of the aggregate outstanding Capital of such Purchaser at such time;

(~~v~~vi) ~~fifth~~sixth , to the Purchaser Parties, the Affected Persons, the SPV Entity Indemnified Parties and the Lock-Box Bank (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by any SPV Entity to the Purchaser Parties, the Affected Persons, the SPV Entity Indemnified Parties and the Lock-Box Bank (including any amounts payable under Sections 4.01, 4.03, 12.01 or 13.04 or under the Lock-Box Agreement);

(~~vi~~vii) ~~sixth~~seventh , to each SPV Entity, the amount of any accrued and unpaid interest on the Subordinated Notes, which amount the applicable SPV Entity shall pay to the applicable Originator(s);

(~~vii~~viii) ~~seventh~~eighth , prior to the occurrence of the Maturity Date, at the election of the Seller and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);

(~~viii~~ix) ~~eighth~~ninth , to the applicable SPV Entity, the amount of any unpaid purchase price payable by such SPV Entity to the Originators for Pool Receivables under the applicable Purchase and Sale Agreement to the extent required to be paid in cash on such Settlement Date, which amount the applicable SPV Entity shall pay to the applicable Originator(s);

(~~ix~~x) ~~ninth~~tenth , to each SPV Entity, the amount of any principal then due and payable on the Subordinated Notes, which amount such SPV Entity shall pay to the applicable Originator(s); and

(~~x~~xi) ~~tenth~~eleventh , the remaining balance, if any, to each SPV Entity for its own account.

If any Servicer receives any cash payments or cash distributions from any SPV Entity or from Collections during any Yield Period (including in respect of Servicing Fees, expenses, or dividends) at any time during which a Capital Coverage Deficit existed or resulted from such payments or distributions (other than payments or distributions made to such Servicer on Settlement Dates pursuant to Section 3.01(a)), such Servicer shall return the amount of all such payments and distributions to such SPV Entity on the first Settlement Date following such Yield Period to be treated as Collections and applied in accordance with the priorities set forth in Section 3.01(a); provided, however, that such Servicer may net from the amount it is required to return to any SPV Entity, the amount (if any) that would otherwise be paid to such Servicer on such Settlement Date pursuant to Section 3.01(a) from available Collections (including Collections returned to any SPV Entity by such Servicer pursuant to this paragraph and by the Originators pursuant to Section 3.4 of the applicable Purchase and Sale Agreement). If any delay by such Servicer to pay over such amounts causes any SPV Entity to incur the obligation to pay additional interest or fees in respect of such amounts, such Servicer shall additionally pay over to such SPV Entity, to treated as Collections and applied in accordance with the priorities set forth in Section 3.01(a), an amount sufficient to compensate such SPV Entity for the amount of such interest and fees.

Amounts payable pursuant to clauses first through fifth above shall be paid first from available Collections on Sold Receivables and other Sold Assets, second, to the extent necessary in order to make all such payments in full, from Collections on Unsold Receivables that are U.S. Receivables and other Pledged Collateral relating to U.S. Receivables, and third, to the extent necessary in order to make all such payments in full, from Collections on Unsold Receivables that are Canadian Receivables and other Pledged Collateral relating to Canadian Receivables, which Collections on Unsold Receivables that are Canadian Receivables and other Pledged Collateral relating to Canadian Receivables shall be applied in satisfaction of the Canadian Guarantor’s obligations under its SPV Entity Guaranty. Seller’s right to receive payments (if any) from time to time pursuant to clauses sixth through tenth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the SPV Entity Guaranty and the Purchaser Parties’ interests in the Pledged Collateral of the Seller. The Canadian Guarantor’s right to receive payments (if any) from time to time pursuant to clauses sixth through tenth above shall, to the extent arising from Pledged Collateral, constitute (i) first, reimbursement of the Canadian Guarantor of any amounts paid under its SPV Entity Guaranty and (ii) second, compensation to the Canadian Guarantor for the Canadian Guarantor’s provision of its SPV Entity Guaranty and the Purchaser Parties’ interests in the Pledged Collateral of the Canadian Guarantor.

(b) All payments or distributions to be made by any Servicer, any SPV Entity and any other Person to the Purchasers (or their respective related Affected Persons and the SPV Entity Indemnified Parties), shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, Affected Persons and the SPV Entity Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Purchasers, Affected Persons and the SPV Entity Indemnified Parties within its Group in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.

(c) If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any SPV Entity Indemnified Party shall be required for any reason to return to any SPV Entity or any underlying Obligor (including to any trustee, receiver, custodian or similar official thereof as a result of any Insolvency Proceeding with respect to such SPV Entity or such Obligor) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by such SPV Entity and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such SPV Entity Indemnified Party, as the case may be, shall have a claim (which claim may be contingent or subject to defenses) against such SPV Entity for such amount.

(d) If on any day any Originator is required to make a cash payment of Deemed Collections to any SPV Entity under any Purchase and Sale Agreement, such SPV Entity shall deposit (or cause to be deposited) the amount of such Deemed Collections to a Lock-Box Account for application as Collections in accordance with Section 3.01(a). Each SPV Entity shall promptly enforce the Originators’ obligations to pay Deemed Collections in accordance with the terms of the applicable Purchase and Sale Agreement.

(e) Except as otherwise required by Applicable Law or the relevant Contract ~~and subject to the provisions of the Intercreditor Agreement~~, all Collections received from a Pool Obligor in payment of any Pool Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables.

SECTION 3.02. Payments and Computations, Etc. (a) All amounts to be paid by any SPV Entity or any Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any SPV Entity Indemnified Party hereunder shall be initiated by wire transfer no later than 11:00 a.m. (New York City time) on the day when due in same day funds to the applicable Group Agent’s Account.

~~(b) Each SPV Entity and each Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand and compounded monthly on each Monthly Settlement Date.~~

(~~c~~b) All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(~~d~~c) Solely for purposes of reporting information regarding the Pool Receivables, the Net Receivables Pool Balance and the Capital Coverage Amount in any Information Package, Investment Request or similar report or certification, the portion of the Pool Receivables’ aggregate Outstanding Balance that (x) is subject to potential set-off or a similar right of offset or that remains subject to the performance of additional services or delivery of additional goods by the Originators or (y) constitutes an Eligible Unbilled Receivable, the applicable SPV Entity and the applicable Servicer shall either (i) report the actual amount thereof or (ii) report an estimate of such amount calculated in manner and using assumptions approved by the Administrative Agent in consultation with the applicable Servicer, and reporting such an estimate shall not be deemed to constitute a default under or breach of this Agreement or any other Transaction Document. For the avoidance of doubt, the reporting and use of such an estimated amount pursuant to this paragraph shall not derogate from (x) any obligation of the Seller to ensure that no Capital Coverage Deficit exists based upon the actual portion of the Pool Receivables’ aggregate Outstanding Balance that is subject to potential set-off or a similar right of offset or that remains subject to the performance of additional services or delivery of additional goods by the Originators or (y) any obligation of the Seller or any Servicer to notify the other parties hereto that a Capital Coverage Deficit exists based upon such actual amounts.

(~~e~~d) Conversion of Currencies. On any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in an Alternative Currency shall be converted to the U.S. Dollar Equivalent on such day.

(~~f~~e) Interest Act (Canada). For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any yield, interest or fee to be paid under any Transaction Document is to be calculated on the basis of a 360-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(~~g~~f) Criminal Interest. If any provision of this Agreement would oblige the Canadian Guarantor to make any payment of interest or other amount payable to any Committed Purchaser in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by that Committed Purchaser of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by that Committed Purchaser of “interest” at a “criminal rate”.

ARTICLE IV

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY

INTEREST

SECTION 4.01. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Person ~~(except any reserve requirement reflected in the LIBOR Rate)~~;

(ii) subject any Affected Person to any Taxes (other than (A) Indemnified Taxes, (B) clauses (b) through (e) of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income, capital, profits or revenue) on its loans, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Affected Person or the ~~London interbank~~ market for U.S. Treasuries any other condition, cost or expense affecting the Sold Assets and Pledged Collateral, this Agreement, any other Transaction Document, any Program Support Agreement, or any Investment made by, or supported by, such Affected Person;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Purchaser hereunder or as a Program Support Provider with respect to a Purchaser for the transactions contemplated hereby, (B) funding or maintaining any Investment (or of maintaining its obligation to make any such Investment) or to reduce the amount of any sum received or receivable by such Affected Person hereunder (whether of principal, interest or otherwise), then, beginning on the Settlement Date following the Fiscal Month during which the Seller received written demand therefor, the Seller will pay to such Affected Person, in accordance with Section 3.01(a), such additional amount or amounts as will compensate such Affected Person for such additional costs or expenses incurred or reduction suffered.

(b) Capital Requirements. If any Affected Person determines that any Change in Law regarding capital requirements or liquidity has had or would have the effect of reducing the rate of return on such Affected Person’s capital as a consequence of this Agreement, the Commitments of or the Investments made or supported by such Affected Person, in each case to a level below that which such Affected Person could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies with respect to capital adequacy and liquidity), then, beginning on the Settlement Date following the Fiscal Month during which the Seller received written demand therefor, the Seller will pay to such Affected Person, in accordance with Section 3.01(a), such additional amount or amounts as will compensate such Affected Person for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Group Agent or Purchaser on behalf of the related Affected Person setting forth the amount or amounts necessary to compensate such Affected Person as specified in clause (a) or (b) of this Section and delivered to the Seller shall be conclusive absent manifest error.

(d) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Affected Person (or its related Group Agent or Purchaser on its behalf) notifies the Seller of the Change in Law giving rise to such increased costs or expenses or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 4.02. Funding Losses.

(a) The Seller will pay each Purchaser all Breakage Fees.

(b) A certificate of a Purchaser (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Purchaser, as specified in clause (a) above and delivered to the Seller shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 3.01, pay such Purchaser the amount shown as due on any such certificate beginning on the first Settlement Date following the Fiscal Month during which the Seller received such certificate.

SECTION 4.03. Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by or on account of any obligation of the Seller (including, for avoidance of doubt, by the Canadian Guarantor) or a Receivable under this Agreement or any other Transaction Document to any Affected Person shall be made without withholding for any Taxes, unless such withholding is required by any

Applicable Law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with Applicable Law. If such Taxes are Indemnified Taxes, then the amount payable by the Seller shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Affected Person receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the SPV Entities. Each SPV Entity shall timely pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by or on behalf of the Seller to a Governmental Authority pursuant to this Agreement, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Seller. The Seller shall indemnify each Affected Person receiving any payment under any Transaction Document for any (i) Indemnified Taxes that are paid or payable by such Affected Person in connection with this Agreement (including Indemnified Taxes imposed or asserted on or attributable to amounts paid or payable under this paragraph) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and (ii) any liability or loss (including associated costs to defend or report) of an Affected Person arising from Investments not treated by a Governmental Authority consistent with the Intended Tax Treatment. The indemnity under this paragraph shall be paid by the Seller beginning on the Settlement Date following the Fiscal Month during which the Seller receives a certificate from the related Group Agent of such Affected Person (with a copy to the Administrative Agent) stating the amount of any Indemnified Taxes so paid or payable by such Affected Person and describing in reasonable detail the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) Indemnification of the Administrative Agent by Affected Persons. Each Affected Person shall severally indemnify the Administrative Agent (i) for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Seller has not already indemnified (or is not already scheduled to indemnify) the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Seller to do so), (ii) any Taxes attributable to the failure of such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 13.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid by the Settlement Date following the Fiscal Month during which the Administrative Agent delivers to the applicable Affected Person a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Purchasers. (i) Any Purchaser that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Transaction Document shall deliver to each Withholding Agent, at the time or times reasonably requested by such Withholding Agent, such properly completed and executed documentation reasonably requested by such Withholding Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Purchaser receiving any payment under any Transaction Document, if requested by any Withholding Agent, shall deliver such other documentation prescribed by law or reasonably requested by such Withholding Agent as will enable such Withholding Agent to determine whether or not such Purchaser is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A) through (E) of paragraph (f)(ii) below) shall not be required if in such Purchaser’s judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Purchaser. Upon the reasonable request of any Withholding Agent, an Purchaser shall update any form or certification previously delivered pursuant to this Section 4.03(f). If any form or certification previously delivered pursuant to this Section 4.03(f) expires or becomes obsolete or inaccurate in any respect with respect to any Purchaser, such Purchaser shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify each Withholding Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding any other provision of this paragraph, a Withholding Agent shall not be required to deliver any form pursuant to this paragraph that it is not legally able to deliver.

(ii) Without limiting the generality of the foregoing, each Purchaser receiving any payment under any Transaction Document shall, if it is legally eligible to do so, deliver to each Withholding Agent (in such number of copies as is reasonably requested by such Withholding Agent) on or prior to the date on which such Purchaser becomes a party hereto (or if not a party hereto, on or prior to the date on which it would, contingently or otherwise, become entitled to any payments hereunder), duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Purchaser receiving a payment under any Transaction Document that is a U.S. Person, IRS Form W-9 certifying that such Purchaser is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Purchaser receiving a payment under any Transaction Document, other than a U.S. Person, that is claiming the benefits of an income tax treaty to which the United States of America is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Purchaser receiving a payment under any Transaction Document, other than a U.S. Person, for whom payments under this Agreement constitute income that is effectively connected with such Purchaser’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;

(D) in the case of a Purchaser receiving a payment under any Transaction Document, other than a U.S. Person, claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) and (2) a certificate to the effect that such Purchaser is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (each, a “U.S. Tax Compliance Certificate”);

(E) in the case of a Purchaser receiving a payment under any Transaction Document, other than a U.S. Person, that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Purchaser), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner, partner of such partnership or participant if such beneficial owner, partner or participant were a Purchaser; provided that if such Purchaser is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Purchaser may provide a U.S. Tax Compliance Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, together with such supplementary documentation as shall be necessary to enable each Withholding Agent to determine the amount of Tax (if any) required by Applicable Law to be withheld.

(iii) If a payment received by a Purchaser under any Transaction Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to any Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by such Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section

1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Withholding Agent as may be necessary for such Withholding Agent to comply with its obligations under FATCA, to determine that such Purchaser has or has not complied with such Purchaser’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f)(iii), “FATCA” shall include any and all amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with FATCA.

(g) Treatment of Certain Refunds. If any Affected Person determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). In the event such Affected Person is required to repay such refund to the relevant Governmental Authority, such indemnifying party shall repay to such Affected Person , upon the request of the related Group Agent on behalf of such Affected Person (or in the event such indemnifying party is the Seller, in accordance with Section 3.01(a) beginning on the Settlement Date following the Fiscal Month during which the Seller has received such request), the amount of the refund paid by such Affected Person to such indemnifying party pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority). Notwithstanding anything to the contrary in this paragraph, in no event will any Affected Person be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such Affected Person in a less favorable position (on a net after-Tax basis) than such Affected Person would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Affected Person to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 4.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller obligations and any Servicer’s obligations hereunder.

(i) Intended Tax Treatment. Notwithstanding anything to the contrary herein or in any other Transaction Document, all parties to this Agreement covenant and agree to treat each Investment under this Agreement as debt (and all Yield as interest) for all U.S. federal, state, local and franchise tax purposes and agree not to take any position on any tax return inconsistent with the foregoing.

(j) References to Applicable Law. All references to Applicable Law in this Section 4.03 shall be deemed to include FATCA.

SECTION 4.04. Inability to Determine ~~LMIR~~Rates; Increased Costs; Change in Legality.

~~(a) If any Group Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto) on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) U.S. Dollar deposits in the relevant amounts and for the relevant day are not available, (ii) adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such day or (iii) the LIBOR Rate determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Group Agent) of maintaining any Portion of Capital during such day, such Group Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller on such day. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at the Bank Rate determined by reference to the LIBOR Rate unless and until such Group Agent shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at the Bank Rate determined by reference to the LIBOR Rate, such Bank Rate shall automatically and immediately be converted to the Bank Rate determined by reference to the Base Rate.~~

(a) If, at any time:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that none of the then-available Benchmarks can be determined by it in accordance with this Agreement; or

(ii) the Majority Group Agents determine that for any reason none of the then-available Benchmarks adequately and fairly reflect the cost to the Purchasers in their Groups of funding, establishing or maintaining their Portions of Capital during the applicable Yield Period or that none of the then-available Benchmarks adequately and fairly reflect the cost to the Purchasers in their Groups of funding, establishing or maintaining their Portions of Capital, and such Majority Group Agents have provided notice of such determination to the Administrative Agent;

then the Administrative Agent shall have the rights specified in Section 4.04(c).

(b) ~~If on any day, any Group Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain~~Change in Legality. If at any time any Purchaser or any Governmental Authority shall have determined or any Governmental Authority shall have asserted that the making, maintenance or funding of any Investment (or any Portion of Capital ~~at or~~thereof) accruing Yield by reference to ~~the LIBOR Rate, such Group Agent shall notify the Seller and the Administrative Agent thereof. Upon receipt of such notice, until the applicable Group Agent notifies the Seller and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to the LIBOR Rate and (ii) the Yield for any outstanding portions of Capital then funded at the Bank Rate determined by reference to~~

~~the LIBOR Rate shall automatically and immediately be converted to the Bank Rate determined by reference to the Base Rate.~~any of the available Benchmarks or the determination or charging of Yield by reference to any of the then-available Benchmarks has been made unlawful as a result of a Change in Law, then the such Purchaser shall have the rights specified in Section 4.04(c) and (d).

(c) Administrative Agent’s and Purchaser’s Rights. In the case of any event specified in Section 4.04(a), the Administrative Agent shall promptly so notify each Group Agent and the Seller thereof, and in the case of an event specified in Section 4.04(b), such Purchaser shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Purchasers, each Group Agent and the Seller.

Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Purchasers, in the case of such notice given by the Administrative Agent, or (ii) such Group Agents, in the case of such notice given by the Majority Group Agents, to allow the Seller to select, convert to, renew or continue any Capital accruing Yield by reference to any of the then-available Benchmarks shall be suspended (to the extent of the affected Benchmarks or Yield Period) until the Administrative Agent shall have later notified the Seller, or the Majority Group Agents shall have later notified the Administrative Agent, of the Administrative Agent’s or the Majority Group Agent’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

Upon a determination by the Administrative Agent under Section 4.04(a), (A) if the Seller has previously delivered an Investment Request for an affected Investment that has not yet been made and the Seller has not elected to revoke such Investment Request, any Portion of Capital subject to such Investment Request for which the Yield Rate would have been determined by reference to one of the then-available Benchmarks shall instead be determined by reference to the Base Rate and (B) any outstanding Portions of Capital for which the Yield Rate is being determined by reference to one of the then-available Benchmarks shall instead be determined by reference to the Base Rate commencing on the next Benchmark Determination Date for such Benchmark.

(d) If any Purchaser notifies the Administrative Agent of a determination under Section 4.04(b) above, at the option of the Seller, either (i) any outstanding Portions of Capital of such Purchaser for which the Yield Rate is being determined by reference to one of the then-available Benchmarks shall instead be determined by reference to the Base Rate or (ii) the Seller shall repay, without penalty, any outstanding Portions of Capital of such Purchaser for which the Yield Rate is being determined by reference to one of the then-available Benchmarks, along with any related Breakage Fee.

SECTION 4.05. Back-Up Security Interest.

(a) If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 13.14), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all the Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations). Therefore, as security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller (i) hereby affirms its grant of a security interest pursuant to the Prior Agreement in the portion of Collateral (as defined in the Prior Agreement) comprised of the Sold Assets and (ii) hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising.

(b) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent (for the benefit of the Secured Parties) to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c) For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 4.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 14.09, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 4.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 4.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

SECTION 4.06. Mitigation Obligations; Replacement of Affected Persons.

(a) If any Affected Person requests compensation under Section 4.01, or if the Seller is required to pay any additional amount to any Affected Person or to any Governmental Authority for the account of any Affected Person pursuant to Section 4.03, or if the Yield Rate for any Portion of Capital is determined by reference to the Base Rate as a result of the delivery of a notice by an Affected Person under Section 4.04, then such Affected Person shall (at the request of the Seller) use commercially reasonable efforts to designate a different lending office for funding or booking the related Investments hereunder or to assign and delegate (or cause to be assigned and delegated) such Affected Person’s rights and obligations hereunder to another office, branch or Affiliate of such Affected Person if, in the judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 ~~or~~, 4.03 or 4.04, as the case may be, in the future and (ii) would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person. The Seller hereby agrees to pay all reasonable out of pocket costs and expenses incurred by any Affected Person in connection with any such designation or assignment and delegation.

(b) If (i) any Affected Person requests compensation under Section 4.01, (ii) the Seller is required to pay any additional amount to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 4.03, (iii) the Yield Rate for any Portion of Capital is determined by reference to the Base Rate as a result of the delivery of a notice by an Affected Person under Section 4.04, (iv) any Affected Person has become a Defaulting Purchaser Party or (~~iv~~v) any Affected Person has failed to consent to a proposed amendment, waiver, discharge or termination that requires the consent of each Group Agent (or the Group Agent of each affected Group) and with respect to which the Majority Group Agents shall have or would have granted their consent (any such Affected Person identified in clause (iv), a “Non-Consenting Affected Person”), then the Seller may, at its sole expense and effort, upon notice to the related Group Agent and the Administrative Agent, require such Group Agent to cause the related Affected Person to assign and delegate, without recourse (in accordance with and subject to all applicable transfer restrictions), all its interests, rights and obligations under this Agreement and the other Transaction Documents to another appropriate Person (which, in the case of a Purchaser, shall be an Eligible Assignee) that shall acquire such interest or, in the case of a Committed Purchaser, assume such Committed Purchaser’s obligations (which assignee may, in each case, be an existing Purchaser); provided that (A) the Seller shall have received the prior written consent of the Administrative Agent and the Majority Group Agents, which consent shall not unreasonably be withheld (provided that no such consent from a Non-Consenting Affected Person or its Affiliates shall be required, and any Non-Consenting Affected Person and its Affiliates shall be excluded from any determination of the Majority Group Agents for such purpose), (B) such Affected Person, if a Purchaser, shall have received payment of an amount equal to its outstanding Capital and, if applicable, accrued Yield and Fees thereon and all other amounts then owing to it hereunder from the assignee or the Seller, (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 4.01 ~~or~~, payments required to be made pursuant to Section 4.03 or accrual of Yield based on the Base Rate pursuant to Section 4.04, such assignment is expected to result in a reduction in such compensation or payments for future periods and (D) in the case of any such assignment and delegation resulting from the failure of an Affected Person to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. An Affected Person shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Affected Person or otherwise, the circumstances entitling the Seller to require such assignment and delegation have ceased to apply.

SECTION 4.07. ~~Successor LIBOR Rate~~Benchmark Replacement Setting.

~~(a) Announcements Related to LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month USD LIBOR tenor settings (collectively, the “Cessation~~

~~Announcements”). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to USD LIBOR under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.~~

(~~b~~a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to ~~the Reference Time in respect of~~ any setting of the then-current Benchmark, then (~~x~~A) if a Benchmark Replacement is determined in accordance with clause (1)  ~~or~~of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of ~~such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of~~ any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Group Agents without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from ~~Group Agents~~Purchasers comprising the Majority Group Agents.

(~~c~~b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(~~d~~c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the Group Agents of (~~i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election, or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii~~A) the implementation of any Benchmark Replacement, and (~~iii~~B) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes~~, (iv)~~ in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (~~e~~iv ) below and (~~v~~y) the commencement ~~or conclusion~~ of any Benchmark

Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Group Agent (or Majority Group Agents) pursuant to this Section 4.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document~~,~~ except, in each case, as expressly required pursuant to this Section 4.07.

(~~e~~d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (~~i~~A) if the then-current Benchmark is a term rate ~~(including Term SOFR or USD LIBOR)~~or based on a term rate and either (~~A~~I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (~~B~~II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will ~~be no longer~~not be representative, then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (~~ii~~B ) if a tenor that was removed pursuant to ~~subclause~~clause (~~i~~A) above either (~~A~~I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (~~B~~II ) is not, or is no longer, subject to an announcement that it is not or will ~~no longer~~not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(~~f~~e) Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to all of the then-available Benchmarks, the Seller may revoke any ~~request for an~~pending Investment ~~(or~~Request for a Portion of Capital ~~thereof) accruing~~that would accrue Yield based on ~~USD LIBOR,~~any such Benchmarks or conversion to or continuation of ~~Investments~~any Portion of Capital accruing Yield ~~(or Capital thereof)~~ based on ~~USD LIBOR~~any such Benchmarks to be made, converted or continued during any Benchmark Unavailability Period and, failing that, ~~the Seller will be deemed to have converted any such request into a request for an Investment of or conversion to Investments accruing Yield under the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.~~ any Portion of Capital subject to such Investment Request for which the Yield Rate would have been determined by reference to one of the then-available Benchmarks shall instead be determined by reference to the Base Rate.

~~(g) Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Transaction Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the~~

~~applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; and (ii) Capital outstanding on the Secondary Term SOFR Conversion Date accruing yield based on the then-current Benchmark shall be deemed to have been converted to Capital accruing yield at the Benchmark Replacement with a tenor approximately the same length as the yield payment period of the then-current Benchmark; provided that, this paragraph (g) shall not be effective unless the Administrative Agent has delivered to the Group Agents and the Seller a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.~~

~~(h) Certain Defined Terms. As used in this Section 4.07:~~

~~“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of any Yield Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Yield Period” pursuant to paragraph (e) of this Section 4.07, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for yield calculated with reference to such Benchmark pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for LMIR is one month.~~

~~“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election, or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (b) of this Section 4.07.~~

~~“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:~~

~~(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

~~(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;~~

~~(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due~~

~~consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;~~

 ~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, in the case of an Other Benchmark Rate Election, the “Benchmark Replacement” shall mean the alternative set forth in clause (3) above and when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Seller shall be the term benchmark rate that is used in lieu of a USD LIBOR-based rate in relevant other U.S. Dollar-denominated syndicated credit facilities; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.~~

~~“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:~~

~~Available Tenor~~	~~Benchmark Replacement Adjustment~~
~~One-Week~~	~~0.03839% (3.839 basis points)~~
~~One-Month~~	~~0.11448% (11.448 basis points)~~
~~Two-Months~~	~~0.18456% (18.456 basis points)~~
~~Three-Months~~	~~0.26161% (26.161 basis points)~~
~~Six-Months~~	~~0.42826% (42.826 basis points)~~

~~*~~	~~These values represent the ARRC/ISDA recommended spread adjustment values available here: https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf~~

~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities;~~

~~provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for yield calculated with reference to such Unadjusted Benchmark Replacement.~~

~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Yield Period,” timing and frequency of determining rates and making payments of yield, timing of investment requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).~~

~~“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:~~

~~(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);~~

~~(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;~~

~~(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Group Agents and the Seller pursuant to this Section 4.07, which date shall be at least 30 days from the date of the Term SOFR Notice; or~~

~~(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Group Agents, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Group Agents, written notice of objection to such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, from Group Agents comprising the Majority Group Agents.~~

~~For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).~~

~~“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:~~

~~(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);~~

~~(2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction~~

~~over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or~~

~~(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.~~

~~For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).~~

~~“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 4.07 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 4.07.~~

~~“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest or yield payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~

~~“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~

~~“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:~~

~~(1) a notification by the Administrative Agent to (or the request by the Seller to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2) the joint election by the Administrative Agent and the Seller to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Group Agents.~~

~~“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.~~

~~“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of: (x) either (i) a request by the Seller to the Administrative Agent , or (ii) notice by the Administrative Agent to the Seller, that, at the determination of the Seller or the Administrative Agent, as applicable, U.S. Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate, and (y) the Administrative Agent, in its sole discretion, and the Seller jointly elect to trigger a fallback from USD LIBOR and the provision, as applicable, by the Administrative Agent of written notice of such election to the Seller and the Group Agents.~~

~~“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.~~

~~“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.~~

~~“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.~~

~~“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).~~

~~“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~

~~“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

~~“Term SOFR Notice” means a notification by the Administrative Agent to the Group Agents and the Seller of the occurrence of a Term SOFR Transition Event.~~

~~“Term SOFR Transition Event” means the determination by the Administrative Agent that (1) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (2) the administration of Term SOFR is administratively feasible for the Administrative Agent and (3) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 4.07 that is not Term SOFR.~~

~~“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.~~

~~“USD LIBOR” means the London interbank offered rate for U.S. Dollars which, for the purposes of this Agreement, shall include LMIR and the Euro Rate.~~

~~(i) This Section 4.07 provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of LIBOR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.~~

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS

SECTION 5.01. Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, PPSA filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit G hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses due and payable by any SPV Entity on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 5.02. Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) the Seller shall have delivered to the Administrative Agent and each Group Agent an Investment Request for such Investment in accordance with Section 2.02(a);

(b) the Servicers shall have delivered to the Administrative Agent and each Group Agent a pro forma Information Package, reflecting the Aggregate Capital, Total Reserves and the Capital Coverage Amount, each as calculated after giving effect to the proposed Investment;

(c) none of the conditions specified in Section 2.01(i) through (iv) shall exist after giving effect to such Investment;

(d) on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, each SPV Entity and each Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of each SPV Entity and each Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, and no Termination Event or Unmatured Termination Event would result from such Investment;

(iii) no Capital Coverage Deficit exists or would exist after giving effect to such Investment; ~~and~~

(iv) the Aggregate Capital exceeds the Minimum Funding Threshold; and

(e) the Maturity Date shall not have occurred.

SECTION 5.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) (i) after giving effect to such Release, the Servicers shall be holding in trust for the benefit of the Secured Parties or shall have segregated in a separate account approved by the Administrative Agent, in either case, pursuant to and in accordance with Section 3.01(a), an amount of Collections sufficient to pay the sum of all accrued and unpaid Servicing Fees, Yield, Fees and any Breakage Fees and, the amount of all other non-contingent Seller Obligations that are then due and owing and (ii) no Capital Coverage Deficit shall have existed as of the last day of the most recently ended Fiscal Month;

(b) Each SPV Entity shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by such SPV Entity in accordance with the terms of the applicable Purchase and Sale Agreement; and

(c) on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, each SPV Entity and each Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of such SPV Entity and such Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Termination Event has occurred and is continuing, and no Termination Event would result from such Release; and

(iii) the Maturity Date has not occurred.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01. Representations and Warranties of the SPV Entities. Each SPV Entity represents and warrants as of the Closing Date, as of each day on which an Investment or Release shall have occurred and as of each Settlement Date occurring prior to the Final Payout Date or acceleration under Article XI:

(a) Organization and Good Standing. The Seller is a limited liability company and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted. The Limited Partnership is a limited partnership duly formed and validly existing under the laws of the Province of Ontario, Canada, and has full power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted. The Canadian GP is the sole general partner for the Limited Partnership and is a corporation, validly existing in good standing under the laws of the Province of Ontario, Canada, and has full power and authority to act as the general partner of the Limited Partnership.

(b) Due Qualification. Such Person is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. Such Person (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Sold Assets and Pledged Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company, limited partnership or corporate action, as applicable, such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which such Person is a party constitutes legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms hereof and thereof, will not (i) violate any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any material agreement or instrument to which such Person is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Sold Assets and Pledged Collateral pursuant to the terms of any agreement to which such Person is a party or by which it or any of its properties is bound or (iii) violate in any material respect any Applicable Law.

(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the knowledge of such Person based on written notice received by it, threatened, against such Person before any Governmental Authority and (ii) such Person is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Sold Assets and Pledged Collateral by such Person to the Administrative Agent, the ownership or acquisition by such Person of any Pool Receivables or other Sold Assets and Pledged Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that would reasonably be expected to materially and adversely affect the performance by such Person of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Person in connection with the grant of a security interest in the Sold Assets and Pledged Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by such Person of this Agreement or any other Transaction Document to which it is a party and the consummation by such Person of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h) Margin Regulations. Such Person is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i) Taxes.

(i) Each SPV Entity has filed all material Tax returns required by Applicable Law to have been filed by it and has paid all material Taxes required by Applicable Law to be paid by it, other than any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.

(ii) The Seller is, and has at all relevant times been, classified as a disregarded entity for U.S. federal income tax purposes and has not made any election under U.S. Treasury Regulation § 301.7701-3 to be classified as anything other than a disregarded entity that is disregarded as separate from a U.S. Person. The Seller is not subject to any Tax in any jurisdiction outside the United States. The Seller is not subject to any material amount of Taxes imposed by a state or local taxing authority. The Canadian Guarantor is not subject to any withholding Tax or net income Tax in Canada.

(iii) The Limited Partnership is, and at all relevant times has been since formation, a “Canadian partnership” for the purposes of the Income Tax Act (Canada). Neither the Limited Partnership nor the Canadian GP is subject to any Tax in any jurisdiction outside Canada. The Limited Partnership is not and has not at any relevant time been a “SIFT partnership” as defined in Part IX.1 of the Income Tax Act (Canada).

(j) Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, such Person is Solvent.

(k) Jurisdiction of Organization; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within the four months prior to the date of this Agreement. The legal name of the Seller is NCR Receivables LLC. The sole jurisdiction or organization of the Limited Partnership is the Province of Ontario, Canada, and the sole jurisdiction of organization of the Canadian GP is the Province of Ontario, Canada, neither such jurisdiction has changed since its formation. The legal name of the Limited Partnership is NCR Canada Receivables LP and the legal name of the Canadian GP is NCR Canada Receivables GP Corp.

(l) Investment Company Act. Such Person is not, and is not controlled by, an “Investment company” registered or required to be registered under the Investment Company Act. Such Person is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”). In determining that such Person is not a “covered fund” under the Volcker Rule, although other exemptions or exclusions under the Investment Company Act may apply, such Person relies on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act and does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act.

(m) No Material Adverse Effect. Since the date of formation of such Person there has been no Material Adverse Effect with respect to such Person.

(n) Accuracy of Information. All Information Packages, Investment Requests, certificates, reports, statements, documents and other information furnished or caused to be furnished to the Administrative Agent or any other Purchaser Party by such Person or by any Servicer on such Person’s behalf pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, true and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party (other than forward-looking or projected information, with respect to which no representation or warranty is made, and otherwise as subsequently corrected as the Administrative Agent or such other Purchaser Party, as applicable, have deemed acceptable), and when taken as a whole, and in light of the circumstances in which and the purposes for which they were furnished, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(o) Sanctions and other Anti-Terrorism Laws. No: (i) Covered Entity: (x) is a Sanctioned Person, nor any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (y) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Applicable Laws of the United States or Applicable Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; (ii) Pledged Collateral or Sold Asset is Embargoed Property.

(p) Transaction Information. None of such Persons nor any Affiliate of any such Persons acting on its behalf has delivered any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency. None of such Persons nor any Affiliate of any such Person acting on its behalf has participated in any oral communications with any Rating Agency in which such Person or such Affiliate has provided any Transaction Information without the participation of the applicable Group Agent.

(q) Perfection Representations.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC or PPSA) in such Person’s right, title and interest in, to and under the Sold Assets and Pledged Collateral.

(ii) The security interest of the Administrative Agent (for the benefit of the Secured Parties) in the Sold Assets and Pledged Collateral has been perfected (or solely with respect to the Closing Date and the initial Investments and initial Releases hereunder will be perfected on or prior to the fifth Business Day following the Closing Date).

(iii) The Receivables included in any calculation of the Capital Coverage Amount (x) if a U.S. Receivable, constitute “accounts” or “general intangibles” or “tangible chattel paper” within the meaning of Section 9-102 of the UCC and (y) if a Canadian Receivable, constitutes an “account” within the meaning of the PPSA.

(iv) The Seller owns and has good and marketable title (or in the case of U.S. Receivables constituting Sold Receivables, owned and had good and marketable title immediately prior to its sale thereof) to the U.S. Receivables and Related Security free and clear of any Adverse Claim. The Canadian Guarantor owns and has good and marketable equitable title to the Canadian Receivables and all Related Security with respect to the Canadian Receivables, free and clear of any Adverse Claim of any Person.

(v) All appropriate financing statements, financing statement amendments, continuation statements, financing change statements and similar filings have been filed (or, solely with respect to the Closing Date and the initial Investments and initial Releases hereunder, will be filed on or prior to the fifth Business Day following the Closing Date) in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale of the Pool Receivables and Related Security from each Originator to such Person pursuant to the applicable Purchase and Sale Agreement and the Quebec Assignment Agreement and the Administrative Agent’s security interest in the Sold Assets and Pledged Collateral.

(vi) Other than the security interest granted to the Administrative Agent pursuant to this Agreement, such Person has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Sold Assets and Pledged Collateral except as permitted by this Agreement and the other Transaction Documents. Such Person has not authorized the filing of and is not aware of any financing statements or similar filings filed against such Person that include a description of collateral covering the Sold Assets and Pledged Collateral other than any financing statement (i) in favor of the Administrative Agent, (ii) that has been terminated or (iii) that has been addressed in a manner consented to in writing by the Administrative Agent and each Group Agent. Such Person is not aware of any judgment lien, ERISA lien or tax lien filings against such Person that have not been addressed in a manner consented to in writing by the Administrative Agent and each Group Agent.

(vii) The U.S. Servicer is holding all chattel paper evidencing Pool Receivables in its possession or control as bailee for the Secured Parties and the Seller at the locations identified in Schedule IV, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the U.S. Servicer’s business).

(r) The Lock-Boxes and Lock-Box Accounts.

(i) Nature of Lock-Box Accounts. Each U.S. Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Ownership. Each U.S. Lock-Box and U.S. Collection Account is in the name of the Seller, and the Seller owns and has good and marketable title to the U.S. Collection Accounts free and clear of any Adverse Claim. On and after the First Post-Closing Date, each Canadian Lock-Box and Canadian Collection Account will be or is in the name of the Canadian Guarantor, and the Canadian Guarantor owns and will have or has good and marketable title to the Canadian Collection Accounts free and clear of any Adverse Claim.

(iii) Control. Such Person has delivered, or in the case of the New Lock-Box Accounts, will have delivered on or prior to the First Post-Closing Date, to the Administrative Agent a fully executed Lock-Box Agreement relating to each Lock-Box and Lock-Box Account, pursuant to which each applicable Lock-Box Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Lock-Box Account without further consent by such Person, any Servicer or any other Person.

(iv) Instructions. Except for the New Lock-Box Accounts, neither the Lock-Boxes nor the Lock-Box Accounts are in the name of any Person other than the Seller or Canadian Guarantor. In the case of the New Lock-Box Accounts, on and after the First Post-Closing Date, such Lock-Box Accounts and the related Lock-Boxes will be in the name of the Canadian Guarantor. Since the Closing Date (or in the case of the New Lock-Box Accounts, since the First Post-Closing Date), neither such Person nor any Servicer has consented to the applicable Lock-Box Bank complying with instructions of any other Person other than the Administrative Agent.

(s) Ordinary Course of Business. Each remittance of Collections by or on behalf of such Person to the Purchaser Parties under this Agreement will have been (i) in payment of a debt incurred by such Person in the ordinary course of business or financial affairs of such Person and (ii) made in the ordinary course of business or financial affairs of such Person.

(t) Compliance with Applicable Law. Such Person has complied in all material respects with all Applicable Laws to which it is subject.

(u) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(v) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance in any Information Package or in connection with any Investment or Release is an Eligible Receivable as of the date of such Information Package, Investment or Release.

(w) Opinions. The facts regarding such Person, any Servicer, each Originator, the Pool Receivables, the Related Security and the related matters set forth or assumed in the opinions of counsel relating to true sale and substantive non-consolidation matters delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x) Liquidity Coverage Ratio. Such Person has not issued any LCR Restricted Interests except in accordance with Section 7.01(v). Such Person further represents and warrants that it is a consolidated subsidiary of NCR under generally accepted accounting principles.

(y) Beneficial Ownership Rule. As of the Closing Date, the Seller is an entity that is organized under the laws of the United States or of any state and is a Majority Owned Subsidiary of a Listed Entity and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule.

(z) Service of Process. Solely with respect to the Canadian Guarantor, under the Applicable Laws of Canada, neither Canadian Guarantor nor any of its respective revenues, assets or properties has any right of immunity from service of process or from the jurisdiction of competent courts of Canada or the United States or the State of New York in connection with any suit, action, litigation, arbitration or proceeding, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment or from any other legal process with respect to its obligations under this Agreement.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall survive until the Final Payout Date.

SECTION 6.02. Representations and Warranties of the Servicers. Each Servicer represents and warrants as of the Closing Date, as of each day on which an Investment or Release shall have occurred and as of each Settlement Date occurring prior to the Final Payout Date or acceleration under Article XI:

(a) Organization and Good Standing. The U.S. Servicer is a duly organized and validly existing corporation in good standing under the laws of the State of Maryland, with the power and authority under its organizational documents and under the laws of the State of Maryland to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted. The Canadian Servicer is a duly organized and validly existing unlimited company in good standing under the laws of the Province of Nova Scotia, with the power and authority under its organizational documents and under the laws of the Province of Nova Scotia to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. Such Person is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. Such Person has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by such Person by all necessary corporate action.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which such Person is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by such Person will not (i) violate any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of such Person or any material agreement or instrument to which such Person is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such agreement to which such Person is a party or by which it or any of its properties is bound or (iii) conflict with or violate any Applicable Law, except to the extent that any such default, Adverse Claim or violation would not reasonably be expected to have a Material Adverse Effect.

(f) Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the knowledge of such Person based on written notice received by it threatened, against such Person before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the performance by such Person of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.

(g) No Consents. Such Person is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Applicable Law. Such Person (i) has maintained in effect all qualifications required under Applicable Law as are necessary to properly service the Pool Receivables and (ii) has complied in all material respects with all Applicable Law in connection with servicing the Pool Receivables.

(i) Accuracy of Information. All Information Packages, Investment Requests, certificates, reports, statements, documents and other information prepared or caused to be prepared by, or prepared at the direction of, such Person and furnished by it to the Administrative Agent or any other Purchaser Party pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, true and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party (other than forward-looking or projected information, with respect to which no representation or warranty is made, and otherwise as subsequently corrected as the Administrative Agent or such other Purchaser Party, as applicable, have deemed acceptable), and when taken as a whole, and in light of the circumstances in which and the purposes for which they were furnished, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(j) Location of Records. The offices where such Person keeps all of its records relating to the servicing of the Pool Receivables are located at the addresses set forth in Schedule IV.

(k) Credit and Collection Policy. With respect to each Pool Receivable, such Person has complied in all material respects with the Credit and Collection Policy.

(l) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance in any Information Package or in connection with any Investment or Release was an Eligible Receivable as of the date of such Information Package, Investment or Release.

(m) Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by such Person, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(n) Servicing of Pool Receivables. Since the date of NCR’s most recent annual report on form 10-K filed under the Exchange Act, there has been no material adverse change in the ability of such Person to service and administer the collection of the Pool Receivables.

(o) No Material Adverse Effect. Since the date of NCR’s most recent annual report on form 10-K filed under the Exchange Act, there has been no Material Adverse Effect on such Person.

(p) Investment Company Act. Such Person is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(q) No Sanctions. No: (a) Covered Entity: (i) is a Sanctioned Person, nor any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Applicable Laws of the United States or Applicable Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; (b) Sold Asset or Pledged Collateral is Embargoed Property.

(r) Transaction Information. Neither such Person nor any Affiliate of such Person acting on its behalf has delivered any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency. Neither such Person nor any Affiliate of such Person acting on its behalf has participated in any oral communications with any Rating Agency in which such Person or such Affiliate has provided any Transaction Information without the participation of the applicable Group Agent.

(s) Financial Condition. The consolidated balance sheets of such Person and its consolidated Subsidiaries as of June 30, 2021 and the related statements of income and shareholders’ equity of such Person and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of such Person and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u) Taxes. Such Person has filed all material Tax returns required by Applicable Law to have been filed by it and has paid all material Taxes required by Applicable Law to be paid by it, other than any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.

(v) Opinions. The facts regarding the Seller, Canadian Guarantor, such Person, each Originator, the Pool Receivables, the Related Security and the related matters set forth or assumed in the opinions of counsel relating to true sale and substantive non-consolidation matters delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(w) Chattel Paper. The U.S Servicer holds all chattel paper in its possession or control that evidence Pool Receivables as bailee for the Secured Parties and the Seller, and shall not transfer possession or control of such chattel paper to any third party without the consent of the Administrative Agent and the Group Agents. All such chattel paper is held at the locations identified in Schedule IV, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the U.S. Servicer’s business).

(x) Service of Process. Solely with respect to the Canadian Servicer, under the Applicable Laws of Canada, neither the Canadian Servicer, nor any of its revenues, assets or properties has any right of immunity from service of process or from the jurisdiction of competent courts of Canada or the United States or the State of New York in connection with any suit, action, litigation, arbitration or proceeding, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment or from any other legal process with respect to its obligations under this Agreement.

(y) Canadian Defined Benefit Plan. No Canadian Originator has sponsored, maintained, contributed to, or otherwise incurred liability under any Canadian Defined Benefit Plan.

(z) Canadian Tax Residency. No Canadian Originator is a non-resident of Canada for purposes of the Income Tax Act (Canada).

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall survive until the Final Payout Date.

ARTICLE VII

COVENANTS

SECTION 7.01. Covenants of the SPV Entities. At all times from the Closing Date until the Final Payout Date:

(a) Payment of Principal and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.

(b) Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware. The Limited Partnership shall keep in full force and effect its existence and rights as a limited partnership formed under the laws of the Province of Ontario, Canada, and the Canadian GP shall keep in full force and effect its existence and rights as a corporation under the laws of the Province of

Ontario, Canada. Each SPV Entity shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Sold Assets and Pledged Collateral.

(c) Financial and Other Reporting. Each SPV Entity will maintain a system of accounting established and administered in accordance with GAAP, and each SPV Entity (or any Servicer on its behalf) shall furnish to the Administrative Agent and each Group Agent:

(i) Annual Financial Statements of each SPV Entity. Promptly upon completion and in no event later than 90 days after the close of each fiscal year of each SPV Entity, annual unaudited financial statements of such SPV Entity certified by a Financial Officer of such SPV Entity that they fairly present in all material respects, in accordance with GAAP, the financial condition of such SPV Entity as of the date indicated and the results of its operations for the periods indicated.

(ii) Information Packages. (A) As soon as available and in any event not later than three (3) Business Days prior to each Monthly Settlement Date, an Information Package as of the most recently completed Fiscal Month~~.~~ and (B) upon ten Business Days’ written request of any Purchaser, a written report in form and substance reasonably satisfactory to such Purchaser setting forth the Specifically Reserved Maintenance Revenue Amount as of the most recently completed calendar month; provided, however, that prior to the occurrence of a Level 1 Ratings Trigger, no SPV Entity shall be required to prepare any such report more frequently than once per calendar quarter.

(iii) Other Information. Within a reasonable time following any such request, such additional information regarding the Pool Receivables or the operations, business or financial condition of any SPV Entity, any Servicer or any Originator as the Administrative Agent or any Group Agent may from time to time reasonably request as it deems reasonably necessary to protect the interests of the Administrative Agent, the Group Agents or the other Secured Parties with respect to the Pool Receivables or their respective rights and remedies under the Transaction Documents.

(iv) Quarterly Financial Statements of the Servicers. As soon as available and in no event later than 45 days following the end of each of the first three fiscal quarters in each of the Servicers’ fiscal years, (i) the unaudited consolidated balance sheet and statements of income of each Servicer and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of each Servicer that they fairly present in all material respects, in accordance with GAAP, the financial condition of each Servicer and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

(v) Annual Financial Statements of the Servicers. Within 90 days after the close of each of the Servicers’ fiscal years, the consolidated balance sheet of each Servicer and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of each Servicer and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

(vi) Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which any Servicer or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

(vii) Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (c) shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(d) Notices. Each SPV Entity (or a Servicer on its behalf) will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Financial Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Termination Events. A statement of a Financial Officer of each SPV Entity describing any Termination Event or Unmatured Termination Event that has occurred and is continuing and the action, if any, which each SPV Entity proposes to take with respect thereto.

(ii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against any SPV Entity, any Servicer or any Originator, which with respect to any Person other than such each SPV Entity, would reasonably be expected to have a Material Adverse Effect.

(iii) Adverse Claim. Any Person shall obtain an Adverse Claim upon the Sold Assets and Pledged Collateral or any portion thereof (including with respect to any Lock-Box, Lock-Box Account and any Collections).

(iv) Name Changes. At least thirty (30) days (or such shorter period agreed to by the Administrative Agent in writing) before any change in any Originator’s or any SPV Entity’s name, jurisdiction of organization or formation, registered office, chief executive office, or principal place of business, its addition of a French name or any other change requiring the amendment of UCC financing statements or PPSA financing statements or other similar filings under any Applicable Law, a notice setting forth such changes and the proposed effective date thereof.

(v) Change in Accounting Policy. Any material change in any accounting policy of any SPV Entity or any Originator that would reasonably be expected to affect the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vi) Purchase and Sale Termination Date. The occurrence of any Purchase and Sale Termination Date with respect to all remaining Originators under, and as defined in, any Purchase and Sale Agreement.

(vii) Material Adverse Effect. Promptly after the occurrence thereof, notice of any Material Adverse Effect.

(e) Conduct of Business. Except as otherwise expressly permitted under the Transaction Documents (including pursuant to and in accordance with Section 7.01(l)), each SPV Entity will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted. Each SPV Entity will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(f) Compliance with Applicable Laws. Each SPV Entity will comply with all Applicable Laws to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(g) Furnishing of Information and Inspection of Receivables. Each SPV Entity will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Sold Assets and Pledged Collateral as the Administrative Agent or any Group Agent may reasonably request. Each SPV Entity will, during regular business hours and with reasonable prior written notice, permit the Administrative Agent and each Group Agent, their respective agents or representatives and/or certified public accountants or other auditors acceptable to the Administrative Agent, to: (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Sold Assets and Pledged Collateral, (B) visit the offices and properties of such SPV Entity for the purpose of examining such books and records, (C) discuss matters relating to the Pool Receivables, the other Sold Assets and Pledged Collateral or such SPV Entity’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such SPV Entity, to the extent reasonably available, having knowledge of such matters and (D) conduct a review of its books and records with respect to such Pool Receivables and other Sold Assets and Pledged Collateral (each inspection and audit described in clauses (A) though (D) above, an “Inspection”). Each SPV Entity shall reimburse the Administrative Agent and the Group Agents for their reasonable out-of-pocket costs and expenses incurred in connection with one such Inspection per twelve-month period (which Inspection shall include any related inspections of any Servicer and any Originators) and the Administrative Agent and Group Agents will each bear their own costs and expenses for any additional Inspections during such twelve-month period; provided, that each SPV Entity shall also reimburse the Administrative Agent and the Group Agents for their reasonable out-of-pocket costs and expenses incurred in connection with any additional Inspections that the Administrative Agent and the Group Agents deem desirable to conduct while any Termination Event has occurred and is continuing. In connection with any such Inspection, (1) to the extent no applicable confidentiality agreement is already in place with respect to such Person, each Person conducting such Inspection (including any third party certified public accounting firms or auditing firms) shall have agreed in writing to maintain the confidentiality of any SPV Entity’s and its Affiliates’ confidential non-public information on terms reasonably acceptable to the parties thereto (it being understood that terms substantially comparable to the terms of confidentiality agreements previously agreed to by any SPV Entity or its Affiliates with respect to inspections of the Receivables shall be reasonably acceptable) and (2) the Administrative Agent and the Group Agents shall conduct, and shall cause their respective agents, representatives, accountants and auditors to conduct, such Inspection in a commercially reasonable manner so as to minimize any burden (financial or otherwise) on any SPV Entity and its Affiliates and any disruption to the business and operations of any SPV Entity and its Affiliates (it being understood and agreed that an Inspection conducted in a substantially similar manner and scope as that conducted by the Administrative Agent prior to the Closing Date shall be deemed commercially reasonable).

(h) Payments on Pool Receivables; Lock-Box Accounts. Each SPV Entity (or a Servicer on its behalf) will, and will cause each Originator to, instruct all Pool Obligors to deliver all payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. Each SPV Entity (or a Servicer on its behalf) will, and will cause each Originator to, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and necessary to segregate such Collections from other property of the Servicers and the Originators. If any Collections are received by such SPV Entity, a Servicer or an Originator other than in a Lock-Box Account, it shall hold such payments in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. If any funds other than Collections (or other proceeds of the Sold Assets and Pledged Collateral) are deposited into any Lock-Box Account, each SPV Entity (or a Servicer on its behalf) will, within two (2) Business Days, identify and transfer such funds to the appropriate Person entitled to such funds. Each SPV Entity shall only add a Lock-Box Account (or a related Lock-Box) or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank (or pursuant to other arrangements consented to in writing by the Administrative Agent and each Group Agent). No SPV Entity shall terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) without the prior written consent of the Administrative Agent.

~~Notwithstanding the foregoing, the Seller and the U.S. Servicer shall be permitted to (x) instruct Obligors in respect of Subject Cardtronics Receivables to deliver payments on Subject Cardtronics Receivables to the Subject Cardtronics Account so long as such Obligors were directed to pay to the Subject Cardtronics Account prior to the Closing Date, (y) instruct obligors with respect to Excluded Receivables to deliver payments in respect of such Excluded Receivables to a U.S. Collection Account (“Commingled Excluded Receivables”) and (z) instruct Obligors in respect of Subject Cardtronics Canada Receivables to deliver payments on Subject Cardtronics Receivables to any deposit account. If a Termination Event or Unmatured Termination Event shall have occurred and is continuing, then the Seller (or the U.S. Servicer on its behalf) shall cause all Collections received in the Subject Cardtronics Account to be transferred into a U.S. Collection Account within two (2) Business Days of receipt. If at any time the Administrative Agent (acting in its sole discretion) so instructs the Seller or U.S. Servicer in writing, the Seller (or the U.S. Servicer on its behalf) shall cause the Subject Cardtronics Account to (i) be assigned or novated from Cardtronics USA, Inc., to the Seller, (ii) become subject to a Lock-Box Agreement and (iii) become, and meet all requirements hereunder for, a Lock-Box Account, in each case, within not more than thirty (30) days after the Seller’s or U.S. Servicer’s receipt of such notice; provided, however that at (x) at no time shall the aggregate Outstanding Balance of all Eligible Receivables that are Subject Cardtronics Receivables plus the aggregate Outstanding Balance of all Commingled Excluded Receivables exceed 5.0% of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool and (y) the Seller (or the U.S. Servicer on its behalf) shall maintain such books and records necessary to identify and differentiate Collections relating to Subject Cardtronics Receivables and Commingled Excluded Receivables from other Collections and amounts received by it (or an Affiliate thereof).~~

(i) Sales, Liens, etc. Except as otherwise provided herein, no SPV Entity will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or other Sold Assets and Pledged Collateral.

(j) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, (i) no SPV Entity will, and will not permit any Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract that would affect any Pool Receivable and (ii) with respect to each Pool Receivable, each SPV Entity shall comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Credit and Collection Policy and, to the extent material to such Pool Receivable and to the extent not reflected from time to time in the Dilution Amount, the terms of the related Contract.

(k) Change in Credit and Collection Policy. Except to the extent required by Applicable Law (in which case such SPV Entity shall give prompt written notice thereof to the Administrative Agent and each Group Agent), such SPV Entity will not make any change to the Credit and Collection Policy that would reasonably be expected to have a Material Adverse

Effect without the prior written consent of the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, each SPV Entity will deliver a copy of the updated Credit and Collection Policy identifying such material change to the Administrative Agent and each Group Agent.

(l) Fundamental Changes. Such SPV Entity shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, permit itself (i) to merge, consolidate or amalgamate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than an Originator. Each SPV Entity shall provide the Administrative Agent with at least 30 days’ (or such shorter period agreed to by the Administrative Agent in writing) prior written notice before making any change in the such SPV Entity’s name (including the addition of a French name) or location, registered office, domicile or chief executive office or making any other change in such SPV Entity’s identity, structure or jurisdiction of formation that would reasonably be expected to impair or otherwise render any UCC financing statement filed pursuant to this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC or impair or render ineffective any PPSA financing statement or other similar filing made pursuant to this Agreement or any other Transaction Document; each notice to the Administrative Agent and the Group Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.

(m) Books and Records. Each SPV Entity shall maintain and implement (or cause a Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause a Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary for the servicing of each Pool Receivable (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n) Identifying of Records. Each SPV Entity shall: (i) identify (or cause a Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend; provided, that no SPV Entity shall be obligated to include any notation or legend on, or otherwise mark, any Contracts.

(o) Change in Payment Instructions to Pool Obligors. No SPV Entity shall (and shall not permit any Servicer or any Originator to) make any change in its (or their) instructions to the Pool Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have consented to such change in writing.

(p) Security Interest, Etc. Each SPV Entity shall (and shall cause each Servicer to), at its expense, take all action necessary to establish and maintain a valid and enforceable first priority perfected security interest in the Sold Assets and Pledged Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (for the benefit of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In furtherance of the foregoing, each SPV Entity hereby authorizes the Administrative Agent (for the benefit of the Secured Parties) to file such continuations of the financing statements described in Section 4.05 as it deems necessary and appropriate to maintain such perfected security interest. Each SPV Entity shall cause the Servicers, from time to time and within the time limits established by law, to prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations, financing change statements or initial financing statements in lieu of a continuation statement or financing change statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize such SPV Entity to file such financing statements or other filings under the UCC or PPSA. Notwithstanding anything else in the Transaction Documents to the contrary, no SPV Entity shall have any authority to file a termination, partial termination, release, partial release, discharge, partial discharge or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements or other similar filings filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q) Further Assurances. Each SPV Entity hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that the Administrative Agent may reasonably request for the purpose of exercising and enforcing the rights and remedies of the Secured Parties under this Agreement or any other Transaction Document.

(r) Certain Amendments. Without the prior written consent of the Administrative Agent and the Majority Group Agents, no SPV Entity (and will not permit any Originator or any Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party in any material respect. Without the prior written consent of the Administrative Agent and the Majority Group Agents, Seller will not (and will not permit any Originator or any Servicer to) amend, modify, waive, revoke or terminate the Seller’s Limited Liability Company Agreement. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Seller shall not permit the existence of any other “limited liability company agreement,” as defined in the Delaware Limited Liability Company Act, of the Seller, other than the Seller’s Limited Liability Company Agreement. Without the prior written consent of the Administrative Agent and the Majority Group Agents, Canadian Guarantor will not (and will not permit any Originator or any Servicer to) amend, modify, waive, revoke or terminate the Canadian Guarantor’s Limited Partnership Agreement or the articles of the Canadian GP (or any other organizational documents serving a similar purpose).

(s) Restricted Payments. (i) Except as set forth below, no SPV Entity will: (A) purchase or redeem any of its membership interests, ordinary shares, preferred shares or other Equity Interests, (B) declare or pay any dividend, pay a return of capital, make a distribution to its partners or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt other than in accordance with or pursuant to any Transaction Document,

(D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii) Subject to the limitations set forth in clause (iii) below, any SPV Entity may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) such SPV Entity may make cash payments (including prepayments) on the Subordinated Notes in accordance with their respective terms and (B) such SPV Entity may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Seller’s Net Worth is not less than the Required Capital Amount.

(iii) Any SPV Entity may make Restricted Payments only out of the funds, if any, it receives pursuant to Section 3.01 of this Agreement (or, in the case of the Canadian GP, from any such funds received by it as a permitted distribution from the Limited Partnership); provided that no SPV Entity shall pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(iv) For the avoidance of doubt, no Release made by any SPV Entity pursuant to Section 5.03 shall be deemed to be a Restricted Payment.

(t) Other Business. No SPV Entity will: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Notes or (iii) form any Subsidiary.

(u) Use of Collections Available to such SPV Entity. Each SPV Entity shall apply the Collections available to such SPV Entity for legal and valid purposes in accordance with the applicable terms of the Transaction Documents.

(v) Liquidity Coverage Ratio. No SPV Entity shall during the term of this Agreement issue any LCR Restricted Interests except with the prior written consent of the Administrative Agent and the Majority Group Agents, which consent specifies or acknowledges that the relevant commercial paper or security to be issued is an LCR Restricted Interest.

(w) Transaction Information. No SPV Entity shall deliver any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to such delivery, nor permit any of its Affiliate to do so on its behalf. No SPV Entity shall provide any Transaction Information in any oral communications with any Rating Agency without the participation of the applicable Group Agent, nor permit any of its Affiliates to do so on its behalf.

(x) Seller’s Net Worth. The Seller shall not permit the Seller’s Net Worth to be less than the Required Capital Amount.

(y) Chattel Paper. The Seller shall cause all chattel paper evidencing Pool Receivables held by the U.S. Servicer in its possession or control to be held by the U.S. Servicer as bailee for the Secured Parties and the Seller at the locations identified in Schedule IV, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the U.S. Servicer’s business); provided, however, that following the occurrence and during the continuance of a Termination Event, the Seller shall cause the U.S. Servicer to as promptly as practicable following receipt of written request therefor from the Administrative Agent, (a) provide the Administrative Agent with such access to the Electronic Invoice System, and, to the extent reasonably practicable, such other electronic document management systems, as is necessary to permit the Administrative Agent to identify, monitor and track the chattel paper stored therein, (b) implement such restrictions on the access of the officers, directors, agents and employees of the U.S. Servicer to the Electronic Invoice System as are reasonably necessary to ensure that possession or control of the chattel paper stored therein is not transferred to any third party, and/or (c) use its commercially reasonable efforts to deliver or cause to be delivered all tangible chattel paper to the Administrative Agent; provided, that the foregoing shall be conducted in a manner reasonably calculated to comply with any applicable confidentiality or restrictions on disclosure to which the U.S. Servicer or any Originator is subject (including with respect to Obligor information); and provided, further, that compliance with any such request by the U.S Servicer will not materially impede or adversely affect Collections on, or the collectibility of, the Pool Receivables.

(z) Beneficial Ownership Rule. Promptly after the Seller ceases to be a Majority Owned Subsidiary of a Listed Entity, the Seller shall execute and deliver to the Administrative Agent and each Purchaser, a certification of the Seller as its beneficial owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent and each Purchaser.

(aa) Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(i) Each SPV Entity shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event. If at any time any Pledged Collateral or Sold Assets becomes Embargoed Property, in addition to all other rights and remedies available to the Purchaser Parties, upon request by the Administrative Agent or any of the Purchasers, such SPV Entity shall provide substitute Pledged Collateral or Sold Assets acceptable to the Administrative Agent and the Purchasers that is not Embargoed Property.

(ii) Each SPV Entity shall not permit a violation of any Anti-Corruption Laws and shall maintain policies and procedures designed to ensure compliance with such Anti-Corruption Laws.

(iii) No SPV Entity shall (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the

Investments to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Capital or pay any other Seller Obligations with funds derived from any unlawful activity; (d) permit any Sold Asset or Pledged Collateral to become Embargoed Property; or (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Applicable Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws.

(bb) Canadian Defined Benefit Plan. The Canadian Guarantor shall not sponsor, maintain, contribute to, or otherwise incur liability under, any Canadian Defined Benefit Plan.

(cc) Taxes.

(i) The Seller shall file all material Tax returns required by Applicable Law to be filed by it and shall pay all material Taxes required by Applicable Law to be paid by it, other than any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.

(ii) The Seller shall at all relevant times be classified as a disregarded entity for U.S. federal income tax purposes and shall not made any election under U.S. Treasury Regulation § 301.7701-3 to be classified as anything other than a disregarded entity that is disregarded as separate from a U.S. Person. The Seller shall not become subject to any Tax in any jurisdiction outside the United States. The Seller shall not become subject to any material amount of Taxes imposed by a state or local taxing authority. The Canadian Guarantor shall not become subject to any withholding Tax or net income Tax in Canada.

(dd) Minimum Funding Threshold. The Aggregate Capital shall exceed the Minimum Funding Threshold.

SECTION 7.02. Covenants of the Servicers. At all times from the Closing Date until the Final Payout Date:

(a) Financial Reporting. Each Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicers shall furnish to the Administrative Agent and each Group Agent:

(i) Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of the Servicers and in no event later than 90 days after the close of the Servicers’ fiscal year, in form and substance substantially similar to Exhibit F signed by its chief accounting officer or treasurer solely in their capacities as officers of each Servicer stating that no Termination Event or Unmatured Termination Event has occurred and is continuing, or if any Termination Event or Unmatured Termination Event has occurred and is continuing, stating the nature and status thereof and (b) within 30 days after the close of each fiscal quarter of the Servicers, a compliance certificate in form and substance substantially similar to Exhibit F signed by its chief accounting officer or treasurer solely in their capacities as officers of the Servicers stating that no Termination Event or Unmatured Termination Event has occurred and is continuing, or if any Termination Event or Unmatured Termination Event has occurred and is continuing, stating the nature and status thereof.

(ii) Information Packages. (A) As soon as available and in any event not later than three (3) Business Days prior to each Monthly Settlement Date, an Information Package as of the most recently completed Fiscal Month~~.~~ and (B) upon ten Business Days’ written request of any Purchaser, a written report in form and substance reasonably satisfactory to the Purchasers setting forth the Specifically Reserved Maintenance Revenue Amount as of the most recently completed calendar month; provided, however, that prior to the occurrence of a Level 1 Ratings Trigger, no Servicer shall be required to prepare any such report more frequently than once per calendar quarter.

(iii) Other Information. Within a reasonable time following any such request, such additional information regarding the servicing of the Pool Receivables or the operations, business or financial condition of any Servicer as the Administrative Agent or any Group Agent may from time to time reasonably request as it deems reasonably necessary to protect the interests of the Administrative Agent, the Group Agents or the other Secured Parties with respect to the Pool Receivables or their respective rights and remedies under the Transaction Documents.

(iv) Notwithstanding anything herein to the contrary, any materials required to be delivered pursuant to this paragraph (a) shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the date that such materials are posted on the SEC’s website at www.sec.gov.

(b) Notices. Each Servicer will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Financial Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Termination Events. A statement of a Financial Officer of each Servicer describing any Termination Event or Unmatured Termination Event that has occurred and is continuing and the action, if any, which such Servicer proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed made by any Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against any SPV Entity, any Servicer, or any Originator which would reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. Any Person shall obtain an Adverse Claim upon the Sold Assets and Pledged Collateral or any portion thereof (including with respect to any Lock-Box, Lock-Box Account and any Collections).

(v) Name Changes. At least thirty (30) days (or such shorter period agreed to by the Administrative Agent in writing) before any change in any Originator’s or any SPV Entity’s name, jurisdiction of organization or formation, registered office, chief executive office, or principal place of business, its addition of a French name or any other change requiring the amendment of UCC financing statements or PPSA financing statements or other similar filings under any Applicable Law, a notice setting forth such changes and the effective date thereof.

(vi) Change in Accounting Policy. Any material change in any accounting policy of any Servicer that would reasonably be expected to affect the transactions contemplated by this Agreement or any other Transaction Document.

(vii) Purchase and Sale Termination Date. The occurrence of a Purchase and Sale Termination Date with respect to all remaining Originators under, and as defined in, any Purchase and Sale Agreement.

(viii) Material Adverse Effect. Promptly after the occurrence thereof, notice of any Material Adverse Effect with respect to any Servicer.

(c) Conduct of Business. Each Servicer will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect. Except as otherwise permitted under the Transaction Documents, the Servicers will not make any material changes to its servicing practices or the conduct of its business, except to the extent any such change would not reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Applicable Laws. Each Servicer will comply in all material respects with all Applicable Laws to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(e) Cooperation with Inspections. Each Servicer will cooperate in connection with any Inspection duly conducted hereunder pursuant to Section 7.01(g), including to permit the Administrative Agent and each Group Agent or their respective agents or representatives and/or certified public accountants or other auditors, during regular business hours and with reasonable prior written notice, to (i) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Sold Assets and Pledged Collateral, (ii) visit the offices and properties of any Servicer for the purpose of examining such books and records and (iii) discuss matters relating to the Pool Receivables, the other Sold Assets and Pledged Collateral or any Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of any Servicer, to the extent reasonably available, having knowledge of such matters; and (iv) conduct a review of its books and records with respect to such Pool Receivables and other Sold Assets and Pledged Collateral.

(f) Payments on Pool Receivables; Lock-Box Accounts. Each Servicer will (or will cause each Originator to) instruct all Pool Obligors to deliver all payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. Each Servicer will, and will cause each Originator to, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and necessary to segregate such Collections received from other property of such Servicer and the Originators. If any Collections are received by such Servicer other than in a Lock-Box Account, it shall hold such payments in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. If any funds other than Collections (or other proceeds of the Sold Assets and Pledged Collateral) are deposited into any Lock-Box Account, such Servicer will, within two (2) Business Days, identify and transfer such funds to the appropriate Person entitled to such funds. A Servicer shall only add a Lock-Box Account (or a related Lock-Box), or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank (or pursuant to other arrangements consented to in writing by the Administrative Agent and each Group Agent). A Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

~~Notwithstanding the foregoing, the Seller and the U.S. Servicer shall be permitted to (x) instruct Obligors in respect of Subject Cardtronics Receivables to deliver payments on Subject Cardtronics Receivables to the Subject Cardtronics Account so long as such Obligors were directed to pay to the Subject Cardtronics Account prior to the Closing Date, (y) instruct obligors with respect to Excluded Receivables to deliver payments in respect of such Excluded Receivables to a U.S. Collection Account and (z) instruct Obligors in respect of Subject Cardtronics Canada Receivables to deliver payments on Subject Cardtronics Receivables to any deposit account. If a Termination Event or Unmatured Termination Event shall have occurred and is continuing, then the Seller (or the U.S. Servicer on its behalf) shall cause all Collections received in the Subject Cardtronics Account to be transferred into a U.S. Collection Account within two (2) Business Days of receipt. If at any time the Administrative Agent (acting in its sole discretion) so instructs the Seller or U.S. Servicer in writing, the Seller (or the U.S. Servicer on its behalf) shall cause the Subject Cardtronics Account to (i) be assigned or novated from Cardtronics USA, Inc., to the Seller, (ii) become subject to a Lock-Box Agreement and (iii) become, and meet all requirements hereunder for, a Lock-Box Account, in each case, within not more than thirty (30) days after the Seller’s or U.S. Servicer’s receipt of such notice; provided, however that at (x) at no time shall the aggregate Outstanding Balance of all Eligible Receivables that are Subject Cardtronics Receivables plus the aggregate Outstanding Balance of all Commingled Excluded Receivables exceed 5.0% of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool and (y) the Seller (or the U.S. Servicer on its behalf) shall maintain such books and records necessary to identify Collections relating to Subject Cardtronics Receivables and Commingled Excluded Receivables from other Collections and amounts received by it (or an Affiliate thereof).~~

(g) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, (i) the Servicers will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract that would affect any Pool Receivable and (ii) with respect to each Pool Receivable, each Servicer shall comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Credit and Collection Policy and, to the extent material to such Pool Receivable and to the extent not reflected from time to time in the Dilution Amount, the terms of the related Contract.

(h) Change in Credit and Collection Policy. Except to the extent required by Applicable Law (in which case each Servicers shall give prompt written notice thereof to the Administrative Agent), the Servicers will not make any change to the Credit and Collection Policy that would reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, the Servicers will deliver a copy of the updated Credit and Collection Policy identifying such material change to the Administrative Agent and each Group Agent.

(i) Books and Records. Each Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary for the servicing of each Pool Receivable (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j) Identifying of Records. Each Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement; provided, that no Servicer shall not be obligated to include any notation or legend on, or otherwise mark, any Contracts.

(k) Change in Payment Instructions to Pool Obligors. The Servicers shall not (and shall not permit any Sub-Servicer to) make any change in its instructions to the Pool Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have consented to such change in writing.

(l) Security Interest, Etc. Each Servicer shall, at its expense, take all action necessary to establish and maintain a valid and enforceable first priority perfected security interest in the Sold Assets and Pledged Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (for the benefit of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. Each Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the

Administrative Agent’s authorization and approval, all financing statements, amendments, continuations, financing change statements or initial financing statements in lieu of a continuation statement or financing change statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize such Servicer to file such financing statements or other filings under the UCC or PPSA, as applicable. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicers shall not have any authority to file a termination, partial termination, release, partial release, discharge, partial discharge or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements or other similar filings filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(m) Further Assurances. Each Servicer hereby agrees from time to time, at its own expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that the Administrative Agent may reasonably request for the purpose of exercising and enforcing the rights and remedies of the Secured Parties under this Agreement or any other Transaction Document.

(n) Certain Amendments. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Servicers will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party in any material respect. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Servicers will not amend, modify, waive, revoke or terminate the Seller’s Limited Liability Agreement. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Servicers shall not permit the existence of any other “limited liability company agreement,” as defined in the Delaware Limited Liability Company Act, of the Seller, other than the Seller’s Limited Liability Company Agreement. Without the prior written consent of the Administrative Agent and the Majority Group Agents, Servicers will not (and will not permit any Originator or the Servicers to) amend, modify, waive, revoke or terminate the Canadian Guarantor’s Limited Partnership Agreement or the articles of the Canadian GP (or any other organizational documents serving a similar purpose).

(o) Transaction Information. The Servicers shall not deliver any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to such delivery, nor permit any of its Affiliate to do so on its behalf. The Servicers shall not provide any Transaction Information in any oral communications with any Rating Agency without the participation of the applicable Group Agent, nor permit any of its Affiliates to do so on its behalf.

(p) Chattel Paper. The U.S. Servicer shall hold all chattel paper in its possession or control that evidence Pool Receivables as bailee for the Secured Parties and the Seller, and shall not transfer possession or control of such chattel paper to any third party without the consent of the Administrative Agent and the Group Agents. All such chattel paper shall be held at the locations identified in Schedule IV, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the U.S. Servicer’s business). During the occurrence and continuation of a Termination Event, the U.S. Servicer shall, as promptly as practicable following receipt of written request therefor from the Administrative Agent, (a) provide the Administrative Agent with such access to the Electronic Invoice System, and, to the extent reasonably practicable, such other electronic document management systems, as is necessary to permit the Administrative Agent to identify, monitor and track the chattel paper stored therein, (b) implement such restrictions on the access of the officers, directors, agents and employees of the U.S. Servicer to the Electronic Invoice System as are reasonably necessary to ensure that possession or control of the chattel paper stored therein is not transferred to any third party, and/or (c) use its commercially reasonable efforts to deliver or cause to be delivered all tangible chattel paper to the Administrative Agent; provided, that the foregoing shall be conducted in a manner reasonably calculated to comply with any applicable confidentiality or restrictions on disclosure to which the U.S. Servicer or any Originator is subject (including with respect to Obligor information); and provided, further, that compliance with any such request by the U.S. Servicer will not materially impede or adversely affect Collections on, or the collectibility of, the Pool Receivables.

(q) Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(i) Each Servicer shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event. If at any time any Pledged Collateral or Sold Assets becomes Embargoed Property, in addition to all other rights and remedies available to the Purchaser Parties, upon request by the Administrative Agent or any of the Purchasers, the Servicers shall provide substitute Pledged Collateral or Sold Assets acceptable to the Administrative Agent and the Purchasers that is not Embargoed Property.

(ii) Each Servicer shall not permit, and shall not cause its respective Subsidiaries to permit, any violation of any Anti-Corruption Laws and shall maintain policies and procedures designed to ensure compliance with such Anti-Corruption Laws.

(iii) The Servicers shall not, and shall not permit any of its Subsidiaries to, (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Investments to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Capital or pay any other Seller Obligations with funds derived from any unlawful activity; (d) permit any Sold Assets or Pledged Collateral to become Embargoed Property; or (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Applicable Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws.

(r) Taxes. Such Person shall file all material Tax returns required by Applicable Law to be filed by it and shall pay all material Taxes required by Applicable Law to be paid by it, other than any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.

SECTION 7.03. Separate Existence of the SPV Entities. Each SPV Entity and each Servicer hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon each SPV Entity’s identity as a legal entity separate from any Originator, any Servicer and their Affiliates. Therefore, each SPV Entity and each Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Group Agent to continue each SPV Entity’s identity as a separate legal entity and to make it apparent to third Persons that such SPV Entity is an entity with assets and liabilities distinct from those of the Originators, any Servicer and any other Person, and is not a division of the Originators, any Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein and in the other Transaction Documents, each of the SPV Entities and each Servicer shall (i) comply with (x) all applicable provisions set forth in Section 9(j) of the Seller’s Limited Liability Company Agreement (as amended solely in accordance with this Agreement) and (y) all applicable provisions set forth in Section 3.12 of the Canadian Guarantor’s Limited Partnership Agreement (as amended solely in accordance with this Agreement) and in the articles of the Canadian GP, (ii) not take any action inconsistent with the foregoing or contrary to the related matters set forth or assumed in the opinions of counsel relating to true sale and substantive non-consolidation matters and (iii) take such actions as shall be required in order that:

(a) Not fewer than one member of the Seller’s board of managers and the Canadian GP’s board of directors shall at all times meet the criteria set forth in the definition of “Independent Manager” or “Independent Director”, as applicable.

(b) The Seller, the Canadian Guarantor and the Servicers shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Manager of the Seller or a new Independent Director of the Canadian GP, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Manager, or the failure of such Independent Manager to satisfy the criteria for an Independent Manager set forth in the definition thereof, in which case the Seller or the Canadian Guarantor, as applicable, shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Manager satisfies the criteria for an Independent Manager set forth in the definition thereof.

(c) The Seller’s Limited Liability Company Agreement shall include provisions to the effect that: (A) the Seller’s board of managers shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Manager cannot be amended without the prior written consent of the Independent Manager.

(d) The Canadian GP’s articles shall include provisions to the effect that: (A) the Canadian GP’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Canadian GP or the Limited Partnership unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Manager cannot be amended without the prior written consent of the Independent Manager.

(e) The Seller’s or the Canadian Guarantor’s Independent Manager shall not at any time serve as a trustee in bankruptcy for the Seller, the Canadian GP, the Limited Partnership, any Originator, any Servicer or any of their respective Affiliates.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 8.01. Appointment of the Servicers.

(a) The servicing and administering of collections on the Pool Receivables shall be conducted by the Persons so designated from time to time as the Servicers in accordance with this Section 8.01.

(i) Until the Administrative Agent gives notice to any Servicer (in accordance with this Section 8.01) of the designation of a new Servicer:

(A) solely with respect to the U.S. Receivables, NCR is hereby designated as, and hereby agrees to perform the duties and obligations of, a Servicer pursuant to the terms hereof; and

(B) solely with respect to the Canadian Receivables, NCR Canada Corp. is hereby designated as, and hereby agrees to perform the duties and obligations of, a Servicer for and on behalf of the Canadian Guarantor pursuant to the terms hereof.

(ii) Upon the occurrence of a Termination Event (i) reasonably believed by the Administrative Agent or the Majority Group Agents to have resulted, in whole or in part, due to an act or omission of a Servicer or (ii) with respect to which, in the reasonable determination of the Administrative Agent or the Majority Group Agents, the replacement of a Servicer would be reasonably likely to cure or mitigate such Termination Event or otherwise reduce any losses expected to be suffered by the Administrative Agent or any Secured Party or maximize Collections on the Pool Receivables, then in any such case, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as a Servicer any Person (including itself) to succeed any Servicer or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of a Servicer pursuant to the terms hereof. For the avoidance of doubt, the Administrative Agent shall not have any obligation to designate itself as, or to become, a successor Servicer except in its sole discretion.

(b) Upon the designation of a successor Servicer as set forth in clause (a) above, each applicable existing Servicer agrees that to the extent permitted by Applicable Law it will terminate its activities as a Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer. Each applicable existing Servicer shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary to collect the Pool Receivables and the Related Security.

(c) Each Servicer acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on such Person’s agreement to act as a Servicer hereunder. Accordingly, each Servicer agrees that it will not voluntarily resign as a Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d) A Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of such Servicer pursuant to the terms hereof, (ii) such Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) each SPV Entity, the Administrative Agent, each Purchaser and each Group Agent shall have the right to look solely to such Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of such Servicer hereunder by giving notice of its desire to terminate such agreement to such Servicer (and such Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is neither an Affiliate of NCR nor a collection agent for Defaulted Receivables, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation.

(e) If any Servicer is replaced as Servicer hereunder, such Servicer shall take such actions reasonably requested by the Administrative Agent and the successor Servicer to transition the servicing of the applicable Pool Receivables to such successor and to permit the successor Servicer to service the Collections on the applicable Pool Receivables, including, without limitation, providing the Administrative Agent and the successor Servicer with any information and data with respect to the Pool Receivables in the possession of, or reasonably available to, such Servicer or its Affiliates. In connection with any such actions by any Servicer, each SPV Entity shall pay to each Servicer its reasonable out-of-pocket costs and expenses from such SPV Entity’s own funds if and when such funds are released to such SPV Entity from time to time pursuant to Section 3.01(a)(~~x~~xi).

SECTION 8.02. Duties of the Servicers.

(a) Each Servicer shall take or cause to be taken all such action as may be necessary or appropriate to service and administer the collection of each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with commercially reasonable care and diligence, in accordance with the Credit and Collection Policy in a manner consistent in all material respects with the past practices of the Originators (after taking into consideration the transactions contemplated by the Transaction Documents). Each Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article III hereof. Each Servicer may, in accordance with the Credit and Collection Policy and consistent with this Agreement and the other Transaction Documents to which it is a party, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as such Servicer may reasonably determine to be appropriate to maximize Collections thereof, reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract or in a manner that does not adversely affect the Pool Receivables or Collections thereon; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable and (iii) if a Termination Event has occurred and is continuing, a Servicer may modify, waive or restructure a Pool Receivable (or reflect any related adjustments) only upon the prior written consent of the Administrative Agent. Each Servicer shall hold in trust for each SPV Entity and the Secured Parties all records and documents (including computer tapes or disks) that relate to the Pool Receivables. Notwithstanding anything to the contrary contained herein, if a Termination Event has occurred and is continuing, the Administrative Agent may direct any Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b) The Servicers’ obligations hereunder shall survive until, and terminate on, the Final Payout Date.

SECTION 8.03. Lock-Box Account Arrangements. Upon the occurrence and during the continuance of a Termination Event, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) at any time thereafter give notice to each Lock-Box Bank that the Administrative Agent is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Lock-Box Account and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. Each SPV Entity hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and each SPV Entity hereby further agrees to take any other action reasonably requested by the Administrative Agent for the purpose of transferring such control. Any proceeds of Pool Receivables received by any SPV Entity or any Servicer thereafter shall be sent promptly to, or as otherwise instructed by, the Administrative Agent (and until so sent, shall be deemed to be held in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties)).

SECTION 8.04. Enforcement Rights.

(a) At any time following the occurrence and during the continuation of a Termination Event, until the Final Payout Date:

(i) the Administrative Agent may instruct any SPV Entity or any Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Pool Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and such SPV Entity or such Servicer, as the case may be, shall give such notice at the expense of such SPV Entity or such Servicer, as the case may be; provided, that (i) if such SPV Entity or such Servicer, as the case may be, fails to so notify each Pool Obligor within two (2) Business Days following instruction by the Administrative Agent to do so or (ii) at any time following the occurrence of a Termination Event pursuant to Section 9.01(e) or (f), then, in either case, the Administrative Agent (at such SPV Entity’s or such Servicer’s, as the case may be, expense) may so notify the Pool Obligors;

(ii) the Administrative Agent may request any Servicer to, and upon such request such Servicer shall: (A) assemble all of the records necessary or appropriate to service and administer the collection of the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or appropriate to service and administer the collection of the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iii) the Administrative Agent may assume exclusive control of each Lock-Box Account and notify the Lock-Box Banks that the applicable SPV Entity and the applicable Servicer will no longer have any access to the Lock-Box Accounts in accordance with Section 8.03;

(iv) the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as a Servicer in accordance with Section 8.01; and

(v) the Administrative Agent may collect any amounts due from an Originator under any Purchase and Sale Agreement or from NCR under any Performance Guaranty.

(b) Each SPV Entity hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of such SPV Entity, which appointment is coupled with an interest, to take any and all steps in the name of the such SPV Entity and on behalf of such SPV Entity necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of a Termination Event, to collect any and all amounts or portions thereof due under any and all Sold Assets and Pledged Collateral, including indorsing the name of such SPV Entity on checks and other instruments representing Collections and enforcing such Sold Assets and Pledged Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 8.05. Responsibilities of the SPV Entities. Anything herein to the contrary notwithstanding, each SPV Entity shall (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been pledged hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve such SPV Entity from such obligations and (ii) pay when due any Taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Purchaser Parties shall have any obligation or liability with respect to any Sold Assets and Pledged Collateral, nor shall any of them be obligated to perform any of the obligations of any SPV Entity, any Servicer or any Originator thereunder.

SECTION 8.06. Servicing Fee.

(a) Subject to clause (b) below, each of the Seller and the Canadian Guarantor shall pay to its Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables for which such Servicer has primary servicing responsibility pursuant to Section 8.01(a). Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01.

(b) Notwithstanding the foregoing and for greater certainty, no Servicing Fee or other consideration with respect to the servicing of the Pool Receivables shall be payable to the Canadian Servicer as long as the Canadian Servicer is NCR Canada Corp. or an Affiliate thereof.

(c) If either Servicer ceases to be NCR, NCR Canada Corp. or an Affiliate of either of them, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer and agreed to in writing by the Administrative Agent not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE IX

TERMINATION EVENTS

SECTION 9.01. Termination Events. If any of the following events (each a “Termination Event”) shall occur:

(a) Any SPV Entity, any Originator or any Servicer shall fail to make when due any payment or deposit required to be made by it under this Agreement or any other Transaction Document, and such failure, shall continue unremedied for two (2) Business Days;

(b) any representation or warranty made or deemed made by any SPV Entity, any Originator or any Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by any SPV Entity, any Originator or any Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and such incorrect or untrue representation, warranty, information or report, solely to the extent capable of cure, shall continue unremedied for thirty (30) days;

(c) any SPV Entity, any Originator or any Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute a Termination Event under another clause set forth in this definition of “Termination Event”), and such failure, solely to the extent capable of cure, shall continue unremedied for thirty (30) days;

(d) this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Sold Assets or Pledged Collateral, free and clear of any Adverse Claim;

(e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any SPV Entity, any Originator or any Servicer or their respective debts, or of a substantial part of their respective assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of an administrator, monitor, receiver, interim receiver, receiver/manager, trustee, custodian, sequestrator, conservator or similar official for any SPV Entity, any Originator or any Servicer or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(f) any SPV Entity, any Originator or any Servicer shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (e) of this Section 9.01, (iii) apply for or consent to the appointment of an administrator, monitor, receiver, interim receiver, receiver/manager, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of managers (or similar governing body) of any SPV Entity, any Originator or any Servicer (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (f) or clause (e) of this Section 9.01;

(g) a Capital Coverage Deficit shall occur, and shall not have been cured within three (3) Business Days following any SPV Entity’s or any Servicer’s actual knowledge or receipt of notice thereof;

(h) any Seller, any Originator or any Servicer fails to make any payment (whether of principal or interest) in respect of any Material Indebtedness when and as the same shall become due and payable, after giving effect to any period of grace specified for such payment in the agreement or instrument governing such Material Indebtedness;

(i) any event or condition exists under any Material Indebtedness of the any SPV Entity, any Originator or any Servicer that causes such Material Indebtedness to become due prior to its scheduled maturity or any event or condition exists and continues without waiver or remedy for a period of 30 days that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that no Termination Event shall arise under this clause (i) due to (i) any secured Material Indebtedness becoming due solely as a result of the voluntary sale or transfer of the assets securing such Material Indebtedness or (ii) any Material Indebtedness that becomes due as a result of a refinancing thereof, in each case, so long as such Material Indebtedness is paid or otherwise satisfied as a result thereof within two Business Days of when due;

(j) any of the following shall occur:

(A) the average Default Ratios for any three consecutive Fiscal Months exceeds 6.004.25%;

(B) the average Delinquency Ratios for any three consecutive Fiscal Months exceeds ~~20.00~~17.50%;

(C) the average Dilution Ratios for any three consecutive Fiscal Months exceeds ~~6.00~~4.50%; or

(D) the Days’ Sales Outstanding exceeds ~~80~~70 days;

(k) any SPV Entity shall be required to register as an “investment company” within the meaning of the Investment Company Act;

(l) any SPV Entity or any Servicer shall fail to deliver an Information Package pursuant to this Agreement, and such failure shall remain unremedied for three (3) Business Days;

(m) any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect (except to the extent resulting from an act or omission of any Purchaser Party or any of their respective Affiliates), or any of the any SPV Entity, any Originator or any Servicer (or any of their respective Affiliates) shall so state in writing;

(n) a Change in Control shall occur;

(o) Any Servicer shall resign as Servicer other than in accordance with Section 8.01(c);

(p) Any SPV Entity (or, in the case of the Limited Partnership, the general partner thereof) shall fail at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Manager) to have an Independent Manager who satisfies each requirement and qualification specified in this Agreement’s definition of “Independent Manager”;

(q) either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any SPV Entity, any Originator or any Servicer, or (ii) the PBGC shall file notice of a lien pursuant to Section 4068 of ERISA, Section 303(k) of ERISA, or 430(k) of the Code with regard to any of the assets of any SPV Entity or any of its ERISA Affiliates;

(r) (i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (iv) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan; (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any SPV Entity or any of its ERISA Affiliates from any Multiemployer Plan; (vi) the receipt by any SPV Entity or any of its ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vii) the receipt by any SPV Entity or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization within the meaning of Title IV of ERISA; (viii) the occurrence of a prohibited transaction with respect to the Seller or any of its ERISA Affiliates (pursuant to Section 4975 of the Code); (ix) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan, with respect to each of clause (i) through (ix), that either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(s) a Purchase and Sale Termination Event shall occur under any Purchase and Sale Agreement with respect to all applicable remaining Originators; or

(t) one or more judgments or decrees shall be entered against any SPV Entity, any Originator, or any Servicer, or any Subsidiary of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $50,000,000 (or solely with respect to any SPV Entity, $15,325);

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Seller (x) declare the Maturity Date to have occurred (in which case the Maturity Date shall be deemed to have occurred), and (y) declare the Aggregate Capital and all other non-contingent Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other non-contingent Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) or (f) of this Section 9.01 with respect to the Seller, the Maturity Date shall occur and the Aggregate Capital and all other non-contingent Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC, PPSA and under other Applicable Law, which rights and remedies shall be cumulative. Without limiting the foregoing, the Administrative Agent may obtain from any court of competent jurisdiction an order for the appointment of an interim receiver, a receiver, a manager or a receiver and manager of the Canadian Guarantor or of any or all of its Pledged Collateral and, by instrument in writing appoint one or more interim receiver, a receiver, a manager or a receiver and manager of the Canadian Guarantor or any or all of its Pledged Collateral with such rights, powers and authority as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such interim receiver, receiver, manager or receiver and manager from time to time. To the extent permitted by Applicable Law, any such interim receiver, receiver, manager or receiver and manager appointed by the Administrative Agent shall (for purposes relating to responsibility for acts or omissions) be considered to be the agent of the Canadian Guarantor and not of the Administrative Agent or any of the other Secured Parties. Any proceeds from liquidation of the Sold Assets and Pledged Collateral shall be applied in the order of priority set forth in Section 3.01.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.01. Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 10.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement, in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or any Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 10.03. Administrative Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 10.04. Indemnification of Administrative Agent. Each Committed Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the respective Pro Rata Percentage of such Committed Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 10.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 10.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties. The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.

SECTION 10.07. Notice of Termination Events; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Termination Event or Termination Event unless the Administrative Agent has received notice from any Purchaser Party or any SPV Entity stating that an Unmatured Termination Event or Termination Event has occurred hereunder and describing such Unmatured Termination Event or Termination Event. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Purchaser(s) and Related Committed Purchaser(s). The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Termination Event or Termination Event or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 10.08. Non-Reliance on Administrative Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each SPV Entity, each Originator or any Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning any SPV Entity, any Originator or any Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 10.09. Successor Administrative Agent.

(a) The Administrative Agent may, upon at least thirty (30) days’ notice to each SPV Entity, each Servicer and each Group Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent. For so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, the Seller shall have the right to approve any successor Administrative Agent appointed hereunder, such approval not to be unreasonably withheld or delayed.

(b) Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article X and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 10.10. Erroneous Payments.

(a) If the Administrative Agent notifies a Purchaser, a Group Agent or a Secured Party, or any Person who has received funds on behalf of a Purchaser a Group Agent or Secured Party (any such Purchaser, Group Agent, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser, Group Agent, Secured Party, or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Purchaser, Group Agent or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Purchaser, Group Agent or Secured Party, or any Person who has received funds on behalf of a Purchaser, Group Agent or Secured Party, such Purchaser hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Purchaser, Group Agent or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Purchaser, Group Agent or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.10(b).

(c) Each Purchaser, Group Agent or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Purchaser or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser, Group Agent or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Purchaser or Group Agent that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser or Group Agent at any time, (i) such related Purchaser shall be deemed to have assigned its Capital (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Capital (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Seller) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Purchaser shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Purchaser shall become a Purchaser or Group Agent, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser or Group Agent, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Purchaser and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Capital subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Capital acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser be reduced by the net proceeds of the sale of such Capital (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Purchaser or related Group Agent (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold Capital (or portion thereof) acquired pursuant to an

Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Purchaser, related Group Agent or Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Seller Obligations owed by any SPV Entity or any Servicer, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any SPV Entity or any Servicer for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g) Each party’s obligations, agreements and waivers under this Section 10.10 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Seller Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XI

THE GROUP AGENTS

SECTION 11.01. Authorization and Action. Each Purchaser Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Seller or any Affiliate thereof, any Purchaser except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02. Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct.

Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, any SPV Entity or any Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of any SPV Entity or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of any SPV Entity or any Affiliate thereof; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03. Group Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also a Group Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with any SPV Entity or any Affiliate thereof and any Person who may do business with or own securities of any SPV Entity or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04. Indemnification of Group Agents. Each Committed Purchaser in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by SPV Entity or any Affiliate thereof), ratably according to the proportion of the Pro Rata Percentage of such Committed Purchaser to the aggregate Pro Rata Percentages of all Committed Purchasers in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.

SECTION 11.05. Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06. Notice of Termination Events. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Termination Event or Termination Event unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Purchaser Party, any Servicer or any SPV Entity stating that an Unmatured Termination Event or Termination Event has occurred hereunder and describing such Unmatured Termination Event or Termination Event. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Purchaser Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning an Unmatured Termination Event or Termination Event as may be directed by Committed Purchasers in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XI), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Group.

SECTION 11.07. Non-Reliance on Group Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the any SPV Entity or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Purchaser Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of any SPV Entity or any Affiliate thereof and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Purchaser Party in its Group, no Group Agent shall have any duty or responsibility to provide any Purchaser Party in its Group with any information concerning any SPV Entity or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.08. Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, each SPV Entity, each Servicer and the Purchaser Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Purchaser(s) in such Group. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.

SECTION 11.09. Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Purchaser Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Purchaser Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Purchaser Parties in its Group.

ARTICLE XII

INDEMNIFICATION

SECTION 12.01. Indemnities by the SPV Entities.

(a) Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective officers, directors, agents and employees (each, a “SPV Entity Indemnified Party”) may have hereunder or under Applicable Law, each SPV Entity, jointly and severally, hereby agrees to indemnify each SPV Entity Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the security interest in respect of any Pool Receivable or any other Sold Assets and Pledged Collateral (all of the foregoing being collectively referred to as “SPV Entity Indemnified Amounts”); excluding, however, (x) SPV Entity Indemnified Amounts to the extent arising out of or resulting from the gross negligence or willful misconduct of such SPV Entity Indemnified Party or any of its Related Indemnified Parties or the breach by such SPV Entity Indemnified Party or any of its Related Indemnified Parties of its obligations under any Transaction Document to which it is a party, in each case, as determined in a final non-appealable judgment by a court of competent jurisdiction, and (y) Taxes that are covered by Section 4.03. Without limiting the foregoing, the SPV Entity Indemnified Amounts shall include any and all claims, losses and liabilities (including Attorney Costs) arising out of or resulting from any of the following (but excluding amounts described in clauses (x) and (y) above):

(i) any Pool Receivable being included as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii) any representation or warranty by any SPV Entity under this Agreement, any of the other Transaction Documents, any Information Package or any other information or report delivered by or on behalf of any SPV Entity pursuant hereto being untrue or incorrect when made or deemed made;

(iii) any failure of any SPV Entity to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document (including any covenants relating to actions or prohibitions applicable to or required by the Canadian GP or any other Person expressly set forth herein);

(iv) the commingling of Collections of Pool Receivables at any time with other funds;

(v) any third party investigation, litigation or proceeding (actual or threatened, but excluding any such investigation, litigation or proceeding brought by another SPV Entity Indemnified Party) against a SPV Entity Indemnified Party by reason of such SPV Entity Indemnified Party’s participation in the transactions contemplated by this Agreement or any other Transaction Document or the use of proceeds of any Investments or in respect of any Pool Receivable or other Sold Assets and Pledged Collateral or any related Contract;

(vi) any third party claim (actual or threatened, but excluding any such claim brought by another SPV Entity Indemnified Party) against a SPV Entity Indemnified Party arising from any activity by any SPV Entity or any Affiliate of such SPV Entity in servicing, administering or collecting any Pool Receivable;

(vii) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement or any amounts payable by the Administrative Agent to a Lock-Box Bank under any Lock-Box Agreement;

(viii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or arising out of collection activities with respect to such Pool Receivable or the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(ix) any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason; or

(x) any breach of any Contract as a result of the sale, assignment or declaration or creation of a trust in respect of any Canadian Receivable related thereto pursuant to this Agreement.

(b) In no event shall any SPV Entity be liable hereunder to any SPV Entity Indemnified Party or any other Person for any special, indirect, consequential or punitive damages, including but not limited to lost profits, even if such SPV Entity has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) If for any reason any indemnification to which a SPV Entity Indemnified Party would otherwise be entitled pursuant to the terms of Section 12.01(a) is unavailable to such SPV Entity Indemnified Party or insufficient to hold it harmless, then each SPV Entity shall contribute to such SPV Entity Indemnified Party the amount paid or payable by such SPV Entity Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of such SPV Entity and its Affiliates on the one hand and such SPV Entity Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of each SPV Entity and its Affiliates and such SPV Entity Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of any SPV Entity under this Section shall, to the extent not duplicative, be in addition to any liability which such PV Entity may otherwise have.

(d) All amounts owed by any SPV Entity under this Section 12.01 shall be paid by such SPV Entity, in accordance with Section 3.01(a), beginning on the Settlement Date following the Fiscal Month during which any SPV Entity and the Administrative Agent have received written demand of the related SPV Entity Indemnified Amounts from the Group Agent related to the SPV Entity Indemnified Party or its Group Agent on its behalf. Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 12.02. Indemnification by the Servicers.

(a) Each Servicer, jointly and severally, hereby agrees to indemnify and hold harmless each SPV Entity, the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of (i) any Servicer’s failure to duly and punctually perform its obligations pursuant to this Agreement or any other Transaction Document to which it is a party, (ii) the breach by any Servicer of any of its representations, warranties or covenants hereunder, (iii) any violation of Applicable Law by any Servicer, (iv) any Adverse Claim asserted by any creditor of any Servicer against any of the Sold Assets and Pledged Collateral, (v) any third party claim against a Servicer Indemnified Party for damages caused by the Servicers’ servicing, administration or collection of Pool Receivables, (vi) any governmental investigation or proceeding against a Servicer Indemnified Party based on the Servicers’ servicing, administration or collection of Pool Receivables, (vii) the commingling of Collections of Pool Receivables at any time with other funds, (viii) the failure of any Pool Receivable which any Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance to be an Eligible Receivable at such time, (ix) the voluntary resignation of any Servicer hereunder, in each case, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim or (x) any breach of any Contract as a result of the sale, assignment or declaration or creation of a trust in respect of any Canadian Receivable related thereto pursuant to this Agreement (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding, however, (A) Servicer Indemnified Amounts to the extent arising out of or resulting from the gross negligence or willful misconduct of such Servicer Indemnified Party or any of its Related Indemnified Parties or the breach by such Servicer Indemnified Party or any of its Related Indemnified Parties of its obligations under any Transaction Document to which it is a party, in each case, as determined in a final non-appealable judgment by a court of competent jurisdiction and (B) any Credit Risk Losses or losses arising under arrangements (synthetically or otherwise) to the extent such arrangements have the effect of replicating, in whole or in part, exposure to Credit Risk Losses.

(b) In no event shall any Servicer be liable hereunder to any Servicer Indemnified Party or any other Person for any special, indirect, consequential or punitive damages, including but not limited to lost profits, even if such Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) If for any reason any indemnification to which a Servicer Indemnified Party would otherwise be entitled pursuant to the terms of Section 12.02(a) is unavailable to such Servicer Indemnified Party or insufficient to hold it harmless, then each Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicers and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicers and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicers under this Section shall, to the extent not duplicative, be in addition to any liability which the Servicers may otherwise have.

(d) All amounts owed by the Servicers under this Section 12.02 shall be paid by the Servicers by the Settlement Date following the Fiscal Month during which a Servicer has received written demand of the related Servicer Indemnified Amounts from the applicable Servicer Indemnified Party (or the related Group Agent on its behalf). Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 12.03. Currency Indemnity.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert an amount owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that provided for in the definition of Spot Rate.

(b) The obligations of each SPV Entity and each Servicer in respect of any amount due to any party hereto (or their respective assigns) or any holder of the obligations owing hereunder or under any other Transaction Document (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such amount is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any amount adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the applicable SPV Entity or Servicer, as the case may be, shall, as a separate obligation and notwithstanding any such judgment, indemnify the Applicable Creditor against such loss.

(c) Any indemnification under this Section shall survive the termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Amendments, Etc.

(a) No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any party from any such provision shall be effective unless in writing and signed by the Seller, the Administrative Agent and the Majority Group Agents, and each waiver or consent granted hereunder shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall be enforceable against any Servicer or Canadian Guarantor unless in writing and signed by such Servicer or Canadian Guarantor; (B) no amendment, waiver or consent shall increase any Committed Purchaser’s Commitment hereunder without the consent of such Committed Purchaser and (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:

(i) change (directly or indirectly) the definitions of, Capital Coverage Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Scheduled Maturity Date, Net Receivables Pool Balance or Total Reserves or any component of any of the foregoing contained in this Agreement, or increase the then existing Concentration Percentage for any Pool Obligor or change the calculation of the Capital Coverage Amount;

(ii) reduce the amount of Capital, Yield or Fees that are payable on account of any Investment or any Commitment or delay any scheduled date for payment thereof;

(iii) change any Termination Event;

(iv) change any of the provisions of this Section 13.01 or the definition of “Majority Group Agents”; or

(v) change the order of priority in which Collections are applied pursuant to Section 3.01.

SECTION 13.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 13.03. Assignability; Addition of Purchasers.

(a) Assignment by Conduit Purchasers. This Agreement and the rights of each Conduit Purchaser hereunder (including each Investment made by it hereunder) shall be assignable by such Conduit Purchaser and its successors and permitted assigns (i) to any Program Support Provider of such Conduit Purchaser without prior notice to or consent from the Seller or any other party, or any other condition or restriction of any kind, (ii) to any other Purchaser with prior notice to the Seller but without consent from the Seller or (iii) with the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if a Termination Event or Unmatured Termination Event has occurred and is continuing), to any other Eligible Assignee. Each assignor of an Investment or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Seller and its Affiliates, including the Pool Receivables, furnished to such assignor by or on behalf of the Seller and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Seller and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 13.06(b). For the sake of clarity, any sale, assignment, participation, pledge or similar transfer by a Conduit Purchaser of any Investments, Sold Receivables, Sold Assets, or Pool Receivables (whether in whole or in part) shall require and be deemed a transfer of the associated rights and obligations under this Agreement in respect therewith.

(b) Assignment by Committed Purchasers. Each Committed Purchaser may assign to any Eligible Assignee or to any other Committed Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Investment or interests therein owned by it); provided, however that:

(i) except for an assignment by a Committed Purchaser to either an Affiliate of such Committed Purchaser or any other Committed Purchaser, each such assignment shall require the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if a Termination Event or an Unmatured Termination Event has occurred and is continuing);

(ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) all of the assigning Committed Purchaser’s Commitment;

(iv) each such assignment (or sale, participation, pledge or similar transfer) by a Committed Purchaser of any Investments, Sold Receivables, Sold Assets, or Pool Receivables (whether in whole or in part) shall require and be deemed a transfer of the associated rights and obligations under this Agreement in respect therewith; and

(v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Purchaser hereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto).

(c) Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Seller, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Purchasers and the Conduit Purchasers, the Commitment of each Committed Purchaser and the aggregate outstanding Capital (and stated interest) of the Investments of each Conduit Purchaser and Committed Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicers, the Administrative Agent, the Group Agents, and the other Purchaser Parties shall treat each Person whose name is recorded in the Register as a Committed Purchaser or Conduit Purchaser, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, any Servicer, any Group Agent, any Conduit Purchaser or any Committed Purchaser at any reasonable time and from time to time upon reasonable prior notice.

(d) Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Purchaser and an Eligible Assignee or assignee Committed Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and any Servicer.

(e) Participations. Each Committed Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Investments owned by it); provided, however, that:

(i) such Committed Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged;

(ii) such Committed Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations;

(iii) the Seller, the Servicers and each Purchaser Party shall continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement; and

(iv) any agreement or instrument pursuant to which such Committed Purchaser sells such a participation shall provide that such Committed Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Transaction Document (except that such agreement or instrument may provide that such Committed Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (C) of the proviso to Section 13.01(a) that affects such Participant).

(f) Participant Register. Each Committed Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Investments or other obligations under this Agreement (the “Participant Register”); provided that no Committed Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Investments or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Investment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent and each Group Agent therein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, such assignment shall require the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).

(h) Assignments by the Seller or the Servicers. Neither the Seller nor, except as provided in Section 8.01, the Servicers may assign any of its respective rights or obligations hereunder or any interest therein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).

(i) Addition of Purchasers or Groups. The Seller may, with written notice to the Administrative Agent and each Group Agent, add additional Persons as Purchasers (by creating a new Group) or cause an existing Purchaser to increase its Commitment; provided, however, that the Commitment of any existing Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser (or Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit C hereto (which Assumption Agreement shall, in the case of any new Purchaser, be executed by each Person in such new Purchaser’s Group).

(j) Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Purchaser, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Seller, the Servicers, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 13.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 12.01 hereof, each SPV Entity agrees to pay, in accordance with Section 3.01(a) beginning on the Settlement Date following the Fiscal Month during which each SPV Entity has received written demand therefor, all reasonable and documented out-of-pocket costs and expenses incurred by any Purchaser Party in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) Attorney Costs incurred in connection with obtaining advice regarding their rights and remedies under this Agreement and the other Transaction Documents or in connection with the enforcement of any such rights or remedies and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses and fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or in connection with the enforcement of any such rights or remedies.

SECTION 13.05. No Proceedings; Limitation on Payments.

(a) Each of each SPV Entity, the Administrative Agent, each Servicer, each Group Agent and each Purchaser hereby covenants and agrees (and each other Person who acquires any interest in an Investment shall be deemed to have covenanted and agreed) with each Conduit Purchaser and with each other that, until the date that is one year plus one day after the Notes or other outstanding senior indebtedness of such Conduit Purchaser have been paid in full, it will not institute or cause or participate in the institution of any Insolvency Proceeding against such Conduit Purchaser.

(b) Each of each Servicer, each Group Agent and each Purchaser hereby covenants and agrees (and each other Person who acquires any interest in an Investment shall be deemed to have covenanted and agreed) with each SPV Entity and with each other that, until the date that is one year plus one day after the Final Payout Date, it will not institute or cause or participate in the institution of any Insolvency Proceeding against any SPV Entity. The Administrative Agent hereby covenants and agrees that, until the date that is one year plus one day after the Final Payout Date, it will not institute or cause or participate in the institution of any Insolvency Proceeding against any SPV Entity without the consent of the Majority Group Agents.

(c) Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Purchaser shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay such Conduit Purchaser’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s Notes are paid in full. Any amount which any Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 13.05 shall survive any termination of this Agreement.

SECTION 13.06. Confidentiality.

(a) Each of the Administrative Agent and the other Purchaser Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Related Parties, including its accountants, legal counsel, advisors and other agents, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) to the extent requested by any Governmental Authority purporting to have jurisdiction over it, (iii) to the extent required by Applicable Law or by any subpoena or similar legal process, (iv) to any other party to this Agreement, any Program Support Provider or any Originator, (v) in connection with the exercise of any remedies under this Agreement or any other Transaction Document or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (vi) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Purchaser’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (vii) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to any SPV Entity and its obligations, (viii) with the consent of any SPV Entity or any Servicer, as applicable, (ix) to the extent such Information (x) becomes publicly available other than as a result of a breach of this clause (a) or (y) becomes available to any Purchaser Party or any Affiliate of any Purchaser Party on a nonconfidential basis from a source other than any SPV Entity or any Servicer. For purposes of this clause (a), “Information” means all information received from any SPV Entity or any Servicer relating to any SPV Entity, any Servicer or their respective businesses, other than any such information that is available to any Purchaser Party on a nonconfidential basis prior to disclosure by any SPV Entity or any Servicer; provided that, in the case of information received from any SPV Entity or any Servicer after the date hereof (other than in connection with an Inspection), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this clause (a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each SPV Entity and each Servicer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Related Parties, including its accountants, legal counsel, advisors and other agents, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) to the extent requested by any Governmental Authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Law (including applicable filings under the Exchange Act) or by any subpoena or similar legal process, (iv) to any other party to this Agreement, any Program Support Provider or any Originator, (v) in connection with the exercise of any remedies under this Agreement or any other Transaction Document or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (vi) with the consent of the applicable Purchaser Party, (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this clause (b) or (y) becomes available to any SPV Entity, any Servicer, or any of their Affiliates on a nonconfidential basis from a source other than a Purchaser Party. For purposes of this clause (b), “Information” means the Fee Letter and all information received from a Purchaser Party that is clearly identified as confidential at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this clause (b) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 13.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

SECTION 13.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 13.09. Integration; Binding Effect; Third-Party Beneficiaries; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Secured Parties are express third-party beneficiaries hereunder; provided, that the rights of each such third-party beneficiary shall be subject to the compliance by such third-party beneficiary with the provisions of the Transaction Documents (including, to the extent applicable, the provisions of Section 4.03(f) and Section 4.06 of this Agreement) that relate to such rights. No other third-party beneficiary rights are intended or conferred hereunder. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 4.01, 4.02, 4.03, 10.04, 10.06, 11.04, 12.01, 12.02, 13.04, 13.05, 13.06, 13.07, 13.09, 13.11 and 13.13 shall survive any termination of this Agreement.

SECTION 13.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) NOTWITHSTANDING THE FOREGOING, EACH OF THE CANADIAN GUARANTOR AND THE CANADIAN SERVICER (COLLECTIVELY, THE “FOREIGN ENTITIES”) HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE U.S. SERVICER AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND ITS PROPERTIES, ASSETS AND REVENUES, SERVICE FOR ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN THE COURTS REFERRED TO IN THIS SECTION 13.10 WHICH MAY BE MADE ON SUCH DESIGNEE, APPOINTEE AND AGENT IN ACCORDANCE WITH LEGAL PROCEDURES PRESCRIBED FOR SUCH COURTS, WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT HEREUNDER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH FOREIGN ENTITY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN

NEW YORK, NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS SECTION 13 SATISFACTORY TO THE ADMINISTRATIVE AGENT. EACH FOREIGN ENTITY FURTHER HEREBY IRREVOCABLY CONSENTS AND AGREES TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS OUT OF ANY OF THE AFORESAID COURTS IN ANY SUCH ACTION, SUIT OR PROCEEDING BY SERVING A COPY THEREOF UPON THE AGENT FOR SERVICE OF PROCESS REFERRED TO IN THIS SECTION 13.10 (WHETHER OR NOT THE APPOINTMENT OF SUCH AGENT SHALL FOR ANY REASON PROVE TO BE INEFFECTIVE OR SUCH AGENT SHALL ACCEPT OR ACKNOWLEDGE SUCH SERVICE) OR BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED AIRMAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SPECIFIED IN SECTION 13.02 OR OTHERWISE DESIGNATED PURSUANT TO THIS AGREEMENT. EACH FOREIGN ENTITY AGREES THAT THE FAILURE OF ANY SUCH DESIGNEE, APPOINTEE AND AGENT TO GIVE ANY NOTICE OF SUCH SERVICE TO IT SHALL NOT IMPAIR OR AFFECT IN ANY WAY THE VALIDITY OF SUCH SERVICE OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTIES TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE UNDERSIGNED OR BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST THE UNDERSIGNED IN SUCH OTHER JURISDICTIONS, AND IN MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

(c) EACH OF THE PARTIES HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 13.02. NOTHING IN THIS SECTION 13.10 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 13.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 13.12. Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 13.13. Limitation of Liability.

(a) No claim may be made by any SPV Entity or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each SPV Entity and each Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to any SPV Entity or any Affiliate thereof or any other Person asserting claims on behalf of or in right of any SPV Entity or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by any SPV Entity or any Affiliate thereof result from the gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b) The obligations of each of the parties under this Agreement and each of the Transaction Documents are solely the corporate or limited liability company obligations of such Person, and no recourse shall be had against, and no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, member, partner or Related Party of any such Person or those of any of their Affiliates by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise, and any and all personal liability for breaches by any such Person of such obligations, either at common law or at equity, or by statute, rule or regulation, is hereby expressly waived with respect to every such incorporator, stockholder, member, partner or Related Party as a condition of and in consideration for the execution of this Agreement.

SECTION 13.14. Intent of the Parties. The parties have entered into this Agreement with the intention that the Investments and the obligations of any SPV Entity hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The SPV Entities, the Servicers, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 13.15. USA Patriot Act. Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies each SPV Entity and each Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies each SPV Entity and each

Servicer, which information includes the name, address, tax identification number and other information regarding each SPV Entity and each Servicer that will allow the Administrative Agent and the other Purchaser Parties to identify each SPV Entity and each Servicer in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each SPV Entity and each Servicer agrees to provide the Administrative Agent and each other Purchaser Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 13.16. Right of Setoff. Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of a Termination Event, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of, each SPV Entity, against any non-contingent Seller Obligations then owed by the Seller hereunder; provided that such Purchaser Party shall notify each other party hereto promptly following such setoff, and any subsequent payments made by any SPV Entity under Section 3.01 shall be adjusted to correct for any non-pro rata exercise of the rights under this Section 13.16, as reasonably determined by the Administrative Agent.

SECTION 13.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 13.19. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under the Transaction Documents.

SECTION 13.20. Post-Closing Covenant relating to Certain Collections. Each of the Canadian Guarantor and the Canadian Servicer covenants and agrees it will perform each of following covenants, in each case, within the applicable time periods set forth below:

(a) On or prior to the First Post-Closing Date, deliver to the Administrative Agent a fully executed Lock-Box Agreement with respect to the New Lock-Box Accounts, in form and substance reasonably satisfactory to the Administrative Agent;

(b) On or prior to the First Post-Closing Date, deliver to the Administrative Agent a written opinion or opinions of counsel, in form and substance reasonably satisfactory to the Administrative Agent, covering general corporate, enforceability and security interest perfection matters with respect to the Lock-Box Agreement entered into in connection with each of the New Lock-Box Accounts; and

(c) If the Canadian Guarantor and the Canadian Servicer fail to deliver the fully executed Lock-Box Agreement with respect to any New Lock-Box Account to the Administrative Agent in the manner required by the preceding clause (a), then the Administrative Agent (in its sole discretion) may by written notice to each SPV Entity and each Servicer declare the Receivables of any or all Obligors that make payments into any New Lock-Box Account for which there is no executed Lock-Box Agreement to no longer constitute Eligible Receivables after the First Post-Closing Date, and such Receivables shall thereafter not constitute Eligible Receivables for any purpose of the Transaction Documents.

ARTICLE XIV

SPV ENTITY GUARANTY

SECTION 14.01. Guaranty of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Seller Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Canadian Guarantor hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Seller Obligations (collectively, the “Canadian Guarantor Guaranteed Obligations”; together with the Seller Guaranteed Obligations, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Canadian Guarantor Guaranty”; together with the Seller Guaranty, the “SPV Entity Guarantees”). Each SPV Entity Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to the related Guaranteed Obligations whenever arising. To the extent the obligations of any SPV Entity hereunder in respect of its SPV Entity Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state, provincial or federal law relating to fraudulent conveyances or transfers) then such obligations of such SPV Entity shall be limited to the maximum amount that is permissible under Applicable Law (whether federal, state, provincial or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).

SECTION 14.02. Unconditional Guaranty. The obligations of each SPV Entity under its SPV Entity Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the related Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each SPV Entity agrees that its SPV Entity Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets and Pledged Collateral, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and each SPV Entity hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any Originator, any Servicer or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. Each SPV Entity further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of any SPV Entity Guaranty. Each SPV Entity further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets, the Pledged Collateral or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of such SPV Entity’s obligations under its SPV Entity Guaranty; it being the purpose and intent of each SPV Entity that its obligations under its SPV Entity Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither any SPV Entity Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator or any Servicer or by reason of the bankruptcy, insolvency, liquidation, receivership, dissolution or winding-up of any Obligor, any Originator, any SPV Entity or any Servicer. Each SPV Entity hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of its Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on its SPV Entity Guaranty or acceptance of its SPV Entity Guaranty. All dealings between any Obligor, any Originator, any Servicer or any SPV Entity, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon its SPV Entity Guaranty. Each SPV Entity hereby represents and warrants that it is, and immediately after giving effect to its SPV Entity Guaranty and the obligation evidenced hereby, will be, solvent. Each SPV Entity Guaranty and the obligations of the respective SPV Entity thereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all related Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets, the Pledged Collateral or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to any Termination Event) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Debt other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Sold Assets or other Pledged Collateral, (F) any defenses, set-offs or counterclaims which any SPV Entity, any Originator, any Servicer or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any SPV Entity as an obligor in respect of the Sold Assets or the Guaranteed Obligations.

SECTION 14.03. Modifications. Each SPV Entity agrees that: (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (c) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Obligor, any Originator, any SPV Entity or any Servicer and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (f) any deposit balance for the credit of any Obligor, any Originator, any Servicer or any SPV Entity or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by any SPV Entity, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

SECTION 14.04. Waiver of Rights. Each SPV Entity expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of its SPV Entity Guaranty by the Purchasers and the Administrative Agent; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which such SPV Entity might otherwise be entitled; (f) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by such SPV Entity, to (A) proceed against any Obligor, any Originator, any Servicer or any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, any Servicer or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, any Servicer or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, any Servicer or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting such SPV Entity’s liability under its SPV Entity Guaranty or the enforcement of its SPV Entity Guaranty, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and its SPV Entity Guaranty.

SECTION 14.05. Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of each SPV Entity under this Article XIV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each SPV Entity agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 14.06. Remedies. Each SPV Entity agrees that, as between the SPV Entities, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article X (and shall be deemed to have become automatically due and payable in the circumstances provided in Article X) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the SPV Entities.

SECTION 14.07. Subrogation. Each SPV Entity hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, any Servicer or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. Each SPV Entity further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, any Servicer or any other Person in respect of the Guaranteed Obligations.

SECTION 14.08. Inducement. The Purchasers have been induced to make the Investments and Releases under this Agreement in part based upon the SPV Entity Guarantees, and each SPV Entity desires that its SPV Entity Guaranty be honored and enforced as separate obligations of such SPV Entity, should Administrative Agent and the Purchasers desire to do so.

SECTION 14.09. Security Interest. (a) To secure the prompt payment and performance of its SPV Entity Guaranty, each SPV Entity hereby pledges, mortgages, charges and assigns (by way of security) to the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties, and grants to the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties, a continuing security interest in and lien upon, all of the undertaking, property and assets of such SPV Entity, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Pledged Collateral”): (i) all Unsold Receivables, (ii) all Related Security with respect to such Unsold Receivables, (iii) all Collections with respect to such Unsold Receivables, (iv) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of such SPV Entity under the applicable Purchase and Sale Agreement; (vi) all personal and fixture property or assets of such SPV Entity of every kind and nature including, in any event, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, documents of title, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all intangibles and general intangibles (including all payment intangibles) (each as defined in the UCC or the PPSA, as applicable) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b) Each SPV Entity confirms that value has been given by the Administrative Agent and the Secured Parties to such SPV Entity, that such SPV Entity has rights in its Pledged Collateral existing at the date of this Agreement, and that such SPV Entity and the Administrative Agent have not agreed to postpone the time for attachment of the security interests granted hereunder to any of the Pledged Collateral of such SPV Entity. The security interests granted hereunder with respect to the Pledged Collateral of each SPV Entity created by this Agreement shall have effect and be deemed to be effective whether or not the related Guaranteed Obligations of such SPV Entity under its SPV Entity Guaranty or any part thereof are owing or in existence before or after or upon the date of this Agreement. Neither the execution and delivery of this Agreement nor the provision of any financial accommodation by any Secured Party shall oblige any Secured Party to make any financial accommodation or further financial accommodation available to either SPV Entity or any other Person.

(c) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Pledged Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC or PPSA or under this Agreement, including Section 9.01. Each SPV Entity hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(d) Immediately upon the occurrence of the Final Payout Date, the Pledged Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Pledged Collateral shall revert to the applicable SPV Entity; provided, however, that promptly following written request therefor by such SPV Entity delivered to the Administrative Agent following any such termination, and at the expense of such SPV Entity, the Administrative Agent shall execute and deliver to such SPV Entity UCC-3 termination statements (or equivalent PPSA discharges) and such other documents as such SPV Entity shall reasonably request to evidence such termination.

(e) For the avoidance of doubt, the grant of security interest pursuant to this Section 14.09 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 4.05.

SECTION 14.10. Further Assurances. Promptly upon request, each SPV Entity shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems appropriate to evidence or perfect its security interest and lien on any of the Pledged Collateral, or otherwise to give effect to the intent of this Article XIV.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NCR RECEIVABLES LLC,
as the Seller

By:
Name:
Title:

NCR ~~RECEIVABLES~~ CANADA RECEIVABLES LP, by its general partner, NCR CANADA RECEIVABLES GP CORP., as Canadian Guarantor

By:
Name:
Title:

NCR CORPORATION,
as a Servicer

By:
Name:
Title:

NCR CANADA CORP.,
as a Servicer

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Group Agent for the PNC Group

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser

By:
Name:
Title:

PNC CAPITAL MARKETS LLC, as Structuring Agent

By:
Name:
Title:

MUFG BANK, LTD., as a Committed Purchaser for the MUFG Group

By:
Name:
Title:

MUFG BANK, LTD., as a Group Agent for the MUFG Group

By:
Name:
Title:

VICTORY RECEIVABLES CORPORATION, as a Conduit Purchaser of the MUFG Group

By:
Name:
Title: